SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

                             ATS Money Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

                          Common Stock, $.001 Par Value
    -------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

                                   6,099,236(1)
    -------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    -------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

                                 $14,107,237.50
    -------------------------------------------------------------------------

(5) Total fee paid:

                                    $2,821.45
    -------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

    -------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

    -------------------------------------------------------------------------

(3) Filing Party:

    -------------------------------------------------------------------------

(4) Date Filed:

    -------------------------------------------------------------------------

-------------
(1) Assumes that all options and warrants are exercised and that all stock grants are completed.

                             ATS Money Systems, Inc.
                                25 Rockwood Place
                           Englewood, New Jersey 07631


                                                                  April 23, 2001
Dear Stockholder:

         You are cordially invited to attend a Special Meeting of stockholders of ATS Money Systems, Inc., a Nevada corporation, to be held at The Clinton Inn, 145 Dean Street, Tenafly, New Jersey, on May 23, 2001 at 10:00 A.M., local time.

         At the Special Meeting, we are asking you to consider and vote on the proposed merger of ATSMACO, Inc., a New Jersey corporation wholly owned by De La Rue, Inc., a Virginia corporation, with and into ATS, with ATS as the surviving company, pursuant to an Agreement and Plan of Merger dated as of March 1, 2001, as amended.

         Pursuant to the Merger Agreement, our stockholders, other than stockholders who perfect their dissenters' rights under Nevada law, initially will receive approximately $1.98 per share, and, approximately one year thereafter, may receive an additional payment of between $0.00 and $0.23 per share to the extent that funds remain in an escrow account being established to pay certain liabilities and claims after the payment of such obligations and claims. The initial payment may be less than $1.98 per share if our expenses incurred in connection with the proposed Merger exceed our estimate of such expenses included in the accompanying proxy statement.

         The accompanying proxy statement provides detailed information about the proposed Merger. We encourage you to read the entire proxy statement, including the annexes, completely and carefully.

         Our Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby. Our entire Board of Directors believes that the terms and provisions of the Merger Agreement are fair and in your best interest. Therefore, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. In reaching its decision, our Board of Directors considered, among other things, that the initial price per share to be paid to our stockholders is fair from a financial point of view.

         Your vote is very important. The proposed Merger cannot occur unless, among other things, the Merger Agreement is adopted by the affirmative vote of the holders of a majority of our shares of Common Stock outstanding on the record date for the Special Meeting. However, if holders of more than 5% of our outstanding shares take all actions that are necessary prior to the vote at the Special Meeting to perfect their right to dissent under Nevada law, ATSMACO has the right to terminate the Merger Agreement.

         Whether or not you plan to attend the Special Meeting, we urge you to sign, date and promptly return the enclosed proxy card. YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST ADOPTION OF THE MERGER AGREEMENT.

                                          Sincerely,

                                          Gerard F. Murphy
                                          President & Chief Executive Officer

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ATS MONEY SYSTEMS, INC.
                                ----------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             To Be Held May 23, 2001
                                ----------------

To Our Stockholders:

         Notice is hereby given that a Special Meeting of stockholders will be held at The Clinton Inn, 145 Dean Street, Tenafly, New Jersey, on May 23, 2001 at 10:00 A.M., local time, for the following purposes:

1. To consider and vote on the approval and adoption of the Agreement and Plan of Merger, dated as of March 1, 2001, as amended, among ATS Money Systems, Inc., ATSMACO, Inc. and De La Rue, Inc. Pursuant to the Merger Agreement, at the time that the proposed Merger is consummated:

         o ATSMACO, a wholly-owned subsidiary of De La Rue, will merge with and into ATS, with ATS as the surviving company;

         o All issued and outstanding shares of Common Stock of ATS (other than shares held by dissenting stockholders who have perfected their dissenters' rights under Nevada law) will be canceled and converted automatically into the right to receive the per share merger consideration. The initial per share payment is anticipated to be $1.98. In addition, at some time thereafter, which will be at least one year, an additional amount of up to $0.23 per share may be paid if there is any balance then remaining in an escrow account being established to pay certain liabilities and claims;

         o All issued and outstanding shares of Common Stock owned by stockholders who have perfected their dissenters' rights under Nevada law will be canceled and converted into the right to receive such payments as are granted under Nevada law; and

         o Each issued and outstanding share of common stock of ATSMACO will become one share of common stock of the surviving company, and the surviving company will become a wholly-owned subsidiary of De La Rue.

         As a result of the Merger, De La Rue will own 100% of the common stock of the surviving company.

2. To transact such other business as properly may come before the Special Meeting or any adjournments or postponements thereof.

         Our Board of Directors has determined that the proposed Merger is fair and believes that it is in the best interests of our company and our stockholders. Accordingly, our Board of Directors has unanimously approved, and recommends that you vote in favor of the approval and adoption of, the Merger Agreement.

         The Merger is an important matter and is described in detail in the accompanying proxy statement. Please read the proxy statement, including the annexes, carefully. A copy of the Merger Agreement is attached as Annex A to the proxy statement. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission.

         Only stockholders of record of our Common Stock at the close of business on April 13, 2001 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Any stockholder who has held his, her or its shares of Common Stock for at least six months prior to the demand or owns, or represents owners of, at least 5% of our outstanding shares of Common Stock shall, upon at least five days' prior notice, be entitled to inspect a list of stockholders at our executive office during usual business hours. Prior to that inspection the stockholder is required to provide us with an affidavit stating, in effect, that the inspection is not for any purpose other than our business and that the stockholder has never sold or tried to sell any list of corporate stockholders or helped anyone else obtain a list of stockholders for the purpose of selling it.

         Stockholders who do not vote in favor of approval and adoption of the Merger Agreement will have the right to demand payment from the surviving company of the fair value of their shares of Common Stock if the proposed Merger is consummated, but only if they (i) submit to us, prior to the taking of the vote on the Merger Agreement, a written notice of intent to demand payment for their shares if the proposed Merger is consummated, and (ii) comply with the other Nevada law procedures explained in the proxy statement. These dissenters' rights are provided by Sections 92A.300 - 92A.500, inclusive, of the Nevada Revised Statutes. A copy of those sections of the Nevada Revised Statues is attached to the accompanying proxy statement as Annex B.

         We welcome your attendance at the Special Meeting. Whether or not you expect to attend in person, we urge you to complete, sign, date and promptly return the enclosed proxy form in the accompanying return envelope. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the Special Meeting. Simply attending the Special Meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the accompanying proxy statement captioned "The Special Meeting--Voting, Revocation, and Solicitation of Proxies." Returning your proxy form, without indicating how you want to vote, will have the same effect as a vote FOR the approval and adoption of the Merger Agreement.

         Failure to return a properly executed proxy form or to vote in person at the Special Meeting will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

         Our principal executive offices are located at 25 Rockwood Place, Englewood, New Jersey 07631. Our telephone number is (201) 894-1700. The proxy statement is dated April 23, 2001 and is first being mailed to stockholders on or about April 24, 2001.

                                         By Order of the Board of Directors

                                         Thomas J. Carey
                                         Secretary

Englewood, New Jersey
April 23, 2001


YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE SPECIAL MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY, IF YOU PREFER, VOTE YOUR SHARES IN PERSON.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER                               6

SUMMARY                                                                       9
  The Participants                                                           10
  Our Recommendation to Stockholders                                         10
  Record Date; Voting Power                                                  10
  Share Ownership of Management                                              10
  The Merger Agreement                                                       10
  Dissenters' Rights                                                         10
  Interests of Directors and Executive Officers in the Proposed Merger       11
  Basis of Recommendation; Fairness of the Proposed Merger                   11
  Effects of the Proposed Merger                                             11
  Conditions to the Proposed Merger                                          11
  Termination of the Merger Agreement                                        12
  What Happens if we Receive a Better Offer                                  12
  Payment of Fees Upon the Buyer's Failure to pay the Proposed Merger
  Consideration                                                              12
  Amending or Waiving Terms of the Merger Agreement                          12
  Financing for the Proposed Merger                                          12
  Price Range of the Common Stock                                            12
  Cautionary Statement Regarding Forward-Looking Statements                  13

SUMMARY SELECTED HISTORICAL FINANCIAL DATA                                   13
   Consolidated Statement of Operations Data                                 14
   Consolidated Balance Sheet Data                                           14

THE SPECIAL MEETING                                                          15
  Time, Place and Date                                                       15
  Record Date and Voting                                                     15
  Voting, Revocation and Solicitation of Proxies                             15
  Dissenters' Rights                                                         16

SPECIAL FACTORS                                                              16
  Background of the Proposed Merger                                          16
  Recommendations of Board of Directors; Fairness of the Proposed Merger     17
  Structure of the Proposed Merger                                           19
  Effects of the Proposed Merger                                             20
  Risk that the Proposed Merger will not be Consummated                      21
  Interests of our Directors and Officers in the Proposed Merger             21
  Financing for the Proposed Merger                                          22
  Accounting Treatment of the Proposed Merger                                22
  Material Federal Income Tax Consequences of the Proposed Merger            22
  Dissenters' Rights                                                         23

                                                                            Page
                                                                            ----

THE MERGER AGREEMENT                                                         26
  Structure; Timing                                                          26
  Consideration to be Received in the Proposed Merger                        26
  Exchange of Stock Certificates                                             27
  Representations and Warranties                                             27
  Certain Covenants                                                          28
  Conditions to Obligations to Consummate the Proposed Merger                30
  Termination; Termination Fees and Expenses                                 31
  Amendment and Waiver                                                       32

EXPENSES                                                                     32

PRICE RANGE OF COMMON STOCK                                                  32

DIVIDENDS                                                                    33

COMMON STOCK PURCHASE INFORMATION                                            33

INFORMATION ABOUT THE DE LA RUE ENTITIES                                     33

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY                              35

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS          36

INDEPENDENT PUBLIC ACCOUNTANTS                                               38

FINANCIAL STATEMENTS OF OUR COMPANY                                          38

OUR FISCAL YEAR 2000 RESULTS                                                 52

OTHER MATTERS                                                                52

FUTURE STOCKHOLDER PROPOSALS                                                 52

WHERE YOU CAN FIND MORE INFORMATION                                          52

ANNEXES
   Amended Agreement and Plan of Merger; Escrow Agreement                    A-1
   Nevada Revised Statutes Chapter 92A - Mergers and Exchanges of Interest   B-1

                 QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

         The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Merger. You should still carefully read this proxy statement in its entirety, including the attached annexes.

WHAT AM I VOTING ON?

The approval and adoption of an Agreement and Plan of Merger that provides for ATSMACO INC., a New Jersey corporation formed by De La Rue Inc., to be merged with and into ATS, with ATS being the surviving company. If the Merger Agreement is approved and adopted, we will no longer be a publicly-held company. The Merger Agreement is attached to this proxy statement as Annex A.

WHAT IS THE PROPOSED TRANSACTION?

ATSMACO will merge with and into ATS, with ATS being the surviving company. Upon consummation of the Merger, De La Rue will own 100% of the common stock of the surviving company. All holders of Common Stock of our company (except holders who perfect their dissenters' rights under Nevada law) initially will receive $1.98 per share in cash and, approximately one year thereafter, may receive an additional payment of between $0.00 and $0.23 per share to the extent that funds remain in the Indemnity Escrow Fund after the payment of obligations and claims.

WHAT WILL I RECEIVE IN THE MERGER?

If the Merger is consummated, we anticipate that you will receive an initial payment of $1.98 per share in cash for each share of your Common Stock, which could be less if our expenses incurred in connection with the proposed Merger exceed our estimate of such expenses included under the caption "Expenses" on page 32 of this proxy statement. If any funds remain after all claims are resolved against, and payment of all obligations is made from, the Indemnity Escrow Fund, you will receive an additional cash payment equal to your proportionate share of such remaining funds. The subsequent payment may be as little as $0.00 and as much as $0.23 per share. The amount of the second payment, if any, from the Indemnity Escrow Fund depends on what claims De La Rue makes against that Fund for claimed breaches of representations and warranties made by our company in the Merger Agreement. The lower number assumes that the aggregate dollar value of claims made by De La Rue equals or exceeds the amount of the Indemnity Escrow Fund, in which case there will be no subsequent payment to our stockholders. The higher number assumes that there are no claims made by De La Rue against the Indemnity Escrow Fund.

WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT?

Our Board of Directors has unanimously determined that the proposed Merger is fair and beneficial to ATS and our stockholders and believes that the proposed Merger is in the best interests of ATS and its stockholders. Accordingly, our Board unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement.

DOES MANAGEMENT HAVE ANY SPECIAL INTEREST IN THE MERGER?

Each of our directors will receive a $50,000 bonus and, without making any cash payment, a stock grant of 15,000 shares of Common Stock concurrently with the consummation of the Merger. Two of our three directors are two of our three largest stockholders. Each of our directors and executive officers has options to acquire Common Stock and, under the relevant option plans, all non-vested options automatically will become vested upon consummation of the Merger and they will receive, for each share that they have a right to purchase under their options, in cancellation of their options, an amount equal to the difference between the per share price to be paid to our stockholders at the times the stockholders receive their payments, and the per share exercise price of their options. Our President and Chief Executive Officer, who is also a director, will enter into a three-year employment agreement with the surviving company, on terms no more favorable to him than his present employment arrangements with our company.

WHAT WILL HAPPEN TO THE PRESENT BOARD OF DIRECTORS?

All of our directors automatically will be replaced upon consummation of the Merger. Members of management will receive the same amount for each of their shares of Common Stock as the public stockholders

WHEN DO YOU EXPECT THE PROPOSED MERGER TO BE CONSUMMATED?

We are working toward completing the proposed Merger as quickly as possible. We hope to complete the proposed Merger in May 2001.

WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE PROPOSED MERGER?

The receipt of cash for shares of Common Stock in the proposed Merger will be a taxable transaction for Federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between the cash you receive in connection with the proposed Merger and your tax basis for the shares that you owned immediately prior to the proposed Merger. For Federal income tax purposes, this gain or loss generally would be a capital gain or loss, if you held your shares as a capital asset.

The proposed Merger will be a taxable transaction for Federal income tax purposes and also may be a taxable transaction for state, local and foreign tax purposes. You will recognize gain or loss for Federal income tax purposes for each share of your Common Stock, measured by the difference between the gross proceeds you receive pursuant to the Merger and the tax basis of your Common Stock, and provided your Common Stock was a capital asset in your hands, such gain or loss will be treated as a capital gain or loss for Federal income tax purposes (long-term or short-term depending upon the length of time you held your Common Stock prior to the consummation of the proposed Merger). While the matter is somewhat uncertain on account of the Indemnity Escrow Fund, we believe that: (i) you may treat the initial payment you receive in 2001 as the total gross proceeds you will receive in respect of your Common Stock for Federal income tax purposes; and (ii) in the event that you receive a distribution from the Indemnity Escrow Fund in a subsequent year, you must then recognize the entire amount of that subsequent distribution as gain for Federal income tax purposes.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE PROPOSED MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE PROPOSED MERGER TO YOU.

WHEN AND WHERE IS THE SPECIAL MEETING?

The Special Meeting of our stockholders will be held on May 23, 2001 at 10:00 A.M., local time, at The Clinton Inn, 145 Dean Street, Tenafly, New Jersey.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSED MERGER AGREEMENT?

The Merger Agreement must be approved by the affirmative vote of stockholders holding at least a majority of our Common Stock that is outstanding of the record date for the Special Meeting. Our management, who own approximately 38% of the outstanding shares, has indicated that they presently intend to vote in favor of the adoption of the Merger Agreement. However, the proposed Merger may not be consummated if the holders of more than five percent of our outstanding shares have taken all action necessary prior to the vote at the Special Meeting to perfect their dissenters' rights under Nevada law.

As of the record date, the total number of shares of Common Stock with respect to which a vote in favor of the Merger Agreement is required was 2,901,448 shares. As of the record date, 290,145 shares represent a fraction of one share more that five percent of the number of shares of Common Stock eligible to vote at the Special Meeting.

WHO IS ENTITLED TO VOTE?

The record date for the Special Meeting is April 13, 2001. Stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. You are entitled to one vote for each share of Common Stock that you held on this date, including shares:

o        held directly in your name as the "stockholder of record" and

o        held for you in an account with a broker, bank or other nominee.

HOW DO I VOTE BY PROXY?

Sign and date each proxy form you receive and return it in the prepaid envelope. If you return your signed proxy, but do not indicate your voting preferences, we will vote on your behalf FOR the adoption of the Merger Agreement.

Sign your name exactly as it appears on the proxy form. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or officer or agent of a company or partnership), indicate your name and your title or capacity. If your shares are held in custody for a minor (for example, under the Uniform Gifts to Minors Act), the custodian must sign, not the minor. If your shares are held jointly, both owners must sign.

You have the right to revoke your proxy any time before the Special Meeting by
(i) notifying the Secretary of ATS in writing, or (ii) delivering to us a later-dated proxy. However, you will not revoke your proxy simply by attending the Special Meeting. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

HOW DO I VOTE IN PERSON?

If you are a stockholder of record, you may vote your shares in person at the Special Meeting. However, we encourage you to vote by proxy, even if you plan to attend the Special Meeting.

HOW DO I VOTE MY SHARES THAT ARE HELD BY MY BROKER?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers accept instructions by mail, telephone and Internet. Your broker will vote your shares ONLY IF you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. WITHOUT INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED by your broker, and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY FORM?

It means that your shares are registered in more than one account. To ensure that all your shares are voted, sign and return each form that you receive from us or from your broker.

WHAT DO I NEED TO DO NOW?

After you have carefully reviewed this proxy statement, including the attached annexes, you should indicate how you want to vote on your proxy form and sign, date and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the Special Meeting. If you sign and send in your proxy form and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement. If you do not vote by either sending in your proxy form or voting in person at the Special Meeting, it will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

IS THE PROPOSED MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

Yes. Before the proposed Merger can be consummated, a number of conditions must be fulfilled or, if permissible, waived. These conditions include, among others, that the representations and warranties made by the parties be true and correct in all material respects at the time the proposed Merger is consummated, that our stockholders approve the Merger Agreement and that the holders of less than 290,145 shares of our Common Stock have taken all action necessary prior to the time that the proposed Merger in consummated to perfect their dissenters' rights under Nevada law.

WHAT RIGHTS DO I HAVE TO DISSENT FROM THE PROPOSED MERGER?

If you wish, you may dissent from the proposed Merger and request that the surviving company to the proposed Merger purchase your shares for their "fair value." However, to do this, you must comply with all requirements of Nevada law summarized on pages 23 through 26 of this proxy statement. Under Nevada law, the "fair value" of your shares may be more than, less than or equal to the price being paid for the shares in the Merger.

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

No. If the proposed Merger is consummated, the surviving company will promptly send you written instructions for sending in your stock certificates in exchange for your initial payment and the right to possibly receive in the future a distribution from the Indemnity Escrow Fund.

WHO WILL BE SOLICITING PROXIES AND WHO WILL BEAR THE COST?

We will bear the cost of the Special Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, our directors, executive officers and regular employees (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and we will reimburse them for their reasonable expenses in connection therewith.

SHOULD I READ THE ENTIRE PROXY STATEMENT?

Yes. The information provided above in "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. We encourage you to carefully read this entire proxy statement, including the attached annexes, in its entirety.

                                     SUMMARY

         This summary only highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. To fully understand the proposed Merger and for a description of the legal terms of the proposed Merger, you should carefully read this entire proxy statement, including its annexes. See "Where You Can Find More Information" on page 52.

THE PARTICIPANTS (See pages 33 through 35)

         ATS Money Systems, Inc., a Nevada corporation, commenced doing business in 1987. ATS is engaged in the development, sale and service of currency counting systems and equipment for department and chain stores' cash offices and bank commercial vaults, and of specialized information communications systems primarily used by chain stores. Our customers are businesses that handle a large number of cash, check and credit transactions on a daily basis, such as banks, department stores and chain stores. Our principal executive office is located at 25 Rockwood Place, Englewood. New Jersey 07631 and we can be reached by telephone at (201) 894-1700.

         ATSMACO INC., a New Jersey corporation, is the entity that will be merged with and into ATS in the Merger. ATSMACO was formed on February 1, 2001 and has not carried on any activities to date, other than those activities incident to its formation and as contemplated by the Merger Agreement. We will refer ATSMACO INC. as "ATSMACO" throughout this proxy statement.

         De La Rue Inc., a Virginia corporation, is a wholly-owned subsidiary of De La Rue Holding plc. De La Rue was formed on March 22, 1989 and owns 100% of the outstanding stock of ATSMACO. De La Rue is a holding company for the interests in the United States of De La Rue Holdings plc, and also operates a manufacturing facility in Watertown, Wisconsin that manufactures cash handling equipment. We will refer to De La Rue Inc. as "De La Rue" and to De La Rue and ATSMACO collectively as the "Buyer" throughout this proxy statement.

OUR RECOMMENDATION TO STOCKHOLDERS (See Pages 17 through 19)

         Our Board of Directors has determined that the proposed Merger is fair, believes that it is in the best interests of our company and our stockholders, and unanimously recommends that you vote FOR the approval and adoption of the Merger Agreement.

RECORD DATE; VOTING POWER (See Page 15)

         At the Special Meeting, you will be entitled to one vote for each share of Common Stock you hold of record as of April 13, 2001. On that record date, there were 5,802,895 shares of Common Stock entitled to vote at the Special Meeting. We sometimes refer to the 5,802,895 shares of Common Stock entitled to vote at the Special Meeting as the "Eligible Shares." The Merger Agreement must be approved by the affirmative vote of at least a majority of the Eligible Shares.

         We do not expect to ask you to vote on any other matters at the Special Meeting. However, if any other matters are properly presented at the Special Meeting for consideration, the holders of proxies will have discretion to vote on these matters in accordance with their best judgment.

SHARE OWNERSHIP OF MANAGEMENT (See Pages 36 and 37)

         Our directors and executive officers have indicated that they presently intend to vote all of their Common Stock in favor of the approval and adoption of the Merger Agreement. As of the record date for the Special Meeting, our directors and executive officers owned an aggregate of 2,225,484 shares of Common Stock, representing approximately 38% of the Eligible Shares.

THE MERGER AGREEMENT  (See Pages 26 through 32)

         The Merger Agreement is described on pages 26 through 32 and is attached as Annex A to this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety, including the Escrow Agreement attached thereto as pages A-56 through A-64, as it is the legal document that governs the proposed Merger.

DISSENTERS' RIGHTS  (See Pages 23 through 26)

         We are a corporation organized under Nevada law. Under Nevada law, if:
(i) you indicate prior to the vote at the Special Meeting that you intend to dissent, (ii) you do not vote in favor of the proposed Merger and (iii) you follow all of the procedures for demanding your dissenters' rights described on pages 23 through 26 and in Annex B, you may receive a cash payment for the "fair value" of your shares of Common Stock instead of the Merger consideration to be received by the other stockholders pursuant to the Merger Agreement. Generally, in order to exercise dissenters' rights, among other things:

         o you must give ATS written notice of your intent to dissent BEFORE the vote on the Merger Agreement;

         o        you must NOT VOTE IN FAVOR of the Merger Agreement; and

         o you must make a written demand to the surviving company for the payment of the "fair value" of your shares AFTER you are advised that the proposed Merger has been consummated.

         Merely voting against the Merger Agreement will not preserve your right to dissent under Nevada law. Annex B to this proxy statement contains the Nevada statute relating to your right of dissent. If you properly exercise and perfect your dissenters' rights, the fair value of your shares may be more than, the same as or less than the amount you would have received in the Merger if you had not exercised your dissenters' rights.

IF YOU WANT TO EXERCISE YOUR DISSENTERS' RIGHTS, YOU ARE URGED TO READ AND CAREFULLY FOLLOW THE PROCEDURES ON PAGES 23 THROUGH 26 AND IN ANNEX B. FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER NEVADA LAW WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSED MERGER (See Pages 21 and 22)

         When considering the recommendation of our Board of Directors with respect to the proposed Merger, you should be aware that our directors and executive officers have interests in approving the proposed Merger that are in addition to yours as stockholders of ATS. For example, each of our directors is entitled to receive a $50,000 bonus and, without making any cash payment, 15,000 shares of Common Stock upon the consummation of the proposed Merger. In addition, each of our directors and executive officers have options, previously granted under our stock option plans, to acquire shares of Common Stock, and to the extent that any of these options are not yet vested, they will become immediately vested upon consummation of the proposed Merger. Furthermore, all of our employees and directors who hold options will be permitted to exercise their options without paying the exercise price and will receive for each option share the same amount that a stockholder receives, less the exercise prices of their respective options. One of our directors, who is also our President and Chief Executive Officer, will enter into a three-year employment agreement with the surviving company, on terms no more favorable to him than his present employment arrangements with us.

         For more information on the interests of our directors and executive officers in the proposed Merger, which may be in addition to your interests as stockholders, see "Special Factors--Interests of our Directors and Officers in the Merger."

BASIS OF RECOMMENDATION; FAIRNESS OF THE PROPOSED MERGER  (See Pages 17 through
19)

         Our Board of Directors' decision to approve the Merger Agreement and the transactions contemplated thereby was based upon a number of factors, which are set forth in "Special Factors--Recommendations of the Board of Directors; Fairness of the Merger."

EFFECTS OF THE PROPOSED MERGER  (See Page 20)

         Following consummation of the proposed Merger, De La Rue will own 100% of the common stock of the surviving company. As a result, our stockholders will not participate in any future earnings and growth of the surviving company. If the surviving company is able to increase earnings and cash flow, De La Rue will be the sole beneficiary of its future earnings and growth. After the proposed Merger is consummated, the surviving company will be a closely-held corporation. As a result, there will be no public market for its securities.

         On March 7, 2001, we filed with the SEC on Form 15 a Certification and Notice of Termination of Registration of our Common Stock under the Securities Exchange Act of 1934 in an effort to reduce administrative expenses. As the result of this filing, our obligation to file periodic reports with the SEC was immediately suspended and the Common Stock lost its ability to trade on the OTC Bulletin Board. Commencing on April 11, 2001, the Common Stock has been quoted in the "Pink Sheets" maintained by National Quotation Bureau, Inc.

CONDITIONS TO THE PROPOSED MERGER (See Page 30)

         We will complete the proposed Merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

         o the Merger Agreement shall have been approved by our stockholders,

         o        we shall have obtained all necessary third-party consents,

         o no law, injunction or order shall restrain or prohibit the consummation of the proposed Merger, and

         o holders of not more than 290,144 shares of Common Stock shall have taken all action necessary prior to the time the proposed Merger is consummated to perfect their dissenters' rights under Nevada law.

TERMINATION OF THE MERGER AGREEMENT  (See Pages 31 and 32)

         The Buyer and we mutually may agree to terminate the Merger Agreement at any time, including after its approval at the Special Meeting. In addition, any party may terminate the Merger Agreement if, among other things:

         o a court or other government body issues a final order or ruling that restrains or prohibits the proposed Merger, or

         o the proposed Merger is not consummated on or before May 31, 2001 (other than because the terminating party breached the Merger Agreement).

         We may terminate the Merger Agreement under the circumstances described under "What Happens If We Receive a Better Offer" below. Under such circumstances, we will be required to pay fees and expenses associated with the proposed Merger as a result of its termination, as described under "Payment of Fees Upon Other Termination Events" below.

WHAT HAPPENS IF WE RECEIVE A BETTER OFFER

         We may terminate the Merger Agreement if a third party proposes to acquire us in a transaction that our Board of Directors determines to be more favorable to us than the proposed Merger. If such an unsolicited proposal if received, we are required to provide written notice to the Buyer advising that we have received an unsolicited competing proposal, identifying the parties to the proposal and specifying the material terms and conditions of the proposal. If we terminate the Merger Agreement because of a better competing offer or because stockholders fail to approve the Merger Agreement as a result of the existence of a competing proposal, we must pay the Buyer a $700,000 termination fee as liquidated damages to reimburse the Buyer for the costs it incurred.

PAYMENT OF FEES UPON THE BUYER'S FAILURE TO PAY THE PROPOSED MERGER CONSIDERATION (See Page 31)

         If we terminate the Merger Agreement because the Buyer has failed to pay the full purchase price, then the Buyer must pay us a $700,000 termination fee as liquidated damages to reimburse us for the costs we incurred.

AMENDING OR WAIVING TERMS OF THE MERGER AGREEMENT (See Page 32)

         The Buyer and we may amend the Merger Agreement by mutual consent before or after stockholder approval. Our consent is required to permit the proposed Merger to occur if the Buyer discovers before the consummation of the proposed Merger that we have breached a representation or warranty made by us and determines to consummate the proposed Merger despite such discovery. However, if the damages that the Buyer then claims as a result of our breach would exceed $700,000, the Merger Agreement does not permit us to agree to proceed with the proposed Merger. Applicable law may require stockholder approval of certain subsequent amendments or waivers of the Merger Agreement.

FINANCING FOR THE PROPOSED MERGER  (See Page 22)

         De La Rue has advised us that the funds to pay our stockholders upon consummation of the proposed Merger have been and will be borrowed by ATSMACO from its parent, De La Rue, which will have funds available from the repayment of loans previously made by De La Rue to De La Rue Holdings plc.

PRICE RANGE OF THE COMMON STOCK (See Pages 32 and 33)

         Until April 10, 2001, the Common Stock was quoted on the OTC Bulletin Board under the symbol "ATSM". On March 1, 2001, the last trading day prior to our public announcement of the execution of the Merger Agreement, the average of the high bid price and low asked price of the Common Stock was $0.785.

         On March 7, 2001, we filed with the SEC on Form 15 a Certification and Notice of Termination of Registration of our Common Stock under the Securities Exchange Act of 1934, in an effort to reduce administrative expenses. As the result of this filing, our obligation to file periodic reports with the Securities and Exchange Commission was immediately suspended and the Common Stock lost its ability to trade on the OTC Bulletin Board. Commencing on April 11, 2001, the Common Stock has been quoted in the "Pink Sheets" maintained by National Quotation Bureau, Inc. On April 12, 2001, the last trading day before the record date, the average of the high bid price and low asked price of the Common Stock, as reported by the National Quotation Bureau, was $1.81 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made certain forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements include the information concerning our possible or assumed results of operations. When we use words such as "believe," "expect," "anticipate," "plan," "intend," "probably" or similar expressions, we also are making forward-looking statements. You should note that many factors could affect our future financial results and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the expenses of consummating the proposed Merger, certain representations and warranties we have made in the Merger Agreement, the number of shares of Common Stock which may perfect dissenters' rights under Nevada law, the actions of third parties (including the Buyer), the timely consummation of the proposed Merger, and other factors which are contemplated as possibilities in this proxy statement.

         Should any one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement. As a result, stockholders are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement. We do not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting these forward-looking statements.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

         Set forth below is selected consolidated financial data of ATS, as of and for each of the five years in the period ended December 31, 2000. The data should be read in conjunction with the historical consolidated financial statements of ATS, and the notes thereto. No pro forma data giving effect to the consummation of the proposed Merger is provided, because we do not believe such information is material to stockholders in evaluating the proposed Merger and the Merger Agreement, since (1) the consideration to be paid to our stockholders upon consummation of the proposed Merger is all in cash, and (2) if the proposed Merger is consummated, stockholders will no longer have any equity interest in the surviving company.


 CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                                            For the Years Ended December 31,
                                                    ----------------------------------------------------------------------------
                                                        2000            1999            1998             1997           1996
                                                    ------------    ------------    ------------    ------------    ------------
REVENUE:
   Equipment and systems sales                      $  8,585,653    $ 11,272,566    $ 11,869,061    $  7,168,902    $  5,793,025
   Equipment maintenance and service revenue           2,793,119       2,856,203       2,665,288       2,630,910       2,306,756
                                                    ------------    ------------    ------------    ------------    ------------

            Total Revenue                             11,378,772      14,128,769      14,534,349       9,799,812       8,099,781
                                                    ------------    ------------    ------------    ------------    ------------

 COSTS AND EXPENSES:
   Cost of goods sold and service expense:
     Equipment and systems                             4,643,359       5,463,334       7,610,955       3,392,435       2,633,655
     Equipment maintenance and service                   968,351       1,050,565       1,105,120       1,023,204         943,829
     Selling, general and administrative expenses      5,809,502       5,339,809       4,837,610       4,331,748       4,044,422
                                                    ------------    ------------    ------------    ------------    ------------

            Total Costs and Expenses                  11,421,212      11,853,708      13,553,685       8,747,387       7,621,906
                                                    ------------    ------------    ------------    ------------    ------------

 INCOME (LOSS) FROM OPERATIONS                           (42,440)      2,275,061         980,664       1,052,425         477,875

    Net Interest Income                                   76,585          65,834          29,695          57,086          38,767
                                                    ------------    ------------    ------------    ------------    ------------

 INCOME BEFORE INCOME TAX EXPENSE                         34,145       2,340,895       1,010,359       1,109,511         516,642

    Income Tax Expense                                    94,594       1,024,767         437,384         443,806         199,260
                                                    ------------    ------------    ------------    ------------    ------------


 NET INCOME (LOSS)                                  $    (60,449)   $  1,316,128    $    572,975    $    665,705    $    317,382
                                                    ============    ============    ============    ============    ============

 EARNINGS (LOSS) PER COMMON SHARE:
   Basic & diluted                                  $      (0.01)   $       0.23    $       0.10    $       0.11    $       0.05
                                                    ============    ============    ============    ============    ============

 Weighted Average Number of Shares Outstanding         5,639,126       5,627,222       5,841,531       5,872,577       5,878,975
                                                    ============    ============    ============    ============    ============

 CONSOLIDATED BALANCE SHEET DATA
                                                                                As of December 31,
                                                    ----------------------------------------------------------------------------
                                                        2000            1999            1998             1997           1996
                                                    ------------    ------------    ------------    ------------    ------------

 Current Assets                                     $  4,433,304    $  5,390,495    $  4,200,358    $  3,352,018    $  2,360,001
 Property & Equipment - Net                              146,062         156,250         132,429         163,941         134,600
 Other Assets                                          1,313,597       1,894,503       1,767,943       1,572,271         959,263
                                                    ------------    ------------    ------------    ------------    ------------

       TOTAL ASSETS                                 $  5,892,963    $  7,441,248    $  6,100,730    $  5,088,230    $  3,453,864
                                                    ============    ============    ============    ============    ============

 Current Liabilities                                $    941,218    $  2,348,239    $  2,494,684    $  1,836,409    $    847,901
                                                    ------------    ------------    ------------    ------------    ------------
 Long-Term Liabilities                                   298,641         388,494         160,414         188,926         217,440
                                                    ------------    ------------    ------------    ------------    ------------
 Stockholders Equity
       Common stock                                        6,013           5,943           5,942           5,923           5,892
       Additional paid-in capital                      2,144,769       2,135,774       2,192,958       2,383,033       2,374,397
       Accumulated earnings                            2,502,693       2,563,142       1,247,014         674,039           8,334
       Treasury stock                                       (371)           (344)           (282)           (100)           (100)
                                                    ------------    ------------    ------------    ------------    ------------
             Total Stockholders' Equity                4,653,104       4,704,515       3,445,632       3,062,895       2,388,523
                                                    ------------    ------------    ------------    ------------    ------------

       TOTAL LIABILITIES AND STOCKHOLDRES' EQUITY   $  5,892,963    $  7,441,248    $  6,100,730    $  5,088,230    $  3,453,864
                                                    ============    ============    ============    ============    ============

                               THE SPECIAL MEETING

TIME, PLACE AND DATE

         This proxy statement is being furnished to stockholders as part of the solicitation of proxies by our Board of Directors for use at a Special Meeting of stockholders to be held on May 23, 2001 at The Clinton Inn, 145 Dean Street, Tenafly, New Jersey at 10:00 A.M., local time, or any adjournment or postponement thereof.

RECORD DATE AND VOTING

         Our Board of Directors has set April 13, 2001 as the record date for the Special Meeting. Only holders of record of Common Stock at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting. Our only class of voting securities is Common Stock, par value $.001 per share. On the record date, there were outstanding and entitled to vote 5,802,895 shares of Common Stock, which shares were held by approximately 415 holders of record. Each share of Common Stock entitles the holder thereof to one vote, which may be cast either in person or by properly executed proxy at the Special Meeting.

         The approval and adoption of the Merger Agreement will require the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date. Our officers and directors, who owned approximately 38% of the shares of Common Stock outstanding on the record date, presently intend to vote in favor of the Merger Agreement.

         The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares that are entitled to vote, but that are not voted at the direction of the beneficial owner, and votes withheld by brokers in the absence of instruction from beneficial holders will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement. Failure either to return a properly executed proxy form or to vote in person at the Special Meeting will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

VOTING, REVOCATION AND SOLICITATION OF PROXIES

         All shares of Common Stock entitled to vote at the Special Meeting and represented by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted IN FAVOR OF the approval and adoption of the Merger Agreement.

         The Board of Directors does not know of any matters to be presented at the Special Meeting other than those described in the Notice of the Special Meeting of Stockholders.

         If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of allowing additional time for the satisfaction of conditions to the consummation of the proposed Merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against the approval of the Merger Agreement may not be used by the persons named in the proxies to vote for adjournment of the Special Meeting for the purpose of giving management additional time to solicit votes to approve the proposal.

         The grant of a proxy on the enclosed form does not preclude you from attending the Special Meeting and voting in person. You may revoke a proxy at any time before it is voted. If you are a record holder, you may revoke your proxy by:

         o delivering to the Secretary of ATS, before the vote is taken at the Special Meeting, a written notice of revocation bearing a later date than your proxy; or

         o duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of ATS before the vote is taken at the Special Meeting

         Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be delivered to ATS before the vote is taken at the Special Meeting, at 25 Rockwood Place, Englewood, New Jersey 07631 Attention:
Secretary, or hand delivered to the Secretary of ATS before the vote is taken at the Special Meeting. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

         All expenses of our solicitation of proxies for the Special Meeting will be borne by us. In addition to solicitation by use of the mails, proxies may be solicited by our directors, executive officers and other employees in person or by telephone, telefax or other means of communication. These directors, executive officers and other employees will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such brokerage houses, custodians, nominees and fiduciaries, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

DISSENTERS' RIGHTS

         Stockholders who deliver written notice to ATS before the vote at the Special Meeting on the Merger Agreement that they intend to demand payment for their shares if the proposed Merger is consummated, who do not vote in favor of the approval and adoption of the Merger Agreement and who otherwise comply with the applicable statutory procedures of Nevada law summarized in this proxy statement, will be entitled to seek payment for their shares of Common Stock under Nevada law. See "Special Factors--Dissenters' Rights" on pages 23 through 26.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY FORMS. IF THE PROPOSED MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT TO STOCKHOLDERS FOR THE SURRENDER OF THEIR SHARES OF COMMON STOCK.

                                 SPECIAL FACTORS

BACKGROUND OF THE PROPOSED MERGER

         In December 1996, our Board of Directors initiated consideration of a strategic alternative, such as a possible merger or acquisition that would, possibly, enhance stockholder value, based on its perception that our stock price was being adversely affected by such factors as limited trading volume, lack of institutional sponsorship, small market capitalization and absence of research attention by market analysts. Our Board did not consider selling our company at that time, but rather focused on "bulking up" our company through a strategic merger or acquisition in which we would be the surviving entity.

         On January 17, 1997, we hired Acquest International, L.P. to assist us in identifying potential merger and acquisition candidates. No acceptable candidates were identified as a result of this relationship.

         On April 9, 1997, we hired M.H. Meyerson & Co. as our investment banker. In addition to advising and assisting us on corporate finance matter, Meyerson also was instructed to assist us in identifying potential merger and acquisition candidates. No acceptable candidates were identified as a result of this relationship, which was terminated in 1998.

         In 1998 our Board of Directors initiated consideration of selling our company as an additional way to enhance stockholder value. On August 10, 1998, we hired Bollinger, Wells, Lett & Co. to assist us in identifying potential acquisition, merger and sale candidates. In October 1998, we agreed with Bollinger, Wells on the criteria they would use in identifying the candidates we would be interested in talking with.

         Bollinger, Wells contacted 30 potential strategic buyers and 37 potential financial buyers in connection with a possible sale or merger of our company.

         We met with four potential strategic buyers, including De La Rue. Only one of the other potential strategic buyers we met with indicated a serious interest in acquiring us. This other potential strategic buyer, also a small public company with an inactively traded stock, discussed offering our stockholders its stock in a proposed merger transaction where the exchange ratio would have valued our Common Stock based on a multiple of our per share earnings for the year 2000.

         We met with five potential financial buyers, none of which was prepared to ignore the losses of our subsidiary and the impact it would have on our consolidated results of operations in connection with our valuation. See the section entitled "Our Fiscal Year 2000 Results" on page 52.

         In November 2000, we received from De La Rue an indication of its interest in acquiring us through a "cash out merger" with De La Rue's subsidiary. After lengthy discussion with Bollinger Wells and our general counsel and analysis of De La Rue's proposal, we authorized our executive officers, Bollinger, Wells and our general counsel to pursue the possibility of a transaction with De La Rue and to: (i) evaluate the current and any future proposals of De La Rue or other third parties; (ii) negotiate the terms of the proposed transaction; and (iii) advise our Board of Directors as to whether or not to engage in the transaction proposed by De La Rue or in any other transaction.

         After extensive negotiation with De La Rue and after hearing extensive presentations from Bollinger, Wells and our general counsel, on February 5, 2001, our Board of Directors unanimously determined that the proposed Merger is fair, and, on February 25, 2001, our Board of Directors unanimously approved the form, terms and provisions contained in the Merger Agreement and unanimously decided to recommend to our stockholders a vote for the approval and adoption of the Merger Agreement. On March 1, 2001 we signed the Merger Agreement, and on March 2, 2001 we issued a press release concerning the proposed Merger. On April 5, 2001 we amended the Merger Agreement. None of the changes effected by the amendment to the Merger Agreement affected the price or other economic terms of the Merger Agreement as it was originally executed.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; FAIRNESS OF THE PROPOSED MERGER

         In making its determination and recommendation, our directors considered various factors, including, but not limited to:

         o The terms of the Merger Agreement were determined through extensive arms-length negotiations between us and our financial and legal advisors, on the one hand, and De La Rue and its financial and legal advisors, on the other. Our Board of Directors also considered that: (i) that we had received the best and final offer that De La Rue was prepared to make;
                  (ii) only one other party had expressed a serious interest in a transaction with us; and (iii) the proposed structure offered by that other party would not have given our stockholders any cash payment but only the illiquid stock of a small company through a proposed merger where the exchange ratio would have valued our Common Stock based on a multiple of our per share earning for the year 2000. See "Background of the Proposed Merger" above for additional information regarding the steps we took to maximize stockholder value.

         o The terms of the Merger Agreement, including the ability of our Board of Directors to consider competing proposals, if any competing proposals arose after announcement of the proposed Merger. See the sections entitled "The Merger Agreement--Certain Covenants--No Solicitation" on page 28 and "--Termination; Termination Fees and Expenses" on pages 31 and 32 for additional information regarding the ability of our Board of Directors to consider competing proposals. The Merger Agreement permits our Board of Directors to furnish information to, and participate in negotiations with, persons making bona fide unsolicited offers, and permits our Board of Directors to terminate the Merger Agreement if it determines that moving forward on an unsolicited proposal is more beneficial to our stockholders than the proposed Merger, subject to a payment to the Buyer of a termination fee of $700,000.

         o The relationship between the amount per share to be paid to stockholders upon consummation of the proposed Merger and the recent market prices of our Common Stock. The minimal cash per share to be paid to our stockholders upon consummation of the proposed Merger represents a 134% premium to the closing price of our

                  Common Stock on March 1, 2001 (the day the Merger Agreement was signed and the day before it was publicly announced).

         o The financial strength of the Buyer and its ability to pay the purchase price without financing contingencies.

         o The availability of an all cash purchase price was preferable to the financial risks associated with the continued holding of shares in a public company where there is a limited float.

         o The purchase price as a multiple of the Company's average earnings over the last three years. The average earnings were
                  10.7 cents per share and the multiple, depending on the final purchase price, will not be less than 17.75.

         o The Indemnity Escrow Fund, which is to be funded by the Buyer with $1,400,000 of the purchase price, will insulate you from any exposure to make any other indemnity payments to the Buyer.

         o Any portion of the Indemnity Escrow Fund against which the Buyer has made no claim within one year after consummation of the proposed Merger, less expenses of defending against any claims that have been asserted under, plus accrued interest on, the Indemnity Escrow Fund, will be paid as additional consideration to our stockholders. This additional payment, if made, can be as much as an additional $0.23 per share.

         o The diminished attention of the public market to small capitalization stocks, particularly those that do not meet the NASDAQ listing requirements, such as the Common Stock of our company. Our Board of Directors' belief that our lack of institutional following, available institutional research and the absence of research attention by market analysts had an adverse effect on the trading market and the market value of our Common Stock.

         o The conditions to the obligations of the Buyer to consummate the proposed Merger.

         o Whether we were likely to maximize stockholder value if we remained a separate public company, in light of our inconsistent results of operations over the last few years, the recent termination of a product line by our subsidiary, the negative anticipated effect on our consolidated results of operations for the fiscal year 2000 from the losses incurred by our subsidiary during the year 2000, and the substantially larger size of our major competitors, each of whom has greater available resources than us. See the section entitled "Our Fiscal Year 2000 Results" for information on the adverse impact that our subsidiary had on our fiscal year 2000 consolidated results of operations.

         o The limited potential for other possible buyers to make acceptable offers to purchase us after reviewing the actions taken by our investment banker, Bollinger, Wells, Lett & Co., to attract any other credible buyer or a business interested in a strategic alliance with us.

         o The ability of stockholders who may not support the proposed Merger to obtain "fair value" for their Common Stock if they properly perfect and exercise their dissenters' rights under Nevada law. See "Dissenters' Rights" on page 23 through 26 for information on how to exercise your dissenters' rights.

         In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, our Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors it considered or determine that any factor was of particular importance in reaching its determination that the Merger Agreement is fair to, and in the best interests of, our company and our stockholders. Rather, our Board of Directors viewed its determinations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the proposed Merger, as compared to any alternative course of action.

         The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive but is believed to include the factors given primary consideration. Our Board of Directors did not analyze the fairness of the amount of the cash to be paid to stockholders in isolation from the other considerations referred to above. Our Board of Directors did not attempt to distinguish between factors that support a determination that the proposed

Merger is "fair" and factors that support a determination that the proposed Merger is in the "best interests" of our company and our stockholders.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE PROPOSED MERGER IS FAIR AND BENEFICIAL TO OUR COMPANY AND OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF OUR COMPANY AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         PROCEDURAL FAIRNESS OF THE PROPOSED MERGER. Our Board of Directors also determined that the proposed Merger is procedurally fair, because, among other things:

         o The price per share to be paid to our stockholders and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between our executive officers and directors and their financial and legal representatives, on the one hand, and the Buyer and its financial and legal representatives, on the other hand; and

         o Under Nevada law, stockholders have the right to dissent from the proposed Merger and demand payment by the surviving company of the fair value of their Common Stock.

         In light of the foregoing, our Board of Directors determined that the proposed Merger is procedurally fair despite the fact that the terms of the Merger Agreement do not require its approval by the holders of at least a majority of the Common Stock held by persons who are not affiliated with us. As a result, our Board of Directors did not retain an unaffiliated representative to act solely on behalf of our public stockholders for purposes of negotiating the terms of the Merger Agreement.

         The members of our Board of Directors evaluated the Buyer's proposal and the Merger Agreement in light of their knowledge of our business, financial condition and prospects, and based on the advice of financial and legal advisors. In view of the variety of factors that our Board of Directors considered in connection with its evaluation of the proposed Merger, our Board of Directors did not quantify, rank or otherwise assign relative weights to any of the foregoing factors.

STRUCTURE OF THE PROPOSED MERGER

         In order to provide a prompt and orderly transfer of ownership of our company from our stockholders to De La Rue, and in light of relevant financial, legal, tax and other considerations, the transaction has been structured as a merger. In particular, the acquisition has been structured so that our company will continue as the surviving company upon consummation of the proposed Merger in order to preserve the corporate identity of our company. Upon consummation of the proposed Merger, all of the outstanding Common Stock (other than shares held by dissenting stockholders) will be converted into the right to receive a cash payment. We anticipate that such payment will initially be $1.98 per share for each share of your Common Stock, although it could be less if our expenses incurred in connection with the proposed Merger exceed our estimate of such costs. If any funds remain after all claims are resolved against, and payment of all obligations is made from, the Indemnity Escrow Fund, you will receive an additional cash payment equal to your proportionate share of such remaining funds. The subsequent payment may be as little as $0.00 and as much as $0.23 per share.

         The range in dollar amounts for the subsequent payment, if any, from the Indemnity Escrow Fund depends on what claims De La Rue makes against that Fund for claimed breaches of representations and warranties made by our company in the Merger Agreement. The lower number assumes that the aggregate dollar value of claims made by De La Rue equals or exceeds the amount of the Indemnity Escrow Fund, in which case there will be no subsequent payment to our stockholders. The higher number assumes that there are no claims made by De La Rue against the Indemnity Escrow Fund.

EFFECTS OF THE PROPOSED MERGER

         As a result of the proposed Merger, De La Rue will own 100% of the Common Stock of our company, as the surviving company in the proposed Merger. After consummation of the proposed Merger, you will cease to have any ownership interests in, or rights as a stockholder of, the surviving company. The De La Rue Entities (as defined in the section "Information About the De La Rue Entities" on pages 33 through 35) will be the sole beneficiaries of the future earnings and growth of the surviving company. The benefit of the proposed Merger to you will be the payment of a premium, in cash, above the market value for your Common Stock at the time immediately prior to our execution and public announcement of the Merger Agreement. This cash payment assures that you, as well as all of our other stockholders, will receive the same amount for each share of Common Stock, rather than taking the risks associated with attempting to sell the shares in the open market. The detriment to you and our other stockholders is the inability to participate as continuing stockholders in the possible future growth of the surviving company.

         Upon consummation of the proposed Merger, our company, as the surviving company, will be a privately-held company and there will be no public market for its securities.

         On March 7, 2001, we filed with the SEC on Form 15 a Certification and Notice of Termination of Registration of our Common Stock under the Exchange Act in an effort to reduce administrative expenses. As the result of such filing, our obligation to file periodic reports with the SEC was immediately suspended and the Common Stock lost its ability to trade on the OTC Bulletin Board. Commencing on April 11, 2001, the Common Stock has been quoted in the "Pink Sheets" maintained by The National Quotation Bureau, Inc. On April 12, 2001, the last trading day before the record date, the average of the high bid price and low asked price of the Common Stock, as reported by the National Quotation Bureau, was $1.81.

         This termination of registration of the Common Stock will become effective on June 5, 2001, after which certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16, and the requirement under the proxy rules and Regulation 14A of furnishing a proxy or information statement in connection with actions to be taken by stockholders, will no longer be applicable to us.

         Our articles of incorporation, as amended, in effect at the time of the consummation of the proposed Merger, will become the articles of incorporation of the surviving company, until duly amended in accordance with the terms thereof and the Nevada General Corporation Law. Our by-laws will become the by-laws of the surviving company, until duly amended in accordance with the terms thereof, the surviving company's articles of incorporation and the Nevada General Corporation Law.

         None of our directors or executive officers will become directors or executive officers of the surviving company. Upon consummation of the proposed Merger, the directors and officers of ATSMACO will become the initial directors and executive officers of the surviving company. It is not now known whether any of our present executive officers will be appointed to be executive officers of the surviving company.

         The Buyer has advised us that it presently expects that, following the consummation of the proposed Merger, the operations of the surviving company will be conducted as they are currently being conducted by us, except for changes in directors and executive officers. The Buyer has also advised us that it will continue to evaluate the surviving company's business and operations after the consummation of the proposed Merger, from time to time, and may propose to develop new plans and proposals which either the surviving company or the Buyer considers to be in the best interests of the surviving company and its then stockholder.

         Upon consummation of the proposed Merger, all of our employees and directors who hold options, whether or not vested, will be permitted to exercise their options without paying the exercise price and will receive for each option the same amount that each stockholder receives, less the exercise prices of their respective options. We have offered to pay $250 to each employee holder of options that exercises his, her or its options at least one day before the date of the Special Meeting. We have permitted option holders to exercise their option conditionally subject to the proposed Merger being consummated.

RISK THAT THE PROPOSED MERGER WILL NOT BE CONSUMMATED

         Consummation of the proposed Merger is subject to various conditions, including, but not limited to, the following:

         o approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock;

         o securing certain consents to the proposed Merger from third parties; and

         o the holders of not more than 290,144 shares of Common Stock taking all action necessary prior to the time the proposed Merger is consummated to perfect their dissenters' rights under Nevada law.

         As a result of the various conditions to the consummation of the proposed Merger, even if the requisite stockholder approval is obtained, we cannot assure you that the proposed Merger will be consummated.

         It is expected that if the Merger Agreement is not approved and adopted by stockholders, or if the proposed Merger is not consummated for any other reason, our current management, under the direction of our Board of Directors, will continue to manage our company as an on-going business. We are not presently considering any other transaction as an alternative to the proposed Merger.

INTERESTS OF OUR DIRECTORS AND OFFICERS IN THE PROPOSED MERGER

         In considering the recommendations of our Board of Directors, you should be aware that each of the members of our Board of Directors and our executive officers has interests that are in addition to your interests as a stockholder, generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

         NON-COMPETITION AGREEMENTS. Upon consummation of the proposed Merger, the surviving company will be the beneficiary of non-competition agreements binding on our Chief Executive Officer and our Vice President for Technology, with a term, which commences upon consummation of the proposed Merger and terminates two years after termination of their employment by the surviving company. Generally, the non-competition agreements restrict these individuals from:

         o owning, operating, managing or controlling, or in any way being connected with, a currency counting business within certain geographical areas;

         o        disclosing confidential information of the surviving company;
                  and

         o soliciting or diverting away customers and employees of the surviving company.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE. The proposed Merger Agreement provides that for a period of six years after consummation of the proposed Merger, the surviving company will maintain in effect the indemnification provisions contained in our articles of incorporation and by-laws, as in effect at the time the Merger Agreement was executed, and will be responsible for the indemnification obligations of our company therein. The Merger Agreement further provides that, during the six-year period, the surviving company will maintain officers' and directors' liability insurance with terms at least as favorable to our directors and executive officers as those contained in our insurance policies in effect on the date of the Merger Agreement, which continues to cover the persons who, at the time of consummation of the proposed Merger, were covered by such existing directors' and officers' liability insurance policies, with respect to acts and omissions occurring prior to the consummation of the proposed Merger, subject to certain limitations. The persons benefiting from these provisions include all of our current directors and executive officers. See "The Merger Agreement--Certain Covenants-Director and Officers Indemnification and Insurance" on page 29.

         COMMON STOCK AND OPTIONS. On the record date, our directors and executive officers owned of record, or were otherwise entitled to vote, in the aggregate, 2,225,484 shares of Common Stock, representing approximately 38% of the outstanding Common Stock. On the record date, our directors and executive officers directly held options to purchase an aggregate of 164,760 shares of Common Stock and grants for an aggregate of 45,000 shares of Common Stock. Upon consummation of the proposed Merger, all of these options, to the extent not previously exercised, and whether or not vested, will become exercisable and all of our employees and directors who hold such options will be permitted to exercise their options without actually making a cash payment of the exercise price and will receive for each option share the same amount that each stockholder receives, less the exercise prices of their respective options. We have offered to pay $250, as an expense of the transaction, to each employee holder of options that exercises his, her or its options at least one day before the date of the Special Meeting. We have permitted holders of options to exercise their options conditionally subject to the proposed Merger being consummated.


FINANCING FOR THE PROPOSED MERGER

         De La Rue has advised us that the funds to pay our stockholders pursuant to the proposed Merger have been and will be borrowed by ATSMACO from its parent, De La Rue, which will have funds available from repayments of loans previously made by De La Rue to De La Rue Holdings plc. Concurrently with the execution of the Merger Agreement, the Buyer delivered $9,875,066.25 to be held in escrow pursuant to the terms of an escrow agreement to ensure the availability of these funds at the time that the proposed Merger is consummated. The form of this escrow agreement is attached to this proxy statement at pages A-56 through A-64. The Merger Agreement requires the Buyer to deliver an additional $1,400,000 upon consummation of the proposed Merger, which amount will be held pursuant to the escrow agreement as the Indemnity Escrow Fund. The Buyer also is required to deliver at the time of consummation of the proposed Merger an amount equal to the excess of (i) the purchase price, which is $14,107,237.50, over (ii) the sum of the initial amount delivered into escrow ($9,875,066.25) upon the execution of the Merger Agreement and the transaction expenses incurred by our company in excess of $220,000.

ACCOUNTING TREATMENT OF THE PROPOSED MERGER

         De La Rue has advised us that it expects that the Merger will be accounted for as a purchase in accordance with GAAP.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER

         The following summary of certain anticipated federal income tax consequences to a holder of Common Stock in connection with the consummation of the proposed Merger is based upon current provisions of the Internal Revenue Code of 1986, currently applicable Treasury regulations and judicial and administrative rulings and decisions in effect as of the date of this proxy statement. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. This summary does not purport to deal with all aspects of Federal income taxation that may affect particular holders of Common Stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the Federal income tax laws (such as life insurance companies, tax-exempt organizations, financial institutions, broker-dealers, holders owning stock as part of a "straddle," "hedge" or "conversion transaction," foreign corporations, foreign partnerships, foreign estates or trusts for U.S. Federal income tax purposes, holders who acquired their Common Stock pursuant to the exercise of an employee or director stock option or otherwise as compensation, and holders who are not citizens nor residents of the United States. This summary also does not address the Federal income tax consequences to a holder of options to acquire Common Stock or to the recipient of Common Stock in a compensatory transaction. In addition, this summary assumes that any Common Stock exchanged in or in connection with the proposed Merger is, and has been, held as a capital asset.

CONSEQUENTLY, EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PROPOSED MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

          TAX TREATMENT OF HOLDERS OF COMMON STOCK. THE PAYMENT OF CASH FOR THE SHARES OF COMMON STOCK IN THE PROPOSED MERGER WILL BE FULLY TAXABLE TO STOCKHOLDERS. Accordingly, except to the extent otherwise provided below, a stockholder who, upon consummation of the proposed Merger, receives cash for such holder's Common Stock will recognize a gain or loss equal to the difference between (i) the amount of cash received in the proposed Merger, and (ii) such stockholder's tax basis in his, her or its Common Stock. In the case of a stockholder who is an individual, estate or trust, any such capital gain will be taxable at a maximum capital gain rate of 20 percent if the holder held the Common Stock as a capital asset for more than one year at the time of consummation of the proposed Merger.

          The proposed Merger will be a taxable transaction for Federal income tax purposes and also may be a taxable transaction for state, local and foreign tax purposes. You will recognize gain or loss for Federal income tax purposes for each share of your Common Stock, measured by the difference between the gross proceeds you receive pursuant to the Merger and the tax basis of your Common Stock, and provided your Common Stock was a capital asset in your hands, such gain or loss will be treated as a capital gain or loss for Federal income tax purposes (long-term or short-term depending upon the length of time you held your Common Stock prior to the consummation of the proposed Merger). While the matter is somewhat uncertain on account of the Indemnity Escrow Fund, we believe that: (i) you may treat the initial payment you receive in 2001 as the total gross proceeds you will receive in respect of your Common Stock for Federal income tax purposes; and (ii) in the event that you receive a distribution from the Indemnity Escrow Fund in a subsequent year, you must then recognize the entire amount of that subsequent distribution as gain for Federal income tax purposes.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE PROPOSED MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE PROPOSED MERGER TO YOU.

         BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash to a stockholder who exchanges Common Stock in the proposed Merger, a stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalty of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Form W-9 will be included as part of the letter of transmittal to be sent to stockholders after consummation of the proposed Merger by the paying agent. If the correct TIN and certifications are not provided, a penalty may be imposed on the stockholder by the Internal Revenue Service and the cash payments received by the stockholder in consideration for shares of Common Stock in the proposed Merger may be subject to backup withholding tax at a rate of 31 percent.

BECAUSE CERTAIN TAX CONSEQUENCES OF THE PROPOSED MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE PROPOSED MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

DISSENTERS' RIGHTS

         Under Nevada law, stockholders are entitled to dissenters' rights. A copy of the applicable Nevada statute (Nevada Revised Statutes ss.ss.92A.300-92A.500, inclusive) regarding dissenters' rights is attached to this proxy statement as Annex B. Stockholders who are considering exercising dissenters' rights should review the statute carefully, particularly the steps required to perfect dissenters' rights. NO PROVISION UNDER NEVADA LAW PROVIDES A STOCKHOLDER THE RIGHT TO LATER WITHDRAW AND DEMAND PAYMENT, IF THE STOCKHOLDER DOES NOT FULLY COMPLY WITH ALL OF THE STATUTORY REQUIREMENTS. Set forth below is a summary of the steps to be taken by a stockholder to exercise the right to dissent. This summary should be read in conjunction with the full text of the attached statute.

         To exercise your right to dissent:

         o BEFORE THE VOTE IS TAKEN, YOU MUST DELIVER WRITTEN NOTICE TO US STATING THAT YOU INTEND TO DEMAND PAYMENT FOR YOUR SHARES IF THE PROPOSED MERGER IS CONSUMMATED; AND

         o YOU MUST NOT VOTE YOUR SHARES OF COMMON STOCK IN FAVOR OF THE PROPOSED MERGER EITHER BY PROXY OR IN PERSON.

         If you (i) send written notice of your intent to dissent before the vote on the proposed Merger and (ii) do not vote in favor of the proposed Merger, the surviving company is required to send to you a written dissenters' notice within ten days after the proposed Merger is consummated telling you:

         o where your demand for payment for your Common Stock must be sent and where and when your stock certificates must be deposited; and

         o the date by which the surviving company must receive your written demand form, which must be between 30 and 60 days after delivery of the surviving company's notice to you,

and providing you with:

         o        a form to demand payment; and

         o        a copy of the Nevada statute.

         YOUR FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTERS' NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR COMMON STOCK OTHER THAN AS PROVIDED IN THE MERGER AGREEMENT.

         If you properly exercise your right to dissent and acquired your Common Stock before March 2, 2001, when notice of the proposed Merger was first publicly made, then within 30 days of receipt of a properly executed demand for payment from you, the surviving company must pay you what it determines to be the fair value for your Common Stock, plus interest. Payment is required to be accompanied by: (i) specific financial records of our company; (ii) a statement of the surviving company's fair value estimate, including how interest was calculated; (iii) information regarding your right to challenge the fair value estimate; and (iv) copies of relevant portions of the Nevada law.

         If you properly exercise your right to dissent and acquired your shares on or after March 2, 2001, you are entitled to receive payment of the amount that the surviving company estimates is the fair value of your Common Stock but only if you accept that estimate. If you wish to contest the estimate, you may do so, but then you will not receive any payment until the contest is resolved.

         Within 30 days of the surviving company's fair value payment or notice, you have the right to notify the surviving company, in writing, of your own fair value estimate and demand payment of the amount not yet paid. Failure to do so will terminate your right to challenge the surviving company's calculation of fair value. If you and the surviving company cannot agree on fair value, then the surviving company must commence legal action within 60 days after it receives your stockholder demand, seeking court determination of fair value. If the surviving company fails to commence a legal action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount he, she or it demanded. Proceedings instituted by the surviving company will be in Washoe County, Nevada. Costs of legal action will be assessed against the surviving company, unless the court finds that the dissenters' acted arbitrarily, vexatiously or not in good faith, in which case costs will be equitably distributed. Attorneys' and expert fees may be awarded in such amount as the court deems equitable against any party that the court determines has acted wrongfully.

         FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE NEVADA STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

         A stockholder wishing to exercise dissenters' rights must (i) not vote for the approval and adoption of the Merger Agreement, (ii) deliver to us BEFORE the vote on the proposal to approve and adopt the Merger Agreement a written notice of intention to demand payment for such holder's Common Stock if the proposed Merger is consummated, and (iii) make a written demand for payment for such holder's shares of Common Stock AFTER consummation of the proposed Merger.

         A stockholder who signs and returns a proxy form without expressly directing that his, her or its shares of Common Stock be voted against the Merger Agreement will effectively waive his, her or its dissenters' rights because the shares represented by the proxy form will be voted for the approval and adoption of the Merger Agreement.

         Accordingly, a stockholder who desires to exercise and perfect dissenters' rights with respect to any of his, her or its shares of Common Stock must either (i) refrain from executing and returning the enclosed proxy form and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such form, or (iii) rescind any proxy and affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A vote or proxy against the Merger Agreement will not, in and of itself, constitute a notice of intent to dissent.

         A notice of intent to dissent may be executed by a record holder of Common Stock, and may be either on behalf of such record holder or the beneficial owner of the Common Stock, as the case may be. It must state that the record holder intends thereby to demand payment for his, her or its shares of Common Stock if the proposed Merger is consummated. It should also state the record holder's name, as it appears on the stock certificate. A record holder, other than a person (such as a stock broker) who holds shares as nominee for several beneficial owners, who determines to elect to exercise dissenters' rights must dissent as to all shares of Common Stock held by such record holder, or the record holder will lose his, her or its right to elect to dissenters' rights for any of the Common Stock such record holder owns.

         A record holder serving as a nominee may exercise dissenters' rights with respect to all, but not less than all, of the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. However, in such case, the written notice of intent to dissent should set forth fully and correctly:

         o the record holder's name, as it appears on the stock certificate; and

         o the name(s) and address(es) and number of shares owned beneficially by each beneficial owner as to whom the record holder is dissenting.

         A beneficial owner may also directly exercise the right of dissent WITH THE WRITTEN CONSENT OF THE RECORD HOLDER, in which case the consent of the record holder must be provided to us not later than the beneficial owner's notice of dissent. In such a case, the beneficial owner must dissent as to all shares of Common Stock that he, she or it owns or over which he, she or it has voting control.

Stockholders who hold their shares in brokerage accounts or other nominee form and who wish to exercise dissenters' rights are urged to consult with their brokers OR NOMINEES to determine the appropriate procedures.

         If the shares of Common Stock are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of intent to dissent should be made in that capacity, and if the shares are owned by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the notice of intent to dissent on behalf of an owner; however, the agent must identify the owner or owners and expressly disclose the fact that, in executing the notice, he, she or it is acting as agent for such owner or owners.

         WRITTEN NOTICES OF INTENT TO DISSENT AND DEMAND PAYMENT FOR SHARES OF COMMON STOCK IF THE PROPOSED MERGER IS CONSUMMATED MUST BE DELIVERED PRIOR TO THE VOTE ON THE MERGER AGREEMENT TO EITHER:

         o ATS Money Systems, Inc., at 25 Rockwood Place, Englewood, New Jersey 07631, Attention: Secretary; or

         o        in person, to the Secretary of ATS at the Special Meeting.

         Stockholders considering seeking dissenters' rights should be aware that the fair value of their shares as determined under Nevada law could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek payment of their shares through the exercise of their dissenters' rights.

         If any stockholder who properly demands payment for his, her or its shares of Common Stock under the Nevada law fails to perfect, or effectively withdraws or loses, the right to payment, as provided in the Nevada law, the shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement.

                              THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. You are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the proposed Merger.

STRUCTURE; TIMING

         Pursuant to the Merger Agreement, ATSMACO will be merged with and into our company. Our company will continue to exist after consummation of the proposed Merger as the surviving company. The proposed Merger will be consummated or "become effective" at the time certificates of merger are filed with the States of Nevada and New Jersey, or at a later time as specified in the certificates of merger. The proposed Merger is expected to become effective as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived.

CONSIDERATION TO BE RECEIVED IN THE PROPOSED MERGER

         CONSIDERATION AND DISSENTERS' RIGHTS. Pursuant to the Merger Agreement, at the time that the proposed Merger becomes effective:

         o each share of Common Stock issued and outstanding immediately prior thereto (other than shares held by dissenting stockholders who have perfected their dissenters' rights under Nevada law) will be canceled and converted into the right to receive a cash payment, without interest; and

         o each share of ATSMACO common stock issued and outstanding immediately prior thereto will be converted into an issued, fully paid and non-assessable share of common stock of the surviving company.

         The Merger Agreement further provides that any shares of Common Stock which are issued and outstanding immediately prior to the time that the proposed Merger becomes effective and are held by a stockholder who (i) has not voted in favor of the Merger Agreement, (ii) has delivered before the time that the proposed Merger becomes effective, in compliance with all the provisions of the Nevada law concerning the right of stockholders to dissent from the proposed Merger, a written notice of intention to demand payment of the "fair value" of his, her or its shares and require that the surviving company purchase the stockholder's Common Stock, upon consummation of the proposed Merger, and (iii) has otherwise perfected his, her or its rights as a dissenter under Nevada Law, will not be converted into or represent the right to receive the cash payment being received by the other stockholders, as described above. Instead such dissenting shares will be converted into a right to receive any consideration that may be determined to be due pursuant to Nevada law.

         TREATMENT OF OPTIONS. The Merger Agreement provides that, at the time the proposed Merger becomes effective, each unexpired option to purchase Common Stock issued pursuant to the our Amended and Restated Stock Plan for Employees, our 1995 Director Stock Plan or under any other agreement, whether or not then presently exercisable, will become exercisable and the holders of such options will be permitted to exercise their options without actually making a cash payment of the exercise price and will receive for each option share the same amount that each stockholder receives, less the exercise prices of their respective options. We have offered to pay $250, as an expense of the transaction, to each employee holder of options that exercises his, her or its options at least one day before the date of the Special Meeting. We have permitted holders to exercise their options conditionally subject to the proposed Merger being consummated.

EXCHANGE OF STOCK CERTIFICATES

         Prior to the time that the proposed Merger becomes effective, we will designate a bank or trust company, reasonably satisfactory to the Buyer, to act as the paying agent upon consummation of the proposed Merger. Promptly after the time that the proposed Merger becomes effective, the surviving company will mail to each record holder of Common Stock, a letter of transmittal and instructions for effecting the surrender of the holder's stock certificates in exchange for the money to be paid therefor subject to any required back-up withholding taxes. Upon surrender of a stock certificate for cancellation to the paying agent, together with a duly executed letter of transmittal, the holder of the certificate will be entitled to receive, initially, $1.98 per share in cash for each share of Common Stock, although the amount could be less if the expenses we incur in connection with the proposed Merger exceed our estimate of such costs. If any funds remain after all claims are resolved against, and payment of all obligations is made from, the Indemnity Escrow Fund, the holder will receive an additional cash payment equal to its proportionate share of such remaining funds. The subsequent payment may be as little as $0.00 and as much as $0.23 per share in cash. The range in dollar amounts for the subsequent payment, if any, from the Indemnity Escrow Fund depends on what claims De La Rue makes against that Fund for claimed breaches of representations and warranties made by our company in the Merger Agreement. The lower number assumes that the aggregate dollar value of claims made by De La Rue equals or exceeds the amount of the Indemnity Escrow Fund, in which case there will be no subsequent payment to our stockholders. The higher number assumes that there are no claims made by De La Rue against the Indemnity Escrow Fund.

         NO FURTHER OWNERSHIP RIGHTS IN OUR COMPANY. At the time that the proposed Merger becomes effective, each holder of a stock certificate that represented Common Stock immediately prior thereto will cease to have any rights as a stockholder of our company, except for the right to surrender the certificates in exchange for the consideration to be received therefor or to perfect his, her or its right to receive payment for the shares pursuant to the Nevada laws providing for dissenters' rights. From and after the time that the proposed Merger becomes effective, no further transfers will be recorded on our stock transfer books. If certificates that formerly represented shares of Common Stock are presented to the surviving company, such certificates will be canceled and exchanged for the consideration to be received in the proposed Merger in the manner described above, subject to applicable law with respect to dissenting stockholders.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement, we have made various customary representations and warranties, subject to identified exceptions, with respect to, among other things:

         o our due organization, valid existence and good standing and the due organization, valid existence and good standing of our subsidiary;

         o our capital structure and the capital structure of our subsidiary;

         o the authorization, execution, delivery and enforceability of the Merger Agreement;

         o the absence of conflicts under our articles of incorporation and by-laws;

         o        required consents and approvals ;

         o documents and financial statements filed by us with the SEC and other governmental agencies and the accuracy of information contained therein;

         o the accuracy of the information, other than information supplied by the Buyer, which is included in this proxy statement;

         o the absence of certain facts or circumstances relating to us that is likely to prevent or delay any applicable governmental consents for completion of the proposed Merger;

         o action which may need to be taken by or on behalf of us in order to consummate the proposed Merger; and

         o the disclosure of all of our material contracts and that we are not in breach or violation of any contract that would be reasonably expected to have a material adverse effect on us;

         Stockholders will not have any liability for the breach of any representation or warranty made by us unless, within one year after the time that the proposed Merger becomes effective, the Buyer makes a claim with respect thereto in an appropriate manner as provided by the Merger Agreement, in which event (and assuming that the claim is valid) the Buyer will have a right to pursue recovery from the Indemnity Escrow Fund. Stockholders will not be liable for our breached representations or warranties in the event that the Buyer's claims against the Indemnity Escrow Fund exceed the amount in the Indemnity Escrow Fund.

         In the Merger Agreement, the Buyer has made various customary representations and warranties, subject to identified exceptions, with respect to, among other things:

         o due organization, valid existence and good standing of, and certain similar corporate matters regarding, the Buyer;

         o the authorization, execution, delivery and enforceability of the Merger Agreement;

         o all necessary consents and approvals for the consummation of the Merger Agreement;

         o the absence of certain facts or circumstances related to the Buyer that are likely to impede or delay any applicable governmental consents for consummation of the proposed Merger; and

         o the accuracy of the information supplied by the Buyer, which is included in this proxy statement.

         o the accuracy of the information supplied by the Buyer to any governmental agency.

CERTAIN COVENANTS

         CONDUCT OF BUSINESS. We have agreed in the Merger Agreement that, during the period from March 1, 2001 (the execution date of the Merger Agreement) to the time that the proposed Merger becomes effective, and except as contemplated by the Merger Agreement or as otherwise consented to in writing by the Buyer, we will, among other things:

         o carry on our operations according to our ordinary course of business and consistent with past practices;

         o use reasonable efforts to preserve intact our business organization and goodwill and comply with applicable law; and

         o confer with the Buyer concerning operational matters of a material nature and report to the Buyer, at reasonable intervals, concerning the status of the business and other relevant matters.

         NO SOLICITATION. The Merger Agreement provides that we will not, nor will we permit our directors, executive officers, other employees and representatives, directly or indirectly, to, initiate, solicit, or encourage any inquiries, discussions or making of any proposal with respect to any merger, consolidation or other business combination or acquisition of a material portion of our assets, which we hereafter define as a "Competing Transaction."

         However, nothing contained in the Merger Agreement prevents us or our Board of Directors from:

         o        responding to an unsolicited Competing Transaction; or

         o complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any unsolicited tender offer which may be made for the Common Stock; or

         o furnishing non-public information to, or entering into discussions or negotiations with, any party proposing an unsolicited Competing Transaction.

         The Merger Agreement requires that we provide written notice to the Buyer with respect to an unsolicited proposal for a Competing Transaction, which advises the Buyer that the Board of Directors has such a proposal. The notice must specify the terms and conditions of, and identify the party making, such proposal. In addition, we may not terminate the Merger Agreement because on an unsolicited Competing Transaction without paying the Buyer a $700,000 termination fee.

         STOCKHOLDERS' MEETING. The Merger Agreement provides for us to have a special meeting of our stockholders held as promptly as practicable for the purpose of voting upon the Merger Agreement. We have agreed that our Board of Directors will recommend to stockholders at the Special Meeting the adoption of the Merger Agreement.

         PROXY STATEMENT. We have agreed to prepare and file this proxy statement with the SEC and to respond to any comments made by the SEC as soon as reasonably practicable. In addition, we have agreed to mail this proxy statement to our stockholders at the earliest practicable time.

         DIRECTOR AND OFFICERS INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that, for a period of six years after consummation of the proposed Merger, the surviving company will maintain in effect the indemnification provisions contained in our articles of incorporation and by-laws, as in effect at the time that the Merger Agreement was executed, and will be responsible for the indemnification obligations therein. Those indemnification provisions provide indemnity to each person who is now, or has been, our director, executive officer, other employee or agent for any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable attorney fees and expenses, as long as such person acted in good faith in a manner which such person reasonably believed to be in, or not opposed to, the best interests of our company and our stockholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Merger Agreement further provides that, during the six-year period, the surviving company will maintain officers' and directors' liability insurance with terms at least as favorable to our directors and officers as those in our insurance policies in existence on the date of the Merger Agreement, which continues to cover the persons who, at the time of consummation of the proposed Merger, were covered by such existing directors' and officers' liability insurance policies, with respect to acts and omissions occurring prior to the consummation of the proposed Merger, subject to certain limitations.

         FINANCING. De La Rue has advised us that ATSMACO intends to pay the purchase price for the Common Stock and outstanding options to acquire Common Stock by borrowing from its parent, De La Rue, which will have funds available from repayments of loans previously made by De La Rue to De La Rue Holdings plc. Concurrently with the execution of the Merger Agreement, the Buyer delivered $9,875,066.25 to First Union National Bank, a national banking association, as escrow agent, to be held in escrow for delivery of the initial consideration to be paid to the stockholders for their Common Stock after the proposed Merger becomes effective. The Merger Agreement also requires the Buyer to deliver to such escrow agent, at the time the proposed Merger becomes effective, two additional sums: (i) $1,400,000, which will then be held by the escrow agent as the Indemnity Escrow Fund; and (ii) an amount equal to the excess of the purchase price of $14,107,237.50 over the aggregate of (a) the deposit made by the Buyer at the time of the execution of the Merger Agreement ($9,875,066.25),
(b) the Indemnity Escrow Fund ($1,400,000), and (c) our transaction expenses to the extent that they are in excess of $220,000.

         OPTIONS. The Merger Agreement provides that holders of unexpired options to acquire Common Stock (all of which options have exercise prices of less than $1.13 per share) will become exercisable and upon exercise will be paid an amount equal to the difference between (i) the aggregate per share payments to be received by a stockholder upon and after consummation of the proposed Merger, and (ii) the per share exercise prices of their options for each share of Common Stock covered by their options, and that the options will be canceled.

         REGULATORY APPLICATIONS. We and the Buyer have agreed to cooperate and use our reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations from all third parties and governmental agencies necessary to consummate the transactions contemplated in the Merger Agreement.

CONDITIONS TO OBLIGATIONS TO CONSUMMATE THE PROPOSED MERGER

         The obligations of the parties to consummate the proposed Merger are subject to the following conditions, among others, unless waived in writing by the Buyer and us:

         o no governmental agency will have initiated proceedings to restrain or prohibit the proposed Merger or force rescission of the Merger Agreement;

         o stockholder approval of the Merger Agreement must have been obtained;

         o stockholders owning no more than an aggregate of 290,144 shares of Common Stock shall have taken all actions necessary prior to the time the proposed Merger is consummated to perfect their dissenters' rights under Nevada law; and

         o all regulatory or governmental permits, approvals or waivers required to consummate the proposed Merger must have been obtained.

         The obligations of the Buyer to consummate the proposed Merger are subject to the satisfaction or waiver, on or prior to the date that the proposed Merger becomes effective, of the following conditions, among others:

         o our representations and warranties, which are set forth in the Merger Agreement, must be true and correct in all material respects on the date when made and on the date the proposed Merger becomes effective;

         o we must have performed or complied, in all material respects, with all of our covenants contained in the Merger Agreement;

         o there must not have occurred after the execution date of the Merger Agreement events, which individually or in the aggregate have had or are reasonably expected to have a material adverse effect on us;

         o we must have delivered resolutions authorizing the Merger Agreement and the transactions contemplated thereby and any other documents, instruments or certificates as shall be reasonably requested by the Buyer or its counsel, and an officer's certificate certifying certain of our representations, warranties and covenants;

         o we must have received all third-party consents required by any contract between us or our subsidiary and any third parties; and

         o all of our directors and officers must have submitted their resignations.

         Our obligation to effect the proposed Merger is subject to the satisfaction or waiver, on or prior to the date that the proposed Merger becomes effective, of the following conditions:

         o the representations and warranties of the Buyer set forth in the Merger Agreement must be true and correct, in all material respects, on the date when made and on the date the proposed Merger becomes effective;

         o the Buyer must have performed or complied, in all material respects, with all covenants contained in the Merger Agreement; and

         o the Buyer must have delivered resolutions authorizing the Merger Agreement and the transactions contemplated thereby and any other documents, instruments or certificates as shall be reasonably requested by us or our counsel, including an officer's certificate certifying certain of our representations, warranties and covenants.

TERMINATION; TERMINATION FEES AND EXPENSES

         The Merger Agreement may be terminated and the proposed Merger may be abandoned at any time prior to the time that the proposed Merger is consummated, whether before or after stockholder approval, for the following reasons:

         o our Board of Directors and the Buyer both consent in writing to terminate the proposed Merger;

         o        by either the Buyer or us, if:

                  o holders of more than 5% of the total number of shares of Common Stock eligible to vote at Special Meeting have taken all action necessary prior to the time the proposed Merger is consummated to perfect their dissenters' rights under Nevada law;

                  o the proposed Merger is not consummated on or before May 31, 2001, but only if the failure to complete the proposed Merger did not result from the breach of any representation or warranty or agreement in the Merger Agreement by the party seeking termination;

                  o the other party is in material breach of any of its covenants or representations or warranties contained in the Merger Agreement and such breach either is incapable of cure or is not cured within twenty business days after notice from the party wishing to terminate, subject to certain conditions;

                  o any of the other material conditions required of the other party have not been satisfied; or

                  o if any governmental authority issues a non-appealable final order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the proposed Merger, subject to certain conditions.

         o        by us, if:

                  o the Buyer commits a material breach of a provision of or fails to perform a covenant in the Merger Agreement in any material respect including the failure to pay the purchase price for the Common Stock or any of the Buyer's representations or warranties in the Merger Agreement are not accurate in all material respects. If the Buyer fails to pay the purchase price for the Common Stock, we will be entitled to obtain $700,000 from the Indemnity Escrow Fund.

         o        by the Buyer, if:

                  o we have committed a material breach of any provision of the Merger Agreement and such breach affects our financial condition by more than $225,000;

                  o we decide to terminate the Merger Agreement as a result of an unsolicited Competing Transaction. In such an event, we must pay the Buyer $700,000 as a termination payment at the time we terminate the Merger Agreement. This termination payment is the sole remedy the Buyer is entitled to as a result of a Competing Transaction; or

                  o automatically, if the Merger Agreement is not approved by the required vote of stockholders at the Special Meeting. However, if the failure to approve the Merger Agreement is a result of the submission of a Competing Transaction to the stockholders, we have an obligation to pay the Buyer $700,000 within three days.

           Either party may waive a condition to the consummation of the proposed Merger or a reason for termination of the Merger Agreement, except that if the Buyer decides to consummate the proposed Merger, rather than terminating the Merger Agreement as a result of a material breach by us which has a financial effect on us in excess of $225,000, then the Buyer may consummate the proposed Merger if we agree and the amount of any claim for indemnity as a result of such breach does not exceed $700,000.

           Except as otherwise described above, if the proposed Merger is not consummated, each party will bear its own expenses incurred in connection with the proposed Merger and neither party will have any further liability to the other after termination.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time, whether before or after stockholder approval, by written consent of us and the Buyer. However, the Merger Agreement may not be amended following stockholder approval of the Merger Agreement without the further approval of stockholders if such amendment would adversely affect stockholders.

                                    EXPENSES

         It is estimated that, if the proposed Merger is consummated, our expenses incurred in connection therewith will be approximately as follows:

             Contract payments to directors and employees        $  305,000
             SEC filing fees                                          2,821
             Legal fees and expenses                                300,000
             Accounting fees and expenses                           131,000
             Investment banking fee                                 425,000
             Printing costs                                           5,000
             Proxy solicitation, distribution and paying agent
                fees and expenses                                    14,500
             Miscellaneous                                            1,000
                                                                 ----------
                                                     Total       $1,184,321
                                                                 ==========

         Except as otherwise described in this proxy statement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are payable by the party incurring the expenses. For this reason, none of the Buyer's expenses incurred in connection with the proposed Merger are included in foregoing table.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock was quoted on the OTC Bulletin Board under the symbol "ATSM" until April 10, 2001. Thereafter, the Common Stock has been quoted in the "pink sheets" published by the National Quotation Bureau, Inc. The following table sets forth the high and low per share closing sales prices for the Common Stock as reported by as reported by the National Quotation Bureau, Inc. for the periods indicated:

Year Ended December 31, 1999                         Low Sale        High Sale
----------------------------                         --------        ---------

First Quarter                                          0.750            0.969
Second Quarter                                         0.656            1.170
Third Quarter                                          0.969            1.250
Fourth Quarter                                         1.063            1.500

Year Ended December 31, 2000
----------------------------

First Quarter                                          1.250            2.563
Second Quarter                                         1.063            1.938
Third Quarter                                          0.841            1.156
Fourth Quarter                                         0.688            1.031

Year Ending December 31, 2001 (Through April  18)
-------------------------------------------------

First Quarter                                          0.688            1.750
Second Quarter (through April  18)                     1.688            1.750

         On March 1, 2001, the day prior to the public announcement of the Merger Agreement, the closing sale price for the Common Stock was $0.813, as reported by the National Quotation Bureau, Inc. On April 13, 2001, there were approximately 415 holders of record of the Common Stock, including Cede & Co., who held an aggregate of 2,989,149 shares for an undisclosed number of beneficial holders.

         The market price of the Common Stock is subject to fluctuations and you may wish to obtain current market quotations.


                                    DIVIDENDS

         We have never declared or paid any dividends with respect to the Common Stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital expenditures and working capital requirements, and other factors deemed relevant by the Board of Directors. We do not anticipate that any cash dividends will be paid on the Common Stock in the foreseeable future if, for any reason, the proposed Merger is not consummated.


                        COMMON STOCK PURCHASE INFORMATION

         In 1998, we commenced a program to repurchase up to 500,000 shares of Common Stock from time to time in the over-the-counter market. Through the date of this proxy statement we have purchased an aggregate of 270,500 shares of Common Stock for an aggregate of approximately $284,300.

         None of us, our directors or executive officers have engaged in any transaction with respect to the Common Stock within 60 days of the date of this proxy statement. We have been advised by the Buyer that none of the De La Rue Entities have engaged in any transaction with respect to the Common Stock within 60 days of the date of this proxy statement.


                    INFORMATION ABOUT THE DE LA RUE ENTITIES

         ATSMACO INC., a New Jersey corporation, is the entity that will be merged with and into our company in the proposed Merger. ATSMACO was formed on February 1, 2001 and has not carried on any activities to date other than those activities incident to its formation and as contemplated by the Merger Agreement.

         De La Rue Inc., a Virginia corporation formed on March 22, 1989 owns 100% of the outstanding stock of ATSMACO. De La Rue, Inc. is a holding company for the interests in the United States of De La Rue Holdings plc and also operates a manufacturing facility in Watertown, Wisconsin that manufactures cash handling equipment.

         De La Rue Holdings plc, through a subsidiary, owns 100% of the outstanding stock of De La Rue, Inc. De La Rue Holdings is a holding company with interests in the United Kingdom and overseas in currency and security printing, provision of branch cash automation and solutions to retail banks, manufacture of banking equipment and other ancillary activities.

         De La Rue plc owns 100% of the outstanding stock of De La Rue Holdings plc. De La Rue plc, a publicly-traded company on the London Stock Exchange organized under the laws of England, through its subsidiaries, is the world's largest commercial security printer and paper maker, involved in the production of over 150 national currencies and a wide range of security documents, such as stamps and vouchers. It also is a leading provider of cash handling equipment and solutions to banks and retailers, as well as a range of identity systems to governments worldwide. We refer to ATSMACO, De La Rue, De La Rue Holdings plc and De La Rue, plc, collectively, in this proxy statement as the "DE LA RUE ENTITIES."

         The name, position and current principal occupation or employment of each of the directors and executive officers of each of the De La Rue Entities are as follows:


ATSMACO, INC.


Name                          Position                            Principal Employment
----                          --------                            --------------------
Mark Shircel                  President and Director              Executive Vice President -De La Rue Cash Systems, Inc.
Troy Eldredge                 Director and Secretary              U.S. Tax Manager, De La Rue, Inc.
Pietro Armanini               Director                            Managing Director, De La Rue Cash Systems, Inc.


DE LA RUE, INC.


Name                          Position                            Principal Employment
----                          --------                            --------------------

Michael Little                Director and President              President, De La Rue, Inc.
Troy Eldredge                 Director and Secretary              U.S. Tax Manager, De La Rue, Inc.
Robert McGowan                Director                            Group Treasurer, De La Rue plc
Adolph A. Romei               Assistant Secretary                 Partner, Beattie Padovano, LLC

DE LA RUE HOLDINGS PLC


Name                          Position                            Principal Employment
----                          --------                            --------------------

Ian  Much                     Director                            Chief Executive, De La Rue plc
Louise Fluker                 Director                            General Counsel, De La Rue plc
Paul R. Hollingworth          Director                            Finance Director, De La Rue plc

DE LA RUE PLC


Name                           Position                            Principal Employment
----                          --------                            --------------------

Nicholas Brooks                Director                            Chief Executive, Spirent plc
Brandon Gough                  Director and Chairman               Chairman, De La Rue plc
Keith Hodgkinson               Director                            Chief Executive, Chloride Group plc
Paul R. Hollingworth           Director and Finance Director       Finance Director, De La Rue plc
Michael Jeffries               Director                            Chief Executive, WS Atkins plc
Ian Much                       Director and Chief Executive        Chief Executive, De La Rue plc
Louise Fluker                  Secretary                           General Counsel and Company Secretary, De La Rue plc

         De La Rue has advised us that: (i) during the past five years, none of the De La Rue Entities has been convicted in a criminal proceeding (excluding minor misdemeanors, if any); and (ii) during the past five years, none of the De La Rue Entities has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

         The business addresses for the De La Rue Entities are as follows:

  ATMSACO, Inc.                                      De La Rue, Inc.
  c/o De La Rue, Inc.,                               100 Powers Court
  100 Powers Court                                   Dulles, VA 20166
  Dulles, VA 20166


  De La Rue Holdings plc                             De La Rue plc
  De La Rue House                                    De La Rue House
  Jays Close                                         Jays Close
  Viables                                            Viables
  Basingstoke                                        Basingstoke
  Hampshire RG22 4BS England                         Hampshire RG22 4BS England



                 DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

         The name, position and current principal occupation or employment of each of our directors and executive officers are as follows:

            Name                           Position
            ----                           ---------
            Gerard F. Murphy               President and Chief Executive Officer
                                           and Director

            James H. Halpin                Executive Vice President - Sales and
                                           Marketing

            Joseph M. Burke                Vice President - Finance

            Thomas J. Carey                Secretary and Director

            Fred Den                       Treasurer and Director

         Gerard F. Murphy has been our President and Chief Executive Officer for more than the past five years and has been a director since August 1988.

         Fred Den has been a real estate manager for Marteva Corp for more than the past five years and is involved in managing and operating various real estate ventures. Mr. Den has been our Treasurer since May 30, 1997; for more than five years prior thereto, Mr. Den was our Secretary.

         Thomas J. Carey is a certified public accountant, has been our Secretary since May 30, 1997 and the Chief Financial Officer of Driver Harris Company, a publicly traded multi-national manufacturer of electrical resistance wire, since May 1995.

         Messrs. Halpin and Burke have been associated with us for more than the past five years as our Executive Vice President and Vice President - Finance, respectively.

         In addition to the foregoing, we consider Messrs. Timothy J. Eames and Kenneth Andersen to be significant employees. Mr. Eames, 64, has been associated with us for more than the past five years as Vice President - Sales. Mr. Andersen, 51, has been associated with us for more than the past five years as Chief Technology Officer.

         During the past five years, to the best of our knowledge, none of the above-mentioned directors and executive officers have been convicted in a criminal proceeding (excluding minor misdemeanors, if any) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Each of the above-mentioned directors and executive officers is a citizen of the United States.

       PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

                  The following table sets forth, as of April 13, 2001, certain information relating to the ownership of the Common Stock by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned.

                                       Number of Shares Percent
Name and Address                       of  Common Stock(1)          of Class(1)
----------------                       --------------------         -----------

Michael M. Smith                            1,296,970                   22.4%
35-20 Broadway
Astoria, New York 11106

Gerard F. Murphy                            1,140,459(2)                19.6%
 218 Park Street
 Montclair, New Jersey 07043

Fred Den                                    1,076,303(3)                18.4%
 102 Glen Way
 Syosset, New York 11791

Joseph Burke                                   41,861(4)                 0.7%
 20 Hemlock Street
 Warwick, New Jersey 07463

Thomas J. Carey                                63,333(5)                 1.1%
 52 Hominy Hill Road
 Colts Neck, New Jersey 07722

James H. Halpin                                68,288(6)                 1.2%
 27 Danvers Road
 New Milford, Connecticut 06776

All directors and executive                 2,390,244                   40.0%
 Officers as a group (5 persons)

--------------
(1) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at April 13, 2001.

(2) Includes 15,707 shares of Common Stock that are the subject of incentive stock options granted to Mr. Murphy, which are currently exercisable or are exercisable on or prior to June 12, 2001. 8375 of these 15,707 shares of Common Stock are the subject of an incentive stock option that was granted as of February 2, 2001 to replace an incentive stock option of like tenor expiring on that date.

(3) Includes (i) 100,000 shares of Common Stock owned by Mr. Den's wife, and (ii) 33,333 shares of Common Stock, which are the subject of non-qualified stock options granted to Mr. Den, which are currently exercisable or are exercisable on or prior to June 12, 2001.

(4) Includes 25,997 shares of Common Stock, which are the subject of incentive stock options granted to Mr. Burke, which are currently exercisable or are exercisable on or prior to June 12, 2001.

(5) Includes (i) 10,000 shares of Common Stock owned by Mr. Carey's wife, and (ii) 33,333 shares of Common Stock which are the subject of non-qualified stock options granted to Mr. Carey which are currently exercisable or are exercisable on or prior to June 12, 2001.

(6) Includes 56,390 shares of Common Stock, which are the subject of incentive stock options granted to Mr. Halpin, which are currently exercisable or are exercisable on or prior to June 12, 2001.

         The Buyer has advised us that none of the De La Rue Entities beneficially owns any shares of Common Stock of our company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The audited consolidated financial statements and the related financial statement schedule included in this proxy statement in the Section "Financial Statements of ATS Money Systems, Inc.," have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which accompanies such financial statements and schedule. It is expected that a representative of Deloitte & Touche will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if such representative desires.



                           FINANCIAL STATEMENTS OF ATS

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                          PAGE

INDEPENDENT AUDITORS' REPORT                                               39


CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND
1999 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 2000:

   Balance Sheets                                                          40

   Statements of Operations                                                41

   Statements of Changes in Stockholders' Equity                           42

   Statements of Cash Flows                                                43
   Notes to Financial Statements                                           44-50

SUPPLEMENTAL SCHEDULE FOR THE YEAR ENDED DECEMBER 31, 2000:

   Supplemental Consolidating Schedule  - Statement of Operations
   Information                                                             51

INDEPENDENT AUDITORS' REPORT



ATS Money Systems, Inc.

We have audited the accompanying consolidated balance sheets of ATS Money Systems, Inc. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of ATS Money Systems, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating schedule listed in the table of contents is presented for the purpose of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and is not a required part of the basic consolidated financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.



/s/ DELOITTE & TOUCHE LLP
----------------------------


March 1, 2001


ATS MONEY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

ASSETS                                                                      2000           1999
                                                                        -----------    -----------
CURRENT ASSETS:
   Cash and cash equivalents                                            $   609,560    $ 1,768,847
   Trade accounts receivable, less allowance for doubtful accounts of
      $98,000 in 2000, and $173,269 in 1999                               1,728,976      2,707,326
   Inventories (Note 4)                                                   1,731,003        719,704
   Prepaid expenses and other current assets                                286,699         90,921
   Deferred income taxes (Note 8)                                            77,066        103,697
                                                                        -----------    -----------
                 Total current assets                                     4,433,304      5,390,495
                                                                        -----------    -----------

PROPERTY - At cost
   Office furniture                                                          74,267         69,633
   Office machinery and equipment                                           348,899        309,129
                                                                        -----------    -----------
                 Subtotal                                                   423,166        378,762

   Less accumulated depreciation                                            277,104        222,512
                                                                        -----------    -----------
                 Property - net                                             146,062        156,250
                                                                        -----------    -----------

OTHER ASSETS:
   Software costs, less accumulated amortization of $1,102,056 in
      2000 and $1,380,672 in 1999 (Note 2)                                1,255,579      1,796,485
   Deposits and other long-term assets                                       58,018         98,018
                                                                        -----------    -----------
                 Total other assets                                       1,313,597      1,894,503
                                                                        -----------    -----------
TOTAL                                                                   $ 5,892,963    $ 7,441,248
                                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                $   646,893    $ 1,550,496
   Deferred revenue                                                         158,134        542,576
   Other liabilities                                                        136,191        255,167
                                                                        -----------    -----------
                 Total current liabilities                                  941,218      2,348,239
                                                                        -----------    -----------

LONG-TERM:
   Deferred credit, less accumulated amortization of  $181,777 in
      2000 and $153,265 in 1999 (Note 3)                                    103,390        131,902
   Deferred income taxes (Note 8)                                           195,251        256,592
                                                                        -----------    -----------
                 Total long-term liabilities                                298,641        388,494
                                                                        -----------    -----------

COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Note 7):
   Common stock, non-cumulative, voting - $.001 par value,
      25,000,000 shares authorized, 6,013,395 and 5,942,547 shares
      issued at December 31, 2000 and 1999, respectively                      6,013          5,943
   Additional paid-in capital                                             2,144,769      2,135,774
   Accumulated earnings                                                   2,502,693      2,563,142
   Treasury stock - 370,500 and 343,500 shares, at par value, at
      December 31, 2000 and 1999, respectively                                 (371)          (344)
                                                                        -----------    -----------
                 Total stockholders' equity                               4,653,104      4,704,515
                                                                        -----------    -----------

TOTAL                                                                   $ 5,892,963    $ 7,441,248
                                                                        ===========    ===========

See notes to consolidated financial statements.

ATS MONEY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------

                                                               2000            1999           1998
                                                           ------------    ------------   ------------
REVENUE:
   Equipment and systems sales                             $  8,585,653    $ 11,272,566   $ 11,869,061
   Equipment maintenance and service revenue                  2,793,119       2,856,203      2,665,288
                                                           ------------    ------------   ------------

           Total revenue                                     11,378,772      14,128,769     14,534,349
                                                           ------------    ------------   ------------

COSTS AND EXPENSES:
   Cost of goods sold and service expense:
      Equipment and systems                                   4,643,359       5,463,334      7,610,955
      Equipment maintenance and service                         968,351       1,050,565      1,105,120
   Selling, general and administrative expenses (Note 5)      5,809,502       5,339,809      4,837,610
                                                           ------------    ------------   ------------

      Total costs and expenses                               11,421,212      11,853,708     13,553,685
                                                           ------------    ------------   ------------

INCOME (LOSS) FROM OPERATIONS                                   (42,440)      2,275,061        980,664

NET INTEREST INCOME                                              76,585          65,834         29,695
                                                           ------------    ------------   ------------

INCOME BEFORE INCOME TAX EXPENSE                                 34,145       2,340,895      1,010,359

INCOME TAX EXPENSE (Note 8)                                      94,594       1,024,767        437,384
                                                           ------------    ------------   ------------

NET INCOME (LOSS)                                          $    (60,449)   $  1,316,128   $    572,975
                                                           ============    ============   ============


EARNINGS (LOSS) PER COMMON SHARE (Note 2):
   Basic and diluted                                       $      (0.01)   $       0.23   $       0.10
                                                           ============    ============   ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                 5,639,246       5,627,222      5,841,531
                                                           ============    ============   ============

See notes to consolidated financial statements.

ATS MONEY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                           Additional                                     Total
                                              Common        Paid-in      Accumulated     Treasury      Stockholders'
                                              Stock         Capital       Earnings        Stock           Equity
                                            -----------   -----------    -----------    -----------    -----------
BALANCE
  DECEMBER 31, 1997                         $     5,923   $ 2,383,033    $   674,039    $      (100)   $ 3,062,895

Issuance of common stock upon the
exercise of stock options (18,816 shares)            19         5,813             --             --          5,832

Purchase of common stock (181,500 shares)            --      (195,888)            --           (182)      (196,070)

Net income - 1998                                    --            --        572,975             --        572,975
                                            -----------   -----------    -----------    -----------    -----------

BALANCE
  DECEMBER 31, 1998                               5,942     2,192,958      1,247,014           (282)     3,445,632

Issuance of common stock upon the
exercise of stock options (1,000 shares)              1           709             --             --            710

Purchase of common stock (62,000 shares)             --       (57,893)            --            (62)       (57,955)

Net income - 1999                                    --            --      1,316,128             --      1,316,128
                                            -----------   -----------    -----------    -----------    -----------

BALANCE
  DECEMBER 31, 1999                               5,943     2,135,774      2,563,142           (344)     4,704,515

Issuance of common stock upon the
exercise of stock options (70,848 shares)            70        39,241             --             --
                                                                                                            39,311

Purchase of common stock (27,000 shares)             --       (30,246)            --            (27)       (30,273)

Net loss - 2000                                      --            --        (60,449)            --        (60,449)
                                            -----------   -----------    -----------    -----------    -----------

BALANCE
  DECEMBER 31, 2000                         $     6,013   $ 2,144,769    $ 2,502,693    $      (371)   $ 4,653,104
                                            ===========   ===========    ===========    ===========    ===========

See notes to consolidated financial statements.

ATS MONEY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                    2000           1999           1998
                                                                 -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                            $   (60,449)   $ 1,316,128    $   572,975
    Adjustments to reconcile net income (loss)
    to net cash (used in) provided by operating activities:
       Depreciation and amortization                               1,080,750        615,307        528,538
       Deferred income taxes                                         (34,710)        57,193         52,141
       Changes in current assets and liabilities:
           Trade accounts receivable - net                           978,350        544,484       (970,133)
           Inventories                                             1,011,299)      (121,037)       (35,986)
           Prepaid expenses and other current assets                 195,778)       (27,408)        19,979
           Accounts payable and accrued expenses                    (903,603)       (79,159)       170,410
           Deferred revenue                                         (384,442)       135,393)       471,170
           Other liabilities                                        (118,976)       163,809        (35,446)
       Deposits and other long-term assets                            40,000        (15,456)       (30,282)
                                                                 -----------    -----------    -----------

           Net cash (used in) provided by operating activities      (610,157)     2,318,468        743,366
                                                                 -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Capitalization of software development costs                 (513,764)      (697,938)      (671,372)
       Additions to property, net                                    (44,404)       (80,806)       (19,556)
                                                                 -----------    -----------    -----------

           Net cash used in investing activities                     558,168)      (778,744)      (690,928)
                                                                 -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from the issuance of common stock                     39,311            710          5,832
       Purchase of common stock                                      (30,273)       (57,955)      (196,070)
                                                                 -----------    -----------    -----------

           Net cash provided by (used in) financing activities         9,038        (57,245)      (190,238)
                                                                 -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (1,159,287)     1,482,479       (137,800)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       1,768,847        286,368        424,168
                                                                 -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $   609,560    $ 1,768,847    $   286,368
                                                                 ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid during the year for income taxes                $   713,992    $   457,251    $   641,341
                                                                 ===========    ===========    ===========
       Interest paid                                             $     1,875    $     2,129    $       660
                                                                 ===========    ===========    ===========

See notes to consolidated financial statements.

ATS MONEY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

1.    DESCRIPTION OF COMPANY OPERATIONS

      ATS Money Systems, Inc. ("ATS"), with a wholly-owned subsidiary, Innovative Electronics, Inc., acquired in August 1994 (collectively, the "Company"), is engaged in the development, sale and service of currency counting systems and equipment for department and chain stores' cash offices and of communications systems primarily used by chain stores. In addition, the Company offers maintenance and service contracts through a national service organization on all machines and equipment it sells. The Company's customers are businesses that handle a large number of cash, check and credit transactions on a daily basis, such as department stores, and chain stores. ATS was incorporated in 1987 under the laws of the State of Nevada and is the successor to a similar business acquired by merger in 1988.

      The principal products sold by the Company during 2000 were its 601 Scales, CP-3000 Retail Cash Office Management System, CP-2000 Deposit/Register Verification System, CP-4000 Retail Cash Office Management System, and Check Encoding System, which products accounted for approximately 91% of the Company's 2000 equipment and systems sales. The Company also sells various types of currency/document counters and dispensers.

      The principal market for the Company's products has been in the United States.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements consist of the accounts of ATS Money Systems, Inc. and its wholly-owned subsidiary. All significant intercompany transactions and account balances have been eliminated.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include investments with original maturities of three months or less.

      INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method for machine parts and specific identification for equipment held for sale.

      PROPERTY AND OTHER ASSETS- Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. At December 31, 2000, there was no event or change in circumstance that would indicate that the carrying amount of any long-lived asset was not recoverable. An impairment loss is recognized when the sum of expected future cash flows from the use of the asset and its eventual disposition (undiscounted and without interest charges) is less than the carrying amount of the asset.

      CAPITALIZED SOFTWARE COSTS - The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86. Costs incurred to establish the technological feasibility of computer software are expensed as incurred. Costs incurred for product enhancements, subsequent to establishing technological feasibility, are capitalized and stated at the lower of cost or net realizable value and are evaluated for impairment. At the balance sheet date, the unamortized capitalized costs of computer software products are compared to the net realizable value of those products. The amount by which the unamortized capitalized costs of a computer software product exceed the net realizable value of that asset are written off. Capitalized costs are amortized using the straight-line method over five years, which approximates the estimated remaining useful life of the product. It is possible that the estimate of the economic life of the products and related carrying values could be reduced in the near term due to competitive pressures. Amortization of computer software costs amounted to $1,054,670, $586,834 and $505,982 for the years ended December 31,
      2000, 1999 and 1998, respectively. Amortization of computer software costs in 2000 included $396,426 of discontinued software projects, which were written off. Fully amortized software costs of $136,888, $245,829 and $254,846 were written off in 2000, 1999 and 1998, respectively.

      REVENUE RECOGNITION - Revenue from equipment and systems sales is recognized upon shipment to the buyer and satisfaction of related obligations by the Company. Revenue from software licensing is recognized on either (a) delivery of the software if collectibility is probable, or
      (b) upon completion of the majority of the product, which equates to reaching a milestone in accordance with the contract, and any remaining obligations of the Company are accounted for by deferring a pro rata portion of revenue and recognizing it ratably as the obligations are fulfilled.

      EQUIPMENT MAINTENANCE AND SERVICE REVENUE - Equipment maintenance and service revenue is recognized as earned over the term of the contract, which is generally a maximum of one year in length. Deferred revenue represents the unearned portion of equipment maintenance and service fees.

      USE OF ESTIMATES - The Company's financial statements include the use of estimates and assumptions, which have been developed by management, based on available facts and information. Actual results could differ from those estimates.

      EARNINGS PER SHARE OF COMMON STOCK - Basic earnings per share of common stock is computed by dividing (loss) income by the weighted average number of shares of common stock outstanding during the period. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the dilutive potential shares of common stock had been issued. For the years ended December 31, 2000, 1999 and 1998, the dilutive effect on earnings per share of common stock was insignificant.

      INCOME TAXES - The Company files a consolidated Federal tax return. Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      RECLASSIFICATIONS - Certain prior year amounts have been reclassified in order to conform with the 2000 presentation.

3.    ACQUISITION

      In 1994, the Company acquired Innovative Electronics, Inc., which is in the business of marketing hardware and software products designed to permit the exchange of pricing, product and other data among stores within a chain. The acquisition was accounted for by the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on the fair values at the date of acquisition.

      The excess of the estimated fair values of the net assets acquired over the purchase price ($285,167) was recorded as a deferred credit, and is being amortized on a straight-line basis over ten (10) years.

4.    INVENTORIES

      Inventories consist of equipment held for sale and machine parts, as follows:

                                               2000            1999
                                            ----------      ----------

                Equipment held for sale     $1,659,087      $  676,931
                Parts and raw materials        131,916         115,304
                Reserve for obsolescence       (60,000)        (72,531)
                                            ----------      ----------

                                            $1,731,003      $  719,704
                                            ==========      ==========

5.    RELATED PARTY TRANSACTIONS

      At December 31, 2000 and 1999, all directors and executive officers, as a group, collectively owned 42% and 40%, respectively, of the Company's common stock.

      In April 1999, the Company loaned $40,000 to one of its directors. The loan, which bears interest at 9% per annum, is secured by 100,000 shares of the Company's common stock owned by such director. The loan, which originally was scheduled to mature on March 15, 2000, was extended to the earlier of the closing date of the sale of all of the outstanding shares of the Company's common stock (see note 12) or June 15, 2001.

6.    COMMITMENTS AND CONTINGENCIES

      At December 31, 2000, the Company was committed under non-cancelable, operating leases for office space, automobiles and office equipment, expiring at various dates through February 2004, requiring minimum annual rental payments as follows:


                        2001         $    321,107
                        2002              307,132
                        2003              303,940
                        2004               60,224
                                     ------------
                                     $    992,403
                                     ============


      Rental expense under such leases totaled $354,396, $369,888, and $346,901 for the years ended December 31, 2000, 1999 and 1998, respectively.

7.    STOCKHOLDERS' EQUITY

      COMPANY REPURCHASE PROGRAM - In 1998, the Company commenced a program to repurchase up to 500,000 shares of its common stock from time to time in the over-the-counter market. Through December 31, 2000 the Company purchased 270,500 shares of its common stock, under the program, for an aggregate of $284,298.

      COMMON STOCK INCENTIVE PLAN - In 1993, the Company adopted a common stock incentive plan (the "Plan"), which, as amended, authorizes the issuance, within ten years, of options covering up to 480,000 shares of its common stock to certain employees and other individuals of importance to the Company. The Plan is intended to provide incentive to continued employment of certain employees and other individuals by enabling them to acquire a proprietary interest in the Company. Options granted under the Plan may be either "incentive stock options" or "non-qualified stock options." Incentive stock options, granted only to certain employees of the Company, expire within ten years (five years for a 10% beneficial owner of the Company's securities) from the date granted and are exercisable from time to time in accordance with the terms of such options. The exercise price of an incentive stock option must be at least equal to the fair market value of the common stock on the date of grant (110% for a 10% beneficial owner of the Company's securities). Non-qualified stock options can be granted to certain employees of the Company and advisors and consultants to the Company. Such stock options are exercisable on or after the date of grant and the exercise price is not limited and may be below fair market value.

      DIRECTOR STOCK PLAN - In 1995, the Company adopted the 1995 Director Stock Plan pursuant to which, as amended, the Company's non-employee directors, upon first being elected to the Board, are granted 10,000 shares of the Company's common stock, and thereafter, on each reelection, are granted non-qualified stock options to purchase 10,000 shares of the Company's common stock with an exercise price equal to the then fair market value of such shares. In 1995, the non-employee directors were granted an aggregate of 40,000 shares of common stock under this plan, all of which were issued during 1996. In 1997, 1998, and 1999, the non-employee directors were granted non-qualified options under this plan to purchase 30,000 shares of common stock each year, at an exercise price of $.8281 per share, $.9531 per share and $.7969 per share, respectively, and in 2000 to purchase 20,000 shares at an exercise price of $1.1880.

      The estimated fair value of options granted during 2000, 1999 and 1998 was $0.54, $2.28 and $0.27 per share of common stock, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated below:

      Net (loss) income:

                                    2000            1999              1998
                                    ----            ----              ----

                 As reported     $ (60,449)      $1,316,128       $  572,975

                 Pro forma       $ (65,800)      $1,219,076       $  564,697


      Net (loss) income per common share:

                                    2000            1999              1998
                                    ----            ----              ----

                 As reported       $ .01)           $.23              $.10

                 Pro forma         $ .01)           $.22              $.10


      The fair values of options granted under the Company's stock option plans during 2000, 1999 and 1998 were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: No dividend yield for 2000, 1999 and 1998, expected volatility of 47%, 50% and 53% for 2000, 1999 and 1998, respectively, and expected lives of 10 years for 2000, 9.7 years for 1999, and 9.5 years for 1998.

      A summary of the details of stock options granted and outstanding balances are presented below:

                                                                                       Options Outstanding
                                                                                           December 31,
                              Option                                                -------------------------
                Granted       Price           Exercised          Canceled             2000              1999
                -------      --------         ---------          --------           -------           -------
     1993       140,869        .28125            89,735             6,591            44,543 (1)        67,517
                 15,315        .28125            15,315                                  --            15,315
                 18,816           .31            18,816                                  --                --
                 50,000          .001            50,000                                  --                --

     1994        15,000         1.375                               5,000            10,000 (1)        10,000
                 21,000         1.250                              21,000                --                --

     1996        37,626       1.03125             3,400            10,879            23,347 (1)        26,747
                 10,875        1.1344                               2,500             8,375 (1)         8,375

     1997        34,500           .71             2,500            11,750            20,250 (1)        23,250
                 30,000         .8281            10,000                              20,000 (1)        30,000

     1998        30,000         .9531            10,000                              20,000 (1)        30,000
                 19,200           .92               666             4,500            14,034 (2)        15,700
                  6,000          1.01                                                 6,000 (2)         6,000

     1999         6,750           .87               333               500             5,917 (3)         6,250
                  2,000           .96                                                 2,000 (3)         2,000
                 30,000         .7969             6,660             3,340            20,000 (2)        30,000
                 50,000           .70                              12,625            37,375 (3)        37,500

     2000        20,000         1.188                                                20,000 (3)            --
                                              ---------          --------           -------           -------
                                                207,425            78,685           251,841           308,654
                                              =========          ========           =======           =======


(1)   Fully exercisable as of December 31, 2000.
(2)   9,464 of 14,034, 4,000 of 6,000 and 13,320 of 20,000 exercisable as of
      December 31, 2000.
(3)   1,747 of 5,917, 666 of 2,000, 12,445 of 37,375 and 6,666 of 20,000
      exercisable as of December 1, 2000.

      COMMON STOCK WARRANTS - In connection with services to be rendered by an investment banker, as of April 7, 1997, the Company granted to the investment banker warrants to purchase 80,000 shares of the Company's common stock exercisable at $.75 per share and granted to the investment banker on April 8, 1998, warrants to purchase an additional 80,000 shares of common stock exercisable at $1.25 per share. The balance of the contract to purchase an additional 80,000 shares of common stock exercisable at $1.25 per share was cancelled on April 1, 1999. All of the warrants will expire on April 7, 2001, unless exercised prior thereto. Based upon the fair value of the warrants at the grant date, no expense was recognized in 2000, 1999, or 1998.

8.    INCOME TAXES

      Deferred income taxes reflect the net tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and law that are anticipated to be in effect when such differences are expected to reverse.

      Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                                          2000         1999
                                                                       ---------    ---------
            Deferred tax assets:
                     Provision for bad debts                           $  39,200    $  69,308
                     Inventory write-downs                                24,000       29,012
                          Bonus accrual                                       --        5,377
                          Deferred credits-acquisition                    41,356       52,761
                     Inventory capitalization                             13,866           --
                                                                       ---------    ---------

                              Total deferred tax assets                  118,422      156,458
                                                                       ---------    ---------

            Deferred tax liabilities:
                     Depreciation                                         25,139       25,564
                     Software amortization                               211,468      283,789
                                                                       ---------    ---------

                              Total deferred tax liabilities             236,607      309,353
                                                                       ---------    ---------

                                        Net deferred tax liabilities   $(118,185)   $(152,895)
                                                                       =========    =========

      The income tax provision for the years ended December 31, 2000, 1999 and 1998 consists of the following components:

                                         2000          1999         1998
                                      ----------    ----------   ----------
            Current:
                     Federal          $   16,648    $  692,701   $  244,216
                     State               112,656       274,873      141,027
                                      ----------    ----------   ----------

                     Total current       129,304       967,574      385,243
                                      ----------    ----------   ----------

            Deferred:
                     Federal             (29,504)       48,615       44,319
                     State                (5,206)        8,578        7,822
                                      ----------    ----------   ----------

                     Total deferred      (34,710)       57,193       52,141
                                      ----------    ----------   ----------

            Income tax expense        $   94,594    $1,024,767   $  437,384
                                      ==========    ==========   ==========


      A reconciliation of the Company's statutory rate to the Company's effective rate is as follows:

                                           2000         1999         1998
                                        ----------   ----------   ----------

            Statutory rate              $   11,609   $  795,904   $  343,522
            State income tax                70,917      187,077       98,240
            Other                           12,068       41,786       (4,378)
                                        ----------   ----------   ----------
                                        $   94,594   $1,024,767   $  437,384
                                        ==========   ==========   ==========

9.    MAJOR CUSTOMERS

      Sales to each of the Company's three largest customers in each year, which customers are subject to change annually, as a percentage of consolidated revenue, for the years ended December 31, approximated:

                                              2000         1999         1998
                                            --------     --------     --------

          Major Customer 1                     29%          23%          46%

          Major Customer 2                     13           18           17

          Major Customer 3                      8           10            5

10.   RETIREMENT PLAN

      The Company has a defined contribution plan covering substantially all of its employees. Company contributions to the plan, which are discretionary, are made from its profits. Contributions are based upon a percentage of eligible employees' salaries ranging from -0-% to a maximum of 15%. There were no contributions in 2000, 1999 and 1998.

      Effective January 1, 1998, the Company adopted provisions under the plan to provide a 401k feature. Eligibility occurs after one year of service (with 1,000 hours of service) and attainment of age 21. The characteristics of the 401k plan are that the Company will match 25% of the participant's contribution up to 6% of compensation. Employee contributions, which are voluntary, can range up to 20% of compensation. Vesting of the Company's matching contribution, at the rate of 20% per annum begins after the second year of service until year six when the employee becomes fully vested. Forfeitures will reduce the Company matching contributions. The Company's contribution for 2000, 1999 and 1998 was $29,317, $26,811, and $24,927, respectively. Additionally, in 1999 the Board of Directors approved an additional one time match for all active participants in the 1999 calendar year. With this additional match, the Company's overall contribution to the plan for 1999 was $51,991.

11.   LINE OF CREDIT

      The Company has a $750,000 discretionary line of credit for the Company's short-term needs, at an interest rate equal to the bank's prime rate plus 1/2%. All advances under this line of credit are required to be secured by a lien on substantially all of the Company's assets. Also, the Company has a standby term line of credit for $150,000 (solely for the purchase of equipment) at an interest rate equal to the bank's prime rate plus 1%. The Company had no borrowings outstanding at December 31, 2000 or December 31, 1999.

12.   SUBSEQUENT EVENT

      On March 1, 2001, the Company entered into an agreement, subject to stockholders' approval, to merge the Company with a third party, pursuant to which the third party would become the sole stockholder of the Company and the existing stockholders would receive cash for their shares of the Company's common stock. The Company expects the closing of such transaction to take place in May 2001; however, as it is subject to the outcome of various contingencies, there can be no guarantee that this transaction will take place.

ATS MONEY SYSTEMS, INC.
SUPPLEMENTAL CONSOLIDATING SCHEDULE - STATEMENT OF OPERATIONS INFORMATION
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                 ATS             IEI         CONSOLIDATED
                                                             ------------    ------------    ------------
REVENUE:
         Equipment and systems sales                         $  8,459,288    $    126,365    $  8,585,653
         Equipment maintenance and service revenue              2,635,809         157,310       2,793,119
                                                             ------------    ------------    ------------

              Total revenue                                    11,095,097         283,675      11,378,772
                                                             ------------    ------------    ------------

COSTS AND EXPENSES:
         Cost of goods sold and service expense:
              Equipment and systems                             4,189,981         453,378       4,643,359
              Equipment maintenance and service                   948,351          20,000         968,351
              Selling, general and administrative expenses      4,291,413       1,518,089       5,809,502
                                                             ------------    ------------    ------------

               Total costs and expenses                         9,429,745       1,991,467      11,421,212
                                                             ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS                                   1,665,352      (1,707,792)        (42,440)

NET INTEREST INCOME                                                76,585              --          76,585
                                                             ------------    ------------    ------------

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)               1,741,937      (1,707,792)         34,145

INCOME TAX EXPENSE (BENEFIT)                                      657,982        (563,388)         94,594
                                                             ------------    ------------    ------------

NET INCOME (LOSS)                                            $  1,083,955    $ (1,144,404)   $    (60,449)
                                                             ============    ============    ============

EARNINGS (LOSS) PER COMMON SHARE
         Basic and diluted                                   $       0.19    $      (0.20)   $      (0.01)
                                                             ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                   5,639,246       5,639,246       5,639,246
                                                             ============    ============    ============

1) Each of the columns above reflect the transactions of ATS Money Systems, Inc. ("ATS") and its wholly-owned subsidiary, Innovative Electronics, Inc. ("IEI"), respectively. There are no intercompany sales transactions.

2) Expenses paid by ATS but relating directly to IEI are charged to IEI and reflected in the IEI column above. Corporate expenses relating to both ATS and IEI, reflected in selling, general, and administrative expenses, are borne entirely by ATS and reflected in the ATS column above.

3) The income tax expense, reflected in the consolidated financial statements, has been determined on a consolidated basis (the "consolidated expense"). The income tax expense reflected above for ATS is determined on a separate company basis, and the income tax benefit reflected above for IEI represents the difference between the consolidated expense and the separate company ATS expense.


See notes to consolidated financial statements.

                          OUR FISCAL YEAR 2000 RESULTS

         For the year ended December 31, 2000, our revenues decreased 19% from 1999 to $11,378,772 and we incurred a net loss of $60,449, or $.01 per share, compared with net income of $1,316,128, or $.23 per share, in 1999. The decrease in revenues resulted from significant sales in 1999 that were not repeated in 2000, and a drop-off in revenues from our wholly-owned IEI subsidiary. The net loss resulted from losses in IEI's operations. IEI, before consolidation of its 2000 results, incurred a net loss of $1,144,404 on revenues of $283,675, which was attributable to the write-off of discontinued software projects and the costs associated with a major curtailment of operations. The negotiation of the price to be paid to our stockholders pursuant to the Merger Agreement took into account the contemplated results of operations of ATS, without including IEI. For this reason, even though our consolidated net income per share for the year ended December 31, 2000 was (.01(cent)), our net income for the year 2000 excluding the operations of IEI was 19(cent) per share.

                                  OTHER MATTERS

         As of the date of this proxy statement, our Board of Directors is not aware of any matters to be presented at the Special Meeting other than those described in the Notice of Special Meeting and in this proxy statement. If other matters should properly come before the Special Meeting, or any adjournments or postponements thereof, and be voted upon, the form of proxy accompanying this proxy statement, when signed and returned to us, will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented thereby as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of our management.

                          FUTURE STOCKHOLDER PROPOSALS

         If the proposed Merger is consummated, the surviving company will not have any public stockholders and there will not be any public participation in any future meetings of stockholders. In addition, if the proposed Merger is not consummated and the de-certification of the Common Stock under the Exchange Act becomes effective, the stockholders will no longer continue to be entitled to the benefits of the proxy rules and Regulation 14A, including without limitation Rule 14a-8 under the Exchange Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company, until March 7, 2001, filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         We have supplied all information contained in this proxy statement relating to us, and the Buyer has supplied all information contained in this proxy statement relating to the De La Rue Entities.

         You should rely only on the information contained in this proxy statement to vote on the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 23, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date thereafter, and the mailing of this proxy statement to stockholders is not to create any implication to the contrary.

                                                                         ANNEX A


                      AMENDED AGREEMENT AND PLAN OF MERGER

         AMENDED AGREEMENT AND PLAN OF MERGER ("AGREEMENT") dated as of March 1, 2001 as amended by an Amendment to Agreement and Plan of Merger dated as of April , 2001, by and among:

                  ATS MONEY SYSTEMS, INC., a Nevada corporation (the "ACQUIRED COMPANY");

                  ATSMACO INC., a New Jersey corporation (the "ACQUISITION COMPANY") and De La Rue Inc., a Virginia Corporation ("DE LA RUE") (the Acquisition Company and De La Rue being collectively referred to as the "BUYER"); and

         WHEREAS, the Acquired Company is a corporation organized and existing under the laws of the State of Nevada, its articles of incorporation having been filed therein under the name of More Creative Mergers, Inc. on August 28, 1987; and

         WHEREAS, the Acquisition Company is a corporation organized and existing under the laws of the State of New Jersey, its articles of incorporation having been filed therein on February 1, 2000; and

         WHEREAS, the authorized capital stock of Acquisition Company consists of 2,500 common shares, no par value per share ("ACQUISITION COMPANY COMMON SHARES"), of which on the date of this Agreement 100 shares were issued and outstanding; and

         WHEREAS, all of the issued and outstanding shares of capital stock of Acquisition Company are owned by De La Rue; and

         WHEREAS, the authorized capital stock of the Acquired Company consists of 25,000,000 shares of common stock, having a par value of $ 0.001 per share (the "AUTHORIZED ACQUIRED COMPANY COMMON SHARES"); and

         WHEREAS, on December 31, 2000, the issued and outstanding shares of the Acquired Company are 5,642,895 shares of the Acquired Company Common Shares (the "OUTSTANDING ACQUIRED COMPANY COMMON SHARES"); and

         WHEREAS, the Acquired Company has issued the following options, warrants and grants for the purchase of common stock on certain conditions:

         (a) options to purchase an aggregate of the number of Acquired Company Common Shares as set forth on EXHIBIT A at the respective prices set forth on EXHIBIT A;

         (b) warrants to purchase an aggregate of 160,000 shares of Acquired Company Common Shares as set forth on EXHIBIT A at the respective prices set forth on EXHIBIT A;

         (c) grants of 45,000 of Acquired Company Common Shares as set forth on EXHIBIT A in the conditions set forth on EXHIBIT A.

(the aforesaid options and warrants are individually sometimes called an "OPTION" and collectively called the "OPTIONS"); and

         WHEREAS, the holders of the issued and outstanding shares of the Acquired Company Common Shares are entitled to vote on the plan of Merger contained in this Agreement; and

         WHEREAS, the holders of the issued and outstanding shares of the Acquisition Company Shares are entitled to vote on this Amended Agreement and Plan of Merger contained in this Agreement; and

         WHEREAS, the respective Boards of Directors of each of the Acquired Company and the Acquisition Company have, subject to the conditions set forth in this Agreement, adopted and approved this Amended Agreement and Plan of Merger and deem it advisable and generally to the welfare and advantage of each, and of the shareholders of each, that the Acquisition Company merge with and into the Acquired Company under and pursuant to the Nevada Revised Statutes 92A.005 ET SEQ. (the "NEVADA CORPORATION ACT") and the New Jersey Business Corporation Act (the "NJBCA") on the terms set forth in this Agreement,

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Nevada Corporation Act that the Acquisition Company and the Acquired Company shall be, at the Closing Date, merged into a single corporation existing under the laws of the State of Nevada, to wit, the Acquired Company, one of the Constituent Corporations, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter called the "SURVIVING CORPORATION"), and the parties hereto hereby adopt and agree to the following agreements, terms and conditions relating to such merger and the mode of carrying the same into effect.

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTS RECEIVABLE " -- as defined in Section 7.8.

         "ACQUIRED COMPANY " -- as defined in the recitals to this Agreement.

         "ACQUIRED COMPANY'S ACCOUNTANT " -- Deloitte & Touche LLP.

         "ACQUIRED COMPANY'S CLOSING DOCUMENTS " -- as defined in Section
7.2(a).

         "ACQUIRED COMPANY COMMON SHARES " -- The Outstanding Acquired Company Common Shares and Option Shares issued or issuable to holders of Options who have, between January 1, 2001 and the Closing Date; (i) exercised such Options; and (ii) actually paid the Option Payments due to the Acquired Company upon such exercise.

         "ACQUIRED COMPANY SHAREHOLDER MEETING " -- as defined in Section
9.7(a).

         "ACQUISITION COMPANY " -- as defined in the recitals to this Agreement.

         "ACQUISITION COMPANY'S COMMON SHARES " -- as defined in the recitals to this Agreement.

         "ADJUSTED PURCHASE PRICE " -- as defined in Section 6.1(a).

         "ADR SERVICE PROVIDER " -- as defined in Section 14.7(b).

         "AGENT " -- shall mean the Person named as escrow agent in the Escrow Agreement.

         "AGGREGATE AMOUNT " -- as defined in Section 14.5.

         "AGREEMENT " -- as defined in the recitals to this Agreement.

         "ANNOUNCEMENT DATE " -- the earlier of the date that (i) the Acquired Company makes its first public announcement of the transaction proposed by this Amended Agreement and Plan of Merger, or (ii) mails its first notice to its shareholders of record of the transaction proposed by this Agreement.

         "APPLICABLE CONTRACT " -- any Contract:

         (a) under which the Acquired Company or the Subsidiary has or may acquire any rights;

         (b) under which the Acquired Company or the Subsidiary has or may become subject to any obligation or liability; or

         (c) by which the Acquired Company or the Subsidiary or any of the assets owned or used by it is or may become bound.

         "ARTICLES OF MERGER " -- as defined in Section 2.6.

         "AUTHORIZED ACQUIRED COMPANY COMMON SHARES " -- as defined in the recitals to this Agreement.

         "BEST EFFORTS " -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "BREACH " -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been:

         (a) any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision; or

         (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUYER " -- as defined in the first paragraph of this Agreement.

         "BUYER'S ACCOUNTANTS "-- PriceWaterhouseCoopers LLP.

         "BUYER'S CLOSING DOCUMENTS " -- as defined in Section 8.2(a).

         "CASH " -- shall mean a Federal Reserve or Chips Wire transfer to an account of a Person entitled thereto in accordance with written instructions delivered by such Person.

         "CEO CERTIFICATE " -- as defined in Section 5.1(c).

         "CLOSING " -- as defined in Section 2.6.

         "CLOSING DATE " -- the date and time as of which the Closing actually takes place.

         "COMPETING BUSINESS " -- as defined in Section 7.25.

         "COMPETING TRANSACTION " -- as defined in Section 9.5(a).

         "CONSENT " -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONSTITUENT CORPORATIONS " -- the Acquired Company and the Acquisition Company, collectively.

         "CONTEMPLATED TRANSACTIONS " -- all of the transactions contemplated by this Agreement, including:

         (a) the execution, delivery, and performance of the Employment Agreements, the Escrow Agreement and the Paying Agent Agreement;

         (b) the performance by Buyer and the Acquired Company of their respective covenants and obligations under this Agreement; and

         (c) the merger of the Acquisition Company into and with the Acquired Company and the extinguishment of the rights of all holders of the Outstanding Acquired Company Common Shares and Options as shareholders of the Acquired Company other than:

                  (i) the right of each such holder to receive payment for such holder's Acquired Company Common Shares as provided in this Agreement; or

                  (ii) the rights of Dissenters (as hereinafter defined) under the Nevada Corporation Act.

         "CONTRACT " -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "COPYRIGHT " -- as defined in Section 7.22(a)(iii).

         "COVERED PARTIES " -- as defined in Section 10.5(b).

         "D&O POLICIES " -- as defined in Section 10.5(b).

         "DAMAGES " -- as defined in Section 14.2.

         "DISCLOSURE LETTER " -- the disclosure letter delivered by the Acquired Company to Buyer concurrently with the execution and delivery of this Agreement.

         "DISCOVERY " -- as defined in Section 14.7(b).

         "DISPUTE " -- as defined in Section 14.7(b).

         "DISSENTER" -- A holder of Acquired Company Common Shares who, in accordance with the requirements of Section 92A.420 of the Nevada Corporation Act, has at or prior to the time for voting at the Acquired Company Shareholder Meeting (i) delivered to the Acquired Company a written demand for payment of the holder's Shares and (ii) not voted such holder's Acquired Company Common Shares in favor of the Merger and, after the Merger is consummated, makes demand for payment and otherwise complies with Section 92A.440 of the Nevada Corporation Act.

         "DISSENTER LIST " -- as defined in Section 3.5(b)(v).

         "DLR BALANCE SHEET " -- as defined in Section 8.3.

         "EARNINGS " -- the net earnings of the Acquired Company (adjusted in the manner set forth in the Interim Results Statement and to be adjusted in a similar manner in the Final Results Statement after delivery of the Final Financial Statement) earned solely as the result of operations in the Ordinary Course of Business of the Acquired Company (excluding Subsidiary net earnings and Transaction Expenses) for the twelve (12) month period ending December 31, 2000, presented on a consistent basis in accordance with GAAP and excluding (i) any capital contributions or (ii) the release of surplus reserves or the release of surplus provisions or liabilities which increase the net earnings as shown on the Interim Result Statement by more than $50,000 in the aggregate.

         "EFFECTIVE TIME " -- as defined in Section 2.6.

         "ELIGIBLE CLAIMS " -- as defined in Section 14.5.

         "EMPLOYMENT AGREEMENTS " -- as defined in Section 5.1(b).

         "ENCUMBRANCE " -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income.

         "ENVIRONMENT " -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES " -- any cost, damage, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW " -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (d) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (e) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA " -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ESCROW AGREEMENT " -- the agreement among Buyer, the Acquired Company and Agent which is annexed hereto as EXHIBIT B and which has been executed as of the date of this Agreement.

         "ESCROW AMOUNT " -- all sums to be held in escrow pursuant to the Escrow Agreement.

         "ESCROWED PURCHASE PRICE " -- as defined in Section 3.4(b).

         "ESCROWED PURCHASE PRICE PER SHARE " -- as defined in Section 3.4(c).

         "EXCESS TRANSACTION EXPENSES "-- the amount by which the Transaction Expenses exceed Two Hundred Twenty Thousand and 00/100 ($220,000.00) Dollars.

         "EXCHANGE ACT " -- the Securities Exchange Act of 1934 as amended or any successor law and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES " -- any space in buildings, plants, structures or other real property currently or formerly leased to the Acquired Company or Subsidiary.

         "FINAL EARNINGS PER SHARE " -- the Earnings of the Acquired Company as shown on the Final Results Statement divided by the number of Outstanding Acquired Company Common Shares.

         "FINAL RESULTS STATEMENT " -- the unaudited statement of Earnings of the Acquired Company prepared consistently with the Interim Results Statement showing the calculation of Earnings for the Acquired Company for the twelve (12) months ended December 31, 2000 based upon the Final Financial Statement.

         "FINANCIAL STATEMENTS " -- the:

         (a) audited balance sheets of the Acquired Company and Subsidiary (on a consolidated basis) as at December 31, 1997, 1998 and 1999 and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including any notes thereon, together with the report thereon of the Acquired Company's Accountants; and

         (b)      when issued, the Final Financial Statement.

         "FINAL FINANCIAL STATEMENT " -- the audited balance sheet of the Acquired Company and Subsidiary (on a consolidated basis) as at December 31, 2000 and the related audited statements of income, changes in stockholders' equity, and cash flow for the twelve (12) months then ended.

         "FULLY DILUTED NUMBER OF SHARES " -- shall mean the aggregate number of the Outstanding Acquired Company Common Shares and the Option Shares.

         "FULLY DILUTED PRO RATA PORTION " -- shall mean, with respect to any
Person: (i) the number of Shares held by such Person and the number of Shares issuable to such Person pursuant to an Option; divided by (ii) the Fully Diluted Number of Shares.

         "GAAP " -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

         "GOVERNMENTAL AUTHORIZATION " -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY " -- any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c)      multi-national organization or body; or

         (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY " -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in the Facilities or any part thereof or Release from the Facilities into the Environment.

         "HAZARDOUS MATERIALS " -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law applicable to the Acquired Company and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT " -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "INDEMNIFIED PERSON " -- as defined in Section 14.2.

         "INDEMNITY ESCROW FUND " -- as defined in Section 3.4(b).

         "INITIAL ESCROW FUND " -- as defined in Section 3.4(d)(i).

         "INITIAL PURCHASE PRICE " -- as defined in Section 3.4(b).

         "INITIAL PRICE PER SHARE " -- as defined in Section 3.4(c).

         "INTELLECTUAL PROPERTY ASSETS " -- as defined in Section 7.22.

         "INTERIM EARNINGS PER SHARE " -- the Earnings of the Acquired Company as shown on the Interim Results Statement divided by the number of Outstanding Acquired Company Common Shares as at the date of this Agreement, which is hereby declared to be $0.191.

         "INTERIM RESULTS STATEMENT " -- the unaudited statement (attached as EXHIBIT C) of the Acquired Company dated January 10, 2001, showing the calculation of Earnings for the twelve (12) months ending December 31, 2000.

         "IRC " -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS " -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KEY EMPLOYEES " -- those Persons listed on EXHIBIT D, unless Buyer has, prior to Closing, eliminated such Persons from the said Exhibit.

         "KNOWLEDGE " -- a Person will be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware of such fact or other matter.

         The Acquired Company or Subsidiary will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or as the Chief Executive Officer, Executive Vice President for Sales and Marketing, Vice President of Finance, Vice President of Technology of the Acquired Company has Knowledge of such fact or other matter.

         The Buyer will be deemed to have "Knowledge" of a particular fact or other matter (i) if such fact or other matter is set forth on the Disclosure Letter; or (ii) if Pietro Armanini, Richard Sismey, Peter Nimmo, Troy Eldredge, Mark Shircel, David Young, Ian McCormick, Raglan Tribe, Herbert C. Johnson, III or Brian Kirk have Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT " -- any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MARKS " -- as defined in Section 7.22(a)(i).

         "MERGER " -- as defined in Section 2.1.

         "MERGER ANNOUNCEMENT LETTER " -- as defined in Section 3.5(b)(i).

         "NEVADA CORPORATION ACT " -- as defined in the recitals to this Agreement.

         "NEW JERSEY BUSINESS CORPORATION ACT" OR "NJBCA" -- those New Jersey laws governing corporations promulgated at N.J.S.A. 14A:1-1 ET. SEQ. or successor law, regulations and rules issued pursuant to those laws or any successor law.

         "NONDISCLOSURE AGREEMENT " -- as defined in Section 15.3.

         "OCCUPATIONAL SAFETY AND HEALTH LAW " -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies) designed to provide safe and healthful working conditions.

         "OPTION OR OPTIONS " -- as defined in the recitals to this Agreement.

         "OPTION LETTER OF TRANSMITTAL " -- as defined in Section 3.5(b)(iii).

         "OPTION LIST " -- as defined in Section 3.5(b)(vi).

         "OPTION PAYMENT " -- the amount paid or payable to the Acquired Company between December 31, 2000 and the Closing Date by a Person exercising an Option

         "OPTION SHARES " -- The Acquired Company Common Shares issued or issuable to holders of Options who have exercised such Options between December 31, 2000 and the Closing Date.

         "ORDER " -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS " -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS " -- shall mean:

         (a) the articles or certificate of incorporation and the bylaws of a corporation;

         (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

         (c)      any amendment to any of the foregoing.

         "OUTSTANDING ACQUIRED COMPANY COMMON SHARES " -- as set forth in the recitals to this Agreement.

         "PATENTS " -- as defined in Section 7.22(a)(ii).

         "PAYING AGENT " -- American Stock Transfer & Trust Co. or such other similarly qualified fiduciary designated by the Acquired Company prior to Closing.

         "PAYING AGENT AGREEMENT " -- an agreement to be executed prior to the mailing of notice of the Shareholders meeting of the Acquired Company among the Acquired Company, Buyer and the Paying Agent by which the Paying Agent agrees to distribute sums due under this Agreement to the holders of the Acquired Company Common Shares (including the Option Shares) and perform certain other duties described therein.

         "PERSON " -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

         "PLAN " -- as defined in Section 7.13.

         "POST CLOSING INTEREST " -- as defined in Section 3.4(b).

         "PRE-CLOSING ESCROW INTEREST " -- as defined in Section 3.4(d)(i).

         "PRELIMINARY DISSENTER "-- A holder of Acquired Company Common Shares who, in accordance with the requirements of Section 92A.420 of the Nevada Corporation Act, has at or prior to the time for voting at the Acquired Company Shareholder Meeting (i) delivered to the Acquired Company a written demand for payment of the holder's Shares and (ii) not voted such holder's Acquired Company Common Shares in favor of the Merger.

         "PRICE CALCULATIONS " -- as defined in Section 6.1(b).

         "PRICE DOCUMENTATION " -- as defined in Section 6.1(b).

         "PROCEEDING " -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROPRIETARY RIGHTS AGREEMENT" -- as defined in Section 7.20(b).

         "PROXY STATEMENT " -- as defined in Section 9.7(b).

         "PURCHASE PRICE " -- the sum of Thirteen Million Eight Hundred Twenty Five Thousand Ninety Two and 75/100 ($13,825,092.75) Dollars.

         "PURCHASE PRICE PER SHARE " -- as defined in Section 3.4(a).

         "RECORD SHAREHOLDERS LIST " -- as defined in Section 3.5(b)(iv)(A).

         "RELATED PERSON " -- with respect to a particular individual:

         (a)      each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

with respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity).

         For purpose of this definition the "FAMILY" of an individual includes
(i) the individual (ii) the individual's spouse (iii) the mother or father of the individual; (iv) the siblings of the individual; or (v) the children of the individual.

         "RELEASE " -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE " -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "REVIEW ACCOUNTANTS " - - Arthur Andersen & Co. (Roseland office, Att:
Michael Sullivan).

         "RIGHTS IN MASK WORKS " -- as defined in Section 7.22(a)(iv).

         "SHARE CERTIFICATION " -- as defined in Section 3.5(b)(vii).

         "SHARE LETTER OF TRANSMITTAL " -- as defined in Section 3.5(b)(ii).

         "SHAREHOLDER " -- the holder of any Acquired Company Common Shares or any exercised Options.

         "SHAREHOLDER INFORMATION " -- as defined in Section 7.29.

         "SHAREHOLDERS REPRESENTATIVE " -- Thomas J. Carey, or if he refuses or is unable to serve, such other person as may be designated by members of the Board of Directors of the Acquired Company in office immediately prior to the Closing.

         "SECURITIES ACT " -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "STOP TRANSFER LIST " -- as defined in Section 3.5(b)(iv)(C).

         "SUBSIDIARY " -- With reference to the Acquired Company, Innovative Electronics Incorporated, is a Florida corporation, whose capital stock is wholly owned by the Acquired Company.

         "SURVIVING CORPORATION " -- as defined in the recitals to this Agreement.

         "TAX " -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax) levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         "TAX RETURN " -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TERMINATION PAYMENT " -- as defined in Section 13.1(f).

         "THREAT OF RELEASE " -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED " -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would make it likely, in the reasonable judgment of a Person who is aware of the event or circumstance that such a claim, Proceeding, dispute, action, or other matter will be asserted.

         "TRADE SECRETS " -- as defined in Section 7.22(a)(v).

         "TRANSACTION EXPENSES " -- shall mean

         (a) the amounts paid prior to the Closing or payable at Closing to Bollinger, Wells, Lett & Co., Inc., the Acquired Company's Accountant, Kraemer, Burns, Mytelka, Lovell & Kulka, P.A. and any other investment banking, legal and accounting consultants employed by the Acquired Company for services rendered and expenses incurred in connection with the Agreement, the Contemplated Transactions and the Acquired Company Shareholders Meeting;

         (b) all amounts payable to the officers, the employees or directors of the Acquired Company upon a change of control, which are permitted by this Agreement and are authorized by the Board of Directors of the Acquired Company prior to the Closing, including but not limited to such amounts, if any, payable pursuant to the authorization by the Board of Directors of the Acquired Company in November, 1999; and

         (c) a reasonable estimate of the fees and expenses of the Paying Agent to be determined at the time of approval of the Paying Agent Agreement by Buyer and the Paying Agent.

         "UNSOLICITED PROPOSAL " -- as defined in Section 9.5(b).

2. NAME OF SURVIVING CORPORATION; ARTICLES OF ORGANIZATION; BY-LAWS; DIRECTORS; CLOSING.

         2.1 NAME OF SURVIVING CORPORATION. The corporation which shall survive the merger contemplated hereby (the "MERGER") is the Acquired Company. The name of the Surviving Corporation, from and after the Closing Date, shall be "ATS Money Systems Inc."

         2.2 ARTICLES OF INCORPORATION. The articles of incorporation of the Acquired Company as in effect on the Closing Date shall, from and after the Closing Date, become the articles of incorporation of the Surviving Corporation, until changed as provided by law.

         2.3 BY-LAWS. The by-laws of the Acquired Company as in effect on the date hereof shall, from and after the Closing Date, become the by-laws of the Surviving Corporation until changed as provided therein and in the articles of incorporation of the Surviving Corporation and applicable law.

         2.4 DIRECTORS. The directors of the Acquisition Company in office on the Closing Date shall, from and after the Closing Date, be the directors of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

         2.5 OFFICERS. The officers of the Acquisition Company in office on the Closing Date shall, from and after the Closing Date, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

         2.6 CLOSING. The deliveries contemplated by this Agreement shall be made at the offices of Beattie Padovano, LLC, 50 Chestnut Ridge Road, Montvale, New Jersey 07645, at 10 a.m., local time, on the third business day following such date upon which all Conditions Precedent set forth in Sections 11 and 12 of this Agreement have been met or waived, or such other place and time as the parties hereto shall mutually agree upon. At the Closing, Acquired Company and Acquisition Company shall execute, acknowledge and deliver pursuant to this Agreement articles of merger (the "ARTICLES OF MERGER") which shall be filed with the Nevada Secretary of State and with the New Jersey Secretary of State. The date on which such deliveries, filing and events occurs is hereinafter referred to as the "CLOSING DATE", and such deliveries, filing and effectiveness shall constitute the "CLOSING". The time at which the filings have occurred in the offices of the Nevada Secretary of State and the New Jersey Secretary of State is hereinafter referred to as the "EFFECTIVE TIME."

3.       STATUS AND CONVERSION OF SECURITIES.

         3.1 AUTHORIZED CAPITALIZATION OF SURVIVING CORPORATION. The total number of shares of all classes of stock which the Surviving Corporation shall have authority to issue shall be 25,000,000 common shares, par value $ 0.001 per share.

         3.2 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder of any of the Acquired Company Common Stock or any shares of the capital stock of the Acquisition Company:

         (a) CAPITAL STOCK OF THE ACQUISITION COMPANY. Each share of Acquisition Company Common Stock shall be converted into and become one share of the Common Stock of the Surviving Corporation;

         (b) TREASURY STOCK. Each Acquired Company Common Share that is owned by the Acquired Company or any Subsidiary of the Acquired Company and each Acquired Company Common Share, if any, that is owned by the Buyer, if any, shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) OTHER SHARES. Each Acquired Company Common Share, other than shares held by Dissenters, shall be converted into the right to receive, following the Merger, an amount equal to the Purchase Price Per Share (as hereinafter defined), in accordance with this Agreement and Paying Agent Agreement as follows:

                  (i) The Initial Purchase Price Per Share applicable thereto shall be payable upon a surrender of a certificate representing such Share or other suitable indemnification or evidence of the right to such payment in accordance with the Paying Agent Agreement and delivery of such other documentation required by the Paying Agent Agreement; and

                  (ii) the Escrowed Purchase Price Per Share shall be payable pursuant to the Paying Agent Agreement. From and after the Effective Time, each such Acquired Company Common Share shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, and each holder of an uncertificated right to such Shares shall cease to have any rights thereto, except the right to receive the payments hereinabove set forth.

         (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each Acquired Company Common Share that is held by a Dissenter shall be entitled only to such rights as are granted under the Nevada Corporation Law and the Surviving Corporation shall make all payments to Dissenters in accordance with the Nevada Corporation Law. Prior to Closing, the Acquired Company shall not, except with the prior consent of the Buyer, make any payment with respect to, or settle or offer to settle, such demands.

         3.3      TREATMENT OF OPTIONS.

         The Acquired Company will take all action necessary so that each of the Options (and any rights thereunder) outstanding immediately prior to the Effective Time shall be:

         (a)      released by the holder thereof; or

         (b) exercised by the holder thereof, at or before the Closing. Each holder of an Option Share, who has exercised an Option as aforesaid, shall be entitled to receive, following the Merger, an amount equal to the excess of the Purchase Price Per Share in excess of the Option Payment due to the Acquired Company upon exercise of such Option if such Option Payment has not already been paid. Such payment shall be made to the Option holder in accordance with this Agreement and the Paying Agent Agreement as follows: All applicable withholding Taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this
Section 3.3 and all such Taxes attributable to the exercise of the Options shall be withheld from the proceeds received in respect of Option Shares. Notwithstanding the foregoing, any Option with an exercise price greater than the Purchase Price Per Share shall, immediately prior to the Effective Time, be canceled without any payment being made therefor. The Acquired Company shall use its Best Efforts to obtain the consent of each holder of an Option to the foregoing treatment of such Option.

         3.4      DETERMINATION AND PAYMENT OF THE PURCHASE PRICE.

         (a) At the times and in the manner hereinafter provided, Buyer will pay the Purchase Price, adjusted to equal: (a) the Adjusted Purchase Price determined in accordance with Section 6.1(a); PLUS (b) the Option Payments; and LESS (c) the Excess Transaction Expenses. The "PURCHASE PRICE PER SHARE" shall be equal to the Purchase Price as so adjusted, divided by the Fully Diluted Number of Shares.

         (b) The "INITIAL PURCHASE PRICE" shall be equal to (i) the Purchase Price, as adjusted pursuant to section 3.4(a), LESS (ii) the amount of One Million Four Hundred Thousand and 00/100 ($1,400,000) to be deposited in escrow with the Agent pursuant to the Escrow Agreement (the "INDEMNITY ESCROW FUND"). The "ESCROWED PURCHASE PRICE" shall be (i) the Indemnity Escrow Fund, LESS (ii) the amounts, if any, payable to the Surviving Corporation from the Indemnity Escrow Fund with respect to claims for Damages under Section 14.2 of this Agreement, PLUS (iii) all of the interest and income accumulated on the Indemnity Escrow Fund while in the hands of either the Escrow Agent, pursuant to the Escrow Agreement, or the Paying Agent, (the "POST CLOSING INTEREST").

         (c) The "INITIAL PRICE PER SHARE" shall be equal to the Initial Purchase Price divided by the Fully Diluted Number of Shares. The "ESCROWED PURCHASE PRICE PER SHARE" shall be equal to the Escrowed Purchase Price divided by the Fully Diluted Number of Shares.

         (d) In order to pay the sums due pursuant to this Agreement to holders of Acquired Company Common Shares and holders of Options exercised between January 1, 2001 and the Effective Time, the following sums shall be paid at Closing:

                  (i) Buyer has delivered to the Agent the sum of Nine Million, Eight Hundred Seventy Five Thousand, Sixty Six and 25/100 ($9,875,066.25) Dollars (the "INITIAL ESCROW FUND") concurrently with the execution of this Agreement to be held by the Agent in escrow until Closing pursuant to the terms of the Escrow Agreement. At Closing, the Agent shall pay the Initial Escrow Fund to the Paying Agent and shall pay to Buyer all of the interest accumulated on the Initial Escrow Fund (the "PRE-CLOSING ESCROW INTEREST").

                  (ii) The Acquired Company will deliver to the Paying Agent, in Cash at Closing the aggregate amount of the Option Payments actually paid to the Acquired Company between January 1, 2001 and the Effective Time.

                  (iii) Buyer will deliver in Cash to the Agent at Closing the Indemnity Escrow Fund to be held and disbursed by the Agent pursuant to the Escrow Agreement for a period of one (1) year after the Effective Time or, as to all or a portion thereof as specified in the Escrow Agreement, until such later time as the conditions of the Escrow Agreement have been fulfilled. When, pursuant to the Escrow Agreement, any sums are payable to the Paying Agent, such sums shall be delivered to the Paying Agent and held, invested and distributed, together with interest or income on such investment, by the Paying Agent pursuant to the provisions of the Paying Agent Agreement.

                  (iv) Buyer shall deliver in Cash to the Paying Agent at Closing the balance of the Adjusted Purchase Price less (i) the Initial Escrow Fund and (ii) the Excess Transaction Expenses.

         3.5      PAYING AGENT.

         (a) At Closing, the Acquired Company shall instruct the transfer agent for the Acquired Company Common Shares to close the transfer books for Acquired Company Common Shares at the Effective Time if they have not been previously closed.

         (b) At Closing, the Acquired Company will deliver, or cause to be delivered, to the Paying Agent, the following:

                  (i) a letter of the Acquired Company, to holders of the Shares, announcing the effectiveness of the Merger (the "MERGER ANNOUNCEMENT LETTER");

                  (ii) a form of letter of transmittal to accompany certificates for Outstanding Acquired Company Common Shares when surrendered for payment (a "SHARE LETTER OF TRANSMITTAL");

                  (iii) a form of letter of transmittal to be presented by the holders of Option Shares when requesting payment (an "OPTION LETTER OF TRANSMITTAL");

                  (iv)   from the Transfer Agent, the following:

                         (A) the names, addresses, certificate numbers and share amounts of holders of Shares of record at the Effective Time in a format agreeable to the Paying Agent (the "RECORD SHAREHOLDERS LIST");

                         (B) certified totals of the Acquired Company Common Shares, outstanding at the date of Closing; and

                         (C) a list of all lost, stolen, destroyed or otherwise invalid certificates (the "STOP TRANSFER LIST");

                  (v) a list certified by the Acquired Company as to the names, addresses, certificate numbers and share amounts of Acquired Company Common Shares held by Preliminary Dissenters (the "DISSENTER LIST");

                  (vi) a list certified by the Acquired Company as to the names, addresses, grant numbers, share amounts and required Option Payments for Persons holding Options which have been exercised pursuant to Section 3.3 prior to or at the Effective Time (the "OPTION LIST");

                  (vii) certification by the Acquired Company, consented to by Acquisition Company (which consent shall not be unreasonably withheld), as to the Initial Purchase Price Per Share and the calculation of the Fully Diluted Number of Shares (the "SHARE CERTIFICATION"); and

                  (viii) a copy of the Acquired Company's Proxy Statement relating to the Merger and a copy of this Agreement.

         (c) At Closing the Buyer and the Acquired Company shall enter into the Paying Agent Agreement with the Paying Agent, which shall provide for the required deliveries and the times, manner and method of making payments in accordance with this Agreement to the holders of Acquired Company Common Shares and Option

Shares issuable with respect to Options exercised in accordance with Section
3.3. All fees, costs and expenses of the Paying Agent shall be paid by the Surviving Corporation.

4.       CERTAIN EFFECTS OF MERGER.

         Upon the Closing Date, the separate existence of the Acquisition Company shall cease and all of the estate, property, rights, privileges, immunities and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed and the title to all real estate vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Contemplated Transactions, but shall be vested in the Surviving Corporation. The Surviving Corporation is responsible and liable for all the liabilities and obligations of each of the Constituent Corporations. A claim of or against or a pending proceeding by or against a Constituent Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in the place of the Constituent Corporation. Neither the rights of creditors nor any liens upon the property of a Constituent Corporation are impaired by the Contemplated Transactions.

5.       CLOSING OBLIGATIONS.

         5.1 ACQUIRED COMPANY'S DELIVERIES. At the Closing, Acquired Company shall deliver, or cause to be delivered, to Buyer:

         (a) documents satisfactory to Buyer evidencing exercise or release of all of the Options;

         (b) employment agreements substantially in the form of EXHIBIT 5.1(B), executed by the Key Employees (collectively, "EMPLOYMENT AGREEMENTS") and the Acquired Company;

         (c) a certificate (the "CEO CERTIFICATE") executed by the Chief Executive Officer of the Acquired Company representing and warranting to Buyer that each of the Acquired Company's representations and warranties in Section 7 of this Agreement are accurate in all respects as of the date of this Agreement and remains accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Acquired Company to Buyer at or prior to the Closing Date in accordance with Section 10.2) and that all covenants of the Acquired Company have been performed;

         (d) resignation of all directors of the Acquired Company as may be designated by Buyer;

         (e) certificates of good standing of recent date for the Acquired Company and the Subsidiary certified by the Secretary of State or corresponding certifying authorities of the respective jurisdictions of incorporation;

         (f) a certified copy of the resolution of the board of directors of the Acquired Company authorizing the execution, delivery and performance of this Agreement and any other documents to be delivered by the Acquired Company hereunder;

         (g) an opinion of Kraemer, Burns, Mytelka, Lovell & Kulka, P.A. dated as of the Closing Date, substantially in the form of EXHIBIT 5.1(G);

         (h) a certificate of the Clerk or Secretary of the Acquired Company setting forth:

                  (i)    the number of Acquired Company Common Shares

         outstanding and entitled to vote on the adoption and approval of this Agreement and the Merger;

                  (ii)   the number of votes pertaining to such shares;

                  (iii) the number of votes cast in favor of or against the adoption and approval of this Agreement and the Merger; and

                  (iv) the number of common shares with respect to which the holder thereof both: (x) filed with the Acquired Company before the taking of the vote of the Shareholders of the Acquired Company on the Merger written notice of the holder's intent to demand payment for his shares if the Merger was consummated and (y) did not vote in favor of the Merger, in person or by proxy, at the Acquired Company Shareholder Meeting.

         (i) in Cash, the amounts to be paid by the Acquired Company to the Paying Agent as set forth in Section 3.4 of this Agreement;

         (j) the Paying Agent Agreement and all documents required to be delivered by the Acquired Company to the Paying Agent pursuant to Section 3.5 of this Agreement;

         (k) the duly executed and acknowledged Articles of Merger accompanied by evidence of the approval of the Contemplated Transactions by the holders of the Outstanding Acquired Company Common Shares in the manner prescribed by the Nevada Corporation Act; and

         (l) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.

         5.2 BUYER'S DELIVERIES. At Closing, Buyer shall deliver, or cause to be delivered, to the Acquired Company, the Agent or the Paying Agent:

         (a) in Cash, all amounts required to be delivered by Buyer to the Paying Agent or the Agent pursuant to Section 3.4 of this Agreement;

         (b) certificates executed by the President or other authorized officers of De La Rue and the Acquisition Company representing and warranting to the Acquired Company that:

                  (i)    each of Buyer's representations and warranties in
         Section 8 of this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

                  (ii) all covenants of this Agreement to be performed by Buyer have been performed; and

                  (iii) that the Buyer has no Knowledge of any Breach of this Agreement that would give Buyer the right to terminate this Agreement pursuant to Section 13.1(b)(i).

         (c) certificates of good standing of recent date of the Buyer certified by the Secretary of State or corresponding certifying authority of the respective jurisdictions of incorporation.

         (d) certified copy of resolutions of the board of directors of De La Rue and the board of directors and the shareholder of the Acquisition Company authorizing the execution, delivery and performance of this Agreement and any other documents to be delivered by the Buyer hereunder;

         (e) an opinion of Beattie Padovano, LLC, dated the Closing Date, substantially in the form of EXHIBIT 5.2(E);

         (f) the Paying Agent Agreement and all documents required to be delivered by the Buyer to the Paying Agent pursuant to Section 3.5 of this Agreement;

         (g) the duly executed and acknowledged Articles of Merger accompanied by evidence of the approval of the Contemplated Transactions by the holders of the issued and outstanding shares of the Acquisition Company in accordance with the New Jersey Business Corporation Act; and

         (h) such other documents as Acquired Company may reasonably request for the purpose of otherwise facilitating the consummation of any of the Contemplated Transactions.

6.       ADJUSTMENT TO PURCHASE PRICE.

         6.1      ADJUSTED PURCHASE PRICE.

         (a) As promptly as practicable after the execution of this Agreement, the Acquired Company will prepare the Final Financial Statement and the Final Results Statement and deliver them to Buyer and to Buyer's Accountant. The Acquired Company will cause Acquired Company's Accountant to cooperate with Buyer's Accountant and give Buyer's Accountant full access to the work papers of the Acquired Company's Accountant (other than work papers which Acquired Company's Accountant deems proprietary). The Acquired Company shall give the Buyers' Accountants full access to the books and records of the Acquired Company (at reasonable times). Such Final Financial Statement shall be prepared in the manner set forth in Section 7.4 for the Financial Statements. If the Final Earnings Per Share are greater or less than the Interim Earnings Per Share, then the Purchase Price shall be adjusted to the price (the "ADJUSTED PURCHASE PRICE") as follows:

                  (i) if the Final Earnings Per Share equal or exceed $0.15, the Purchase Price shall be increased or reduced by $0.05 per Outstanding Acquired Company Common Share (without giving effect to the Options exercised after December 31, 2000) for each $0.01 by which the Final Earnings Per Share are above or below, as the case may be, the Interim Earnings Per Share (rounded in each case to the nearest $0.01) but in no event shall the Adjusted Purchase Price exceed $2.50 per Outstanding Acquired Company Common Share; or

                  (ii) if the Final Earnings Per Share are less than $0.15 but greater than or equal to $0.125, the Purchase Price shall be reduced as set forth in paragraph (i) and further reduced by $0.05 per Outstanding Acquired Company Share for each $0.005 by which the Final Earnings Per Share fall below $0.15 (rounded in each case to the nearest $0.005); or

                  (iii) if the Final Earnings Per Share are less than $0.125, the Purchase Price shall be reduced to $2.00 per Outstanding Acquired Company Common Share.

         (b) Within fifteen (15) business days of the delivery of the Final Financial Statement and the Final Results Statement, the Acquired Company's Representative and the Buyer's Accountant shall confer to determine whether they agree upon the Adjusted Purchase Price. During that period the Buyer's Accountant shall have full access to the work papers of the Acquired Company's Accountant (other than work papers which such Acquired Company's Accountant deems proprietary) and, at reasonable times, the books and records of the Acquired Company. If the Acquired Company's Accountant and the Buyer's Accountant agree upon the calculation of the Adjusted Purchase Price, such agreement shall be conclusive and binding upon the Buyer and Acquired Company. If the Acquired Company's Representative and the Buyer's Accountant cannot agree upon the calculation of the Adjusted Purchase Price, the Buyer's Representative and the Acquired Company's Representative shall, within such fifteen (15) business day period deliver to each other and to the Buyer and Acquired Company the respective calculations (collectively, the "PRICE CALCULATIONS") of the Adjusted Purchase Price and, within twenty (20) business days of the delivery of the Final Financial Statement and the Final Results Statement by Acquired Company, if the Buyer and Acquired Company have not yet agreed upon the calculation of the Adjusted Purchase Price, the Buyer and the Acquired Company shall submit, or cause to be submitted, to the Review Accountants the Final Financial Statement, the Final Results Statement, all work papers of either Buyer's Accountant or Acquired Company's Accountant (other than work papers which such Acquired Company's Accountant deems proprietary) and the Price Calculations (collectively, the "PRICE DOCUMENTATION"). The Review Accountants shall deliver to the Buyer, the

Acquired Company, the Buyer's Accountant and the Acquired Company's Representative, within fifteen (15) days of submission of the Price Documentation, a certification as to whether the Buyer's Price Calculation or the Acquired Company's Price Calculation is, in the opinion of the Review Accountant, correct. The determination of the Review Accountant, who shall have no discretion to certify any calculation other than the Buyer's Price Calculation or the Acquired Company's Price Calculation, shall be conclusive and binding upon the Buyer, the Acquired Company and their respective Accountants and Representatives. The Buyer and the Acquired Company shall each bear the expense of their respective Accountants and Representatives. The party whose Price Calculation is not chosen by the Review Accountant shall pay the cost and expense of the Review Accountant. Any fees payable by the Acquired Company to the Acquired Company's Accountant or to the Review Accountant shall be Transaction Expenses.

         (c) If the Final Results Statement delivered by the Acquired Company shows that the Final Earnings per Share are less than $0.125, either Buyer or the Acquired Company shall have the right to terminate this Agreement by notice to the other party and the Agent given within ten(10) days of the delivery to Buyer of the Final Financial Statement and the Final Results Statement. If the Buyer's Price Calculation is based upon Final Earnings Per Share that are less than $0.125 and the Review Accountant certifies the Buyer's Price Calculation as being correct, either the Acquired Company or Buyer shall have the right to terminate this Agreement by notice to the other party and the Agent given within ten (10) days of the delivery to Buyer and the Acquired Company of such Review Accountant's certification. If any such notice shall not have been given by a party within the said time periods, such party's right to terminate shall be deemed to have been waived.

         6.2      ESCROWS.

         (a) At the execution of this Agreement, the Buyer and the Acquired Company have entered into the Escrow Agreement, to provide for:

                  (i) the Initial Escrow Fund and Pre-Closing Interest to be delivered, on the terms set forth in the Escrow Agreement, at Closing in accordance with Section 3.4(d)(i) or, upon Termination, in accordance with Section 13.3 of this Agreement; and

                  (ii) the Indemnity Escrow Fund; and the delivery of the Escrowed Purchase Price to the Paying Agent, in accordance with the provisions of Section 3.4(d)(iii) of this Agreement and the provisions of the Escrow Agreement, and the balance of the Indemnity Escrow Fund to the Surviving Corporation in accordance with the provisions of the Escrow Agreement;

         (b) All fees, costs and expenses of the Agent shall be paid by the Buyer, in the event of Termination, or the Surviving Corporation in the event of consummation of the Contemplated Transactions.

7.       REPRESENTATIONS AND WARRANTIES OF ACQUIRED COMPANY.

Acquired Company represents and warrants to Buyer as follows:

         7.1      ORGANIZATION AND GOOD STANDING.

         (a) Part 7.1 of the Disclosure Letter contains a complete and accurate list with respect to the Acquired Company and the Subsidiary, respectively, of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. The Acquired Company and the Subsidiary, respectively, is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under Applicable Contracts. The Acquired Company and the Subsidiary, respectively, are duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) True copies of the Organizational Documents of the Acquired Company and the Subsidiary, as currently in effect, have been delivered to Buyer.

         7.2      AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid and, when approved by the Shareholders of the Acquired Company in accordance with Nevada law, binding obligation of the Acquired Company, enforceable against the Acquired Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other similar laws relating to or affecting the enforcement of debtors' and creditors' rights generally, (ii) general principles of equity, and
(iii) the discretion of a Governmental Body. All documents executed by the Acquired Company at Closing (collectively, the "ACQUIRED COMPANY'S CLOSING DOCUMENTS") will constitute the legal valid and binding obligations of the Acquired Company, enforceable against the Acquired Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other similar laws relating to or affecting the enforcement of debtors' and creditors' rights generally, (ii) general principles of equity, and (iii) the discretion of a Governmental Body. The Acquired Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and once this Agreement is approved by the Acquired Company's Shareholders in accordance with Nevada law, to deliver the Acquired Company Closing Documents and to perform its obligations under this Agreement and the Acquired Company's Closing Documents.

         (b) Except as set forth in Part 7.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i)    contravene, conflict with, or result in a violation of
         (A) any provision of the Organizational Documents of the Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or any of the assets owned or used by the Acquired Company may be subject except for the rights of dissenting shareholders under the Nevada Corporation Act;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company except as set forth in Part 7.17 of the Disclosure Letter;

                  (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract except as set forth in Part 7.17 of the Disclosure Letter; or

                  (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company.

Except as set forth in Part 7.2 and 7.17 of the Disclosure Letter, the Acquired Company is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         7.3      CAPITALIZATION.

         The authorized equity securities of the Acquired Company consist solely of 25,000,000 shares of common stock, par value $ 0.001 per share, of which 5,642,895 shares are issued and outstanding all of which constitute the Outstanding Acquired Company Common Shares. All of the Options granted by Acquired Company are set forth on EXHIBIT A and except for the holders of the Options, no Person has been granted any options or warrants by the Acquired Company with respect to the Acquired Company Common Shares. With the exception of the Outstanding Acquired Company Common Shares, all of the outstanding equity securities and other securities of the Acquired Company are owned of record and beneficially by the Acquired Company, free and clear of all Encumbrances except for the Options. No legend or other reference to any purported Encumbrance has been placed by the Acquired Company upon any certificate representing equity securities of the Acquired Company. All of the outstanding equity securities of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. The Acquired Company has entered into no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company other than the Options. None of the Outstanding Acquired Company Common Shares, Options or outstanding equity securities or other securities of the Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. The Acquired Company does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person (other than the Acquired Company) or any direct or indirect equity or ownership interest in any other business. The Subsidiary is the only Subsidiary of the Acquired Company.

         7.4      FINANCIAL STATEMENTS.

         The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP; the Financial Statements referred to in this Section 7.4 reflect the consistent application of such accounting principles throughout the periods involved. No Financial Statements of any Person other than the Acquired Company and the Subsidiary are required by GAAP to be included in the consolidated Financial Statements of the Acquired Company.

         7.5      BOOKS AND RECORDS.

         Except as set forth in Part 7.5 of the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Acquired Company and the Subsidiary: (i) have been made available to Buyer and, except as set forth in Part 7.5 of the Disclosure Letter, are complete and correct and
(ii) have been maintained in accordance with sound business practices. Except as set forth in Part 7.5 of the Disclosure Letter, the minute books of the Acquired Company delivered to Buyer contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Acquired Company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company, except as set forth in Part 7.5 of the Disclosure Letter.

         7.6      TITLE TO PROPERTIES; ENCUMBRANCES.

         Neither the Acquired Company nor the Subsidiary owns or has ever owned any real property. Part 7.6 of the Disclosure Letter contains a complete and accurate list of all real property leased by the Acquired Company or the Subsidiary. The Acquired Company has delivered or made available to Buyer copies of the leases and other instruments by which the Acquired Company or the Subsidiary acquired such leaseholds and interests and title insurance policies, opinions, abstracts, and surveys in its possession or in the possession of the Subsidiary and relating to such leaseholds or interests. Part 7.6 of the Disclosure Letter contains a complete and accurate list of (i) all the properties and assets over $5,000.00 (whether real, personal, or mixed and whether tangible or intangible) (other than inventory) owned, leased or operated by the Acquired Company and/or the Subsidiary and reflected as owned or leased in the books and records of the Acquired Company, including all of the properties and assets reflected in the Balance Sheet (except for (x) inventory or (y) personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and (ii) all of the properties and assets (other than inventory) purchased or otherwise acquired by the Acquired Company since the date of the Financial Statement (except for personal property acquired and sold since the date of the Financial Statement in the Ordinary Course of Business and consistent with past practice). Except as set forth in Part 7.6 of the Disclosure Letter, all material properties and assets reflected in the Financial Statements are free and clear of all Encumbrances.

         7.7      CONDITION AND SUFFICIENCY OF ASSETS.

         The Facilities and all other property and assets of the Acquired Company and the Subsidiary are in good operating condition and repair except for ordinary wear and tear, are adequate for the uses to which they are being put, and none of such Facilities or other property and assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Facilities and property and assets of the Acquired Company and the Subsidiary are sufficient for the continued conduct of the respective businesses of the Acquired Company and the Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

         7.8      ACCOUNTS RECEIVABLE.

         All accounts receivable of the Acquired Company and the Subsidiary (collectively, the "ACCOUNTS RECEIVABLE") set forth in the Final Financial Statement will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Final Financial Statement (which reserves are adequate and calculated consistent with past practice. Except as set forth on Part 7.8 of the Disclosure Letter and subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. Part 7.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of December 31, 2000 which list sets forth the aging of such Accounts Receivable.

         7.9      INVENTORY.

         All inventory of the Acquired Company or the Subsidiary reflected in the Financial Statements consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved against, written off or written down to net realizable value in the Financial Statements. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Acquired Company and the Subsidiary.

         7.10     NO UNDISCLOSED LIABILITIES.

         Except as set forth in Part 7.10 of the Disclosure Letter, neither the Acquired Company nor the Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         7.11     TAXES.

         (a) The Acquired Company, the Subsidiary and its predecessor entities have filed or caused to be filed (on a timely basis since the year ending December 31, 1994) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Acquired Company has delivered to Buyer copies of, and Part 7.11 of the Disclosure Letter contains a complete and accurate list of such Tax Returns filed since 1994. The Acquired Company and the

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Subsidiary has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Acquired Company or the Subsidiary, except such Taxes, if any, as are listed in Part 7.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

         (b) the United States federal and state income Tax Returns of the Acquired Company and the Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax authorities or are closed by the applicable statute of limitations for all taxable years through 1996. Part 7.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 7.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings.
Part 7.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Acquired Company or any group of corporations including the Acquired Company for all taxable years since 1996 and the resulting deficiencies proposed by the IRS. Except as described in Part 7.11 of the Disclosure Letter, neither the Acquired Company nor Subsidiary has given or been requested to give any waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or Subsidiary or for which the Acquired Company or Subsidiary may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Company's liability for Taxes. There exists no proposed Tax assessment against the Acquired Company or Subsidiary except as set forth in Part 7.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Acquired Company or Subsidiary. All Taxes that the Acquired Company or Subsidiary is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) the Acquired Company are true, correct, and complete. There is no Tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement. Neither the Acquired Company nor Subsidiary is nor within the five (5) year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), neither the Acquired Company nor any target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 7.11 of the Disclosure Letter lists all such target affiliates.

         7.12     NO MATERIAL ADVERSE CHANGE.

         Except as set forth in Part 7.12 of the Disclosure Letter, and since the Financial Statements for the year ended December 31, 1999 through the date of this Agreement, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Acquired Company or the Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change. Since the Final Financial Statement and through and including the Closing Date, there will have been no material adverse change in the business operation, properties, assets or condition of the Acquired Company or the Subsidiary and no event will have occurred or circumstance existed that may result in such a material adverse change.

         7.13     EMPLOYEE BENEFITS.

         (a) As used in this Section 7.13, the following terms have the meanings set forth below.

         "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Acquired Company or an ERISA Affiliate of the Acquired Company.

         "COMPANY PLAN" means all Plans of which the Acquired Company or an ERISA Affiliate of the Acquired Company is or was a Plan Sponsor, or to which the Acquired Company or an ERISA Affiliate of the Acquired Company otherwise contributes or has contributed, or in which the Acquired Company or an ERISA Affiliate of the Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of the Acquired Company or any ERISA Affiliate of the Acquired Company.

         "ERISA AFFILIATE" means, with respect to the Acquired Company, any other person that, together with the Acquired Company, would be treated as a single employer under IRCss. 414.

         "MULTI-EMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

         "PLAN" has the meaning given in ERISA ss. 3(3).

         "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C.ss.1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

         "WELFARE PLAN" has the meaning given in ERISA ss. 3(1).

         (b)      (i)    Part 7.13(b)(i) of the Disclosure Letter contains a
         complete and accurate list of all Company Plans and Other Benefit Obligations. Neither the Acquired Company nor any ERISA Affiliate has or has ever had any Company VEBAs, defined Benefit Pension Plans, Title IV Plans, Multi-Employer Plans or post-retirement benefits other than Company Plans.

                  (ii) Part 7.13(b)(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                  (iii) Part 7.13(b)(iii) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

         (c)      Acquired Company has delivered to Buyer:

                  (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Acquired Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, and Company Other Benefit Obligations, for which a plan description or summary plan description is not required;

                  (ii) all personnel, payroll, and employment manuals and policies;

                  (iii) all insurance policies purchased by or to provide benefits under any Company Plan;

                  (iv) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation;

                  (v) all reports submitted within the two (2) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

                  (vi)   the Form 5500 filed in each of the most recent three
         (3) plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                  (vii) all notices that were given by the Acquired Company or any ERISA Affiliate of the Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this
         Section 7.13;

                  (viii) all notices regarding a Qualified Plan or any Company Plan that were given by the IRS to the Acquired Company, any ERISA Affiliate of the Acquired Company, or any Company Plan within the four
         (4) years preceding the date of this Agreement;

                  (ix) with respect to Qualified Plans, the most recent determination letter, if any, for each Plan of the Acquired Company that is a Qualified Plan; and

         (d)      Except as set forth in Part 7.13(d) of the Disclosure Letter:

                  (i) The Acquired Company and the Subsidiary have each performed all of its obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Company and the Subsidiary have each made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                  (ii) No statement, either written or oral, has been made by the Acquired Company or the Subsidiary to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Acquired Company or the Subsidiary or to Buyer.

                  (iii) The Acquired Company and the Subsidiary, with respect to all Company Plans and Company Other Benefits Obligations and each Company Plan and Company Other Benefit Obligation is in full compliance with ERISA, and the IRC.

                         (A) No transaction prohibited by ERISAss.406 and no "prohibited transaction" under IRCss.4975(c) have occurred with respect to any Company Plan.

                         (B) Neither the Acquired Company nor the Subsidiary has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                         (C) Neither the Acquired Company nor the Subsidiary has any liability to the PBGC with respect to any Plan or has any liability under ERISA ss. 502 orss.4071.

                         (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                         (E) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan is subject to Tax as unrelated business taxable income.

                  (iv) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount.

                  (v)    Since 1998, there has been no amendment of any Company
         Plan.

                  (vi) The Acquired Company has received no notice of any event or circumstance that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation, is pending or, to Acquired Company's Knowledge, is Threatened.

                  (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC ss. 401(a).

                  (ix) Each Qualified Plan of the Acquired Company is qualified in form and operation under IRC ss. 401(a); each trust for each such Plan is exempt from federal income Tax under IRC ss. 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of Tax-exempt status of any such Plan or trust.

                  (x)    No Company Plan is subject to Title IV of ERISA.

                  (xi) Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated.

                  (xii) Except to the extent required under ERISA ss. 601 ET SEQ. and IRC ss. 4980B, the Acquired Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (xiii) The Acquired Company has complied with the provisions of ERISAss.601 ET SEQ. and IRCss.4980B.

                  (xiv) No payment that is owed or may become due to any director, officer, employee, or agent of the Acquired Company will be non-deductible to the Acquired Company or subject to Tax under IRC ss. 280G or ss. 4999; nor will the Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise Tax on a payment to such person.

                  (xv) Except as set forth in the Plans, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under such Plans.

         7.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

         (a)      Except as set forth in Part 7.14 of the Disclosure Letter:

                  (i) the Acquired Company and Subsidiary is, and at all times since January 1, 1998 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) to the Knowledge of the Acquired Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company or the Subsidiary of, or a failure on the part of the Acquired Company or the Subsidiary to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company or the Subsidiary to undertake, or to bear all or any portion of the cost of, any material remedial action related to such Legal Requirement; and

                  (iii) Neither the Acquired Company nor the Subsidiary has received, at any time since January 1, 1998, any notice from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Other than Certificates of Occupancy for leased premises, all of which have been obtained, neither the Acquired Company nor the Subsidiary requires any Governmental Authorizations to permit the Acquired Company or the Subsidiary to lawfully conduct and operate its business in the manner currently conducted and to operate such business and to permit the Acquired Company or the Subsidiary to own and use its assets in the manner in which it currently owns and uses such assets.

         7.15     LEGAL PROCEEDINGS; ORDERS.

         (a) Except as set forth in Part 7.15 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Acquired Company or the Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company or the Subsidiary; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of the Acquired Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Acquired Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
7.15 of the Disclosure Letter. The Proceedings listed in Part 7.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Company or the Subsidiary.

         (b)      Except as set forth in Part 7.15 of the Disclosure Letter:

                  (i) there is no Order to which any of the Acquired Company or the Subsidiary, or any of the assets owned or used by the Acquired Company or the Subsidiary, is subject;

                  (ii) Neither the Acquired Company nor the Subsidiary is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Company or the Subsidiary; and

                  (iii) to the Knowledge of the Acquired Company or the Subsidiary, no officer, director, agent, or employee of the Acquired Company or the Subsidiary is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company or the Subsidiary.

         (c)      Except as set forth in Part 7.15 of the Disclosure Letter:

                  (i) the Acquired Company and the Subsidiary is, and at all times since January 1, 1998 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Acquired Company or the Subsidiary, or any of the assets owned or used by the Acquired Company or the Subsidiary, is subject; and

                  (iii) Neither the Acquired Company nor the Subsidiary has received, at any time since January 1, 1998, any notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Company or the Subsidiary, or any of the assets owned or used by the Acquired Company or the Subsidiary, is or has been subject.

         7.16     ABSENCE OF CERTAIN CHANGES AND EVENTS.

         Except as set forth in Part 7.16 of the Disclosure Letter, since the date of the Financial Statement for the year ended December 31, 1999, the Acquired Company or the Subsidiary has conducted their respective businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; the Options in Schedule A; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or any of the foregoing with respect to the Subsidiary;

         (b) amendment to the Organizational Documents of the Acquired Company or the Subsidiary;

         (c) payment or increase by the Acquired Company or the Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer, or employee except for those actions or agreements which give rise to Transaction Expenses;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company or the Subsidiary;

         (e) damage to or destruction or loss of any asset or property of the Acquired Company or the Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company or the Subsidiary, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) transaction involving a total remaining commitment by or to the Acquired Company or the Subsidiary of at least $100,000.00;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company or the Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Acquired Company or the Subsidiary in excess of $25,000.00;

         (i) material change in the accounting methods used by the Acquired Company or the Subsidiary;

         (j) agreement, whether oral or written, by the Acquired Company or the Subsidiary to do any of the foregoing; or

         (k) other event or condition of any kind to the Knowledge of the Acquired Company or the Subsidiary that has or might have a material adverse effect on the financial condition of the Acquired Company or the Subsidiary.

         7.17     CONTRACTS; NO DEFAULTS.

         (a) Part 7.17(a) of the Disclosure Letter contains a complete and accurate list, and the Acquired Company has delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Acquired Company or Subsidiary of an amount or value in excess of $25,000.00;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Acquired Company or the Subsidiary of an amount or value in excess of $25,000.00;

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Acquired Company or Subsidiary in excess of $25,000.00;

                  (iv) Except for those listed in Part 7.6 of the Disclosure Letter each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with terms of less than one (1) year);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Acquired Company or any Affiliate of the Acquired Company or limit the freedom of the Acquired Company or any Affiliate of the Acquired Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;

                  (xii) each Applicable Contract for capital expenditures in excess of $25,000.00;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Acquired Company other than in the Ordinary Course of Business; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b)      Except as set forth in Part 7.17(b) of the Disclosure Letter:

                  (i) No director, officer or employee (and no Related Person thereof) of the Acquired Company or Subsidiary has any rights under, and has no obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company or the Subsidiary; and

                  (ii) No officer, director, agent, employee, consultant, or contractor of the Acquired Company or Subsidiary is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 7.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 7.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms against Acquired Company in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other similar laws relating to or affecting the enforcement of debtors' and creditors' rights generally, (ii) general principles of equity, and (iii) the discretion of a court or other adjudicative body.

         (d)      Except as set forth in Part 7.17(d) of the Disclosure Letter:

                  (i) the Acquired Company and the Subsidiary, respectively, is, and at all times since January 1,1998 has been, in full compliance with all material applicable terms and requirements of each Contract under which the Acquired Company or the Subsidiary has or had any obligation or liability or by which the Acquired Company or the Subsidiary of any of the assets owned or used by the Acquired Company or the Subsidiary is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Acquired Company or the Subsidiary has or had any rights is, and at all times since January 1,

         1998 has been, in full compliance with all material applicable terms and requirements of such Applicable Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Acquired Company or the Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) Neither the Acquired Company nor the Subsidiary has given to or received from any other Person, at any time since January 1, 1998, any notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company or the Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Company or the Subsidiary have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

         7.18     INSURANCE.

         (a)      Acquired Company has delivered to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Acquired Company or Subsidiary is a party or under which the Acquired Company or Subsidiary, or any director of the Acquired Company or Subsidiary is insured.

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of the Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b)      Part 7.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Acquired Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Acquired Company; and

                  (iii) all obligations of the Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 7.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the four (4) preceding policy years:

                  (i)    a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $25,000.00, which sets forth:

                         (A)   the name of the claimant;

                         (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                         (C)   the amount and a brief description of the claim;
                  and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d)      Except as set forth on Part 7.18(d) of the Disclosure Letter:

                  (i) All policies to which the Acquired Company or Subsidiary is a party or that provide coverage to the Acquired Company or Subsidiary or any director or officer of the Acquired Company or Subsidiary.

                         (A)   are valid and outstanding;

                         (B) to the knowledge of the Acquired Company are issued by an insurer that is financially sound and reputable;

                         (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Company and Subsidiary for the risks insured;

                         (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Acquired Company and Subsidiary is a party or by which any of them is bound;

                         (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

                         (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Acquired Company or Subsidiary.

                  (ii) Neither the Acquired Company nor Subsidiary has received:

                         (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or

                         (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

                  (iii) The Acquired Company and Subsidiary have paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company, Subsidiary or director thereof; and

                  (iv) The Acquired Company and the Subsidiary have given notice to the insurer of all claims that may be insured thereby.

         7.19     ENVIRONMENTAL MATTERS.

         Except as set forth in part 7.19 of the Disclosure Letter:

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

         (a)      To the Knowledge of the Acquired Company:

                  (i) The Acquired Company and the Subsidiary, respectively, is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law; and

                  (ii) Neither the Acquired Company nor the Subsidiary has any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from any Governmental Body or private citizen acting in the public interest, or the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Acquired Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) To the Knowledge of the Acquired Company, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to the operation by the Acquired Company or Subsidiary of the Facilities of the Acquired Company or Subsidiary or with respect to any other properties and assets (whether real, personal, or mixed) which are owned or leased by the Acquired Company or Subsidiary.

         (c) To the Knowledge of the Acquired Company, neither the Acquired Company nor the Subsidiary has any basis to expect, nor has either of them or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Acquired Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) To the Knowledge of the Acquired Company, neither the Acquired Company nor the Subsidiary, nor or any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) which the Acquired Company or Subsidiary (or any predecessor of either) owns or leases.

         (e) To the Knowledge of the Acquired Company, there are no Hazardous Materials present on or in the Environment within the Facilities including any Hazardous Materials contained in barrels or other containers, either temporary or permanent, and deposited within the Facilities. To the Knowledge of the Acquired Company, neither the Acquired Company nor the Subsidiary nor any other Person for whose conduct it is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity within the Facilities except in full compliance with all applicable Environmental Laws.

         (f) There has been no Release or, to the Knowledge of the Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities.

         (g) Neither the Acquired Company nor Subsidiary has received any reports, studies, analyses, tests, or monitoring initiated by the Acquired Company or the Subsidiary pertaining to Hazardous Materials or Hazardous

Activities in, on, or under the Facilities, or concerning compliance by the Acquired Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         (h) Neither the Acquired Company nor Subsidiary has received any notice from any Governmental Body or other Person that there has been any Release of Hazardous Materials or violation of Environmental Laws with respect to the premises of which the Facilities are a part.

         7.20     EMPLOYEES.

         (a) Part 7.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company and the Subsidiary, including each employee on leave of absence or layoff status: employer; name; job title; current compensation; and vacation in excess of one week accrued and carried over.

         (b) No Key Employee of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Company, or (ii) the ability of the Acquired Company or the Subsidiary to conduct its business, including any Proprietary Rights Agreement with the Acquired Company by any such employee or director. To the Acquired Company's Knowledge, no Key Employee of the Acquired Company intends to terminate his employment with the Acquired Company.

         (c) No retired employee or director of the Acquired Company or the Subsidiary, or their dependents is receiving benefits or scheduled to receive benefits in the future, except under the Acquired Company's Qualified Plan.

         7.21     LABOR RELATIONS; COMPLIANCE.

The Acquired Company has never been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened:

         (a) any strike, slowdown, picketing, work stoppage, or employee grievance process;

         (b) any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Company or their premises; or

         (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Acquired Company, and no such action is contemplated by the Acquired Company. The Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Acquired Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         7.22     INTELLECTUAL PROPERTY.

         (a) INTELLECTUAL PROPERTY ASSETS -- The term "INTELLECTUAL PROPERTY ASSETS" includes:

                  (i) the names "ATS Money Systems, Inc," "Innovative Electronics") and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "MARKS");

                  (ii) all patents and patent applications (collectively, "PATENTS");

                  (iii) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS");

                  (iv) all rights in mask works (collectively, "RIGHTS IN MASK WORKS"); and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed by the Acquired Company or the Subsidiary as licensee or licensor.

         (b) AGREEMENTS -- Part 7.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Intellectual Property Assets and all Contracts relating to the Intellectual Property Assets to which the Acquired Company or the Subsidiary is a party or by which the Acquired Company or the Subsidiary is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000.00 under which the Acquired Company or the Subsidiary is the licensee. There are no outstanding and, to the Acquired Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

         (c)      KNOW-HOW NECESSARY FOR THE BUSINESS

                  (i) The Intellectual Property Assets owned by the Acquired Company and the Subsidiary are all those necessary for the operation of the respective businesses of the Acquired Company and Subsidiary as they are currently conducted or as reflected in any business plan given to Buyer. The Acquired Company or the Subsidiary is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Those Employees whose names are set forth in Part 7.20(c) of the Disclosure Letter have executed written Contracts with the Acquired Company or the Subsidiary that assign to the Acquired Company or the Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business of the Acquired Company or the Subsidiary. No employee of the Acquired Company or the Subsidiary has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company or the Subsidiary.

         (d)      PATENTS

                  (i) Part 7.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents which have been applied for by the Acquired Company or the Subsidiary and which the Acquired Company or the Subsidiary holds all right, title and interest in, free and clear of all liens, security interests, charges, encumbrances, equities. Other than Patents which are the subject of pending applications, neither the Acquired Company nor the Subsidiary is the owner of any Patents.

                  (ii) The pending Patent application has not been nor is it now involved in any interference, reissue, reexamination, or opposition proceeding.

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

                  (iii) Other than as set forth in Part 7.22 of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by the Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (iv) All products made, used, or sold under pending Patents have been marked with the proper patent notice.

         (e)      TRADEMARKS

                  (i) Part 7.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. Subject to the final action by the Patent and Trademark Office, the Acquired Company or the Subsidiary is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, to the extent final action has been taken by the Patent and Trademark office, and are not subject to any maintenance fees or Taxes or actions falling due within ninety
         (90) days after the Closing Date.

                  (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Acquired Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (iv) To Acquired Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) To Acquired Company's Knowledge, no Mark is infringed or, has been challenged or threatened in any way. To Acquired Company's Knowledge, none of the Marks used by the Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

         (f)      COPYRIGHTS

                  (i) Part 7.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights owned by the Acquired Company or the Subsidiary. The Acquired Company or the Subsidiary is the owner of all right, title, and interest in and to each of the Copyrights. All Copyrights are free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii)   The Copyrights have not been registered.

                  (iii) To the Acquired Company's Knowledge, no Copyright is owned by the Acquired Company or Subsidiary infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) To the Acquired Company's Knowledge, all works encompassed by the Copyrights have been marked with the proper copyright notice.

         (g)      TRADE SECRETS

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Acquired Company and the Subsidiary have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) The Acquired Company or Subsidiary have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Acquired Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Company) or to the detriment of the Acquired Company or Subsidiary. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         7.23     CERTAIN PAYMENTS.

         Neither the Acquired Company nor the Subsidiary, nor director, officer, agent, or employee of the Acquired Company or the Subsidiary, or any other Person associated with or acting for or on behalf of the Acquired Company or the Subsidiary, has directly or indirectly:

         (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

                  (i)    to obtain favorable treatment in securing business;

                  (ii)   to pay for favorable treatment for business secured;

                  (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or the Subsidiary or (iv) in violation of any Legal Requirement; or

         (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company or Subsidiary.

         7.24     DISCLOSURE.

         No representation or warranty of Acquired Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         7.25     RELATIONSHIPS WITH RELATED PERSONS.

         No Related Person of Acquired Company has, or since January 1, 1998 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company's business. No Related Person of Acquired Company is, or since August 28, 1987 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Acquired Company, or
(ii) engaged in competition with the Acquired Company with respect to any line of the products or services of the Acquired Company (a "COMPETING BUSINESS") in any market presently served by the Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 7.25 of the Disclosure Letter, no Related Person of Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company.

         7.26     BROKERS OR FINDERS.

         Except as set forth in Part 7.25 of the Disclosure Letter, the Acquired Company and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         7.27     HSR ACT.

         The Acquired Company is not controlled by any person within the meaning of the HSR Act, and the regulations promulgated thereunder.

         7.28     PRODUCT DESIGN; WARRANTIES.

         (a) Except as set forth in Part 7.28 (a) of the Disclosure Letter, the Acquired Company or the Subsidiary is not, and has not agreed to become, responsible for any consequential, exemplary or punitive damages or made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Acquired Company;

         (b) There are no warranties (express or implied) outstanding with respect to any such products or services other than any such implied by law pursuant to the Uniform Commercial Code or the Acquired Company's customer purchase order or contract forms, all of which have been provided to the Buyer;

         (c) Except as set forth in Part 7.28(a) of the Disclosure Letter, the Acquired Company or the Subsidiary has no Knowledge of any design, manufacturing or other defects, latent or otherwise, with respect to any such products;

         (d) The Acquired Company has not modified or expanded its warranty obligation to any customer beyond that set forth in the exceptions described above or in the Disclosure Letter. No products have been sold or distributed by the Acquired Company under an understanding that such products would be returnable other than in accordance with the Acquired Company's written standard return policy.

         7.29     PROXY MATERIALS.

         The Proxy Statement and all other information with respect to the Acquired Company and its officers and directors to be provided to holders of Acquired Company Common Shares (the "SHAREHOLDER INFORMATION") eligible to vote at the Acquired Company Shareholder Meeting to be held pursuant to Section 9.7 will not, on the date furnished to the Acquired Company Shareholders or on the Closing Date, as then amended or supplemented, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

         7.30     SECURITIES LAW COMPLIANCE.

         Issuance of all shares of stock, options, warrants and other securities issued by the Acquired Company (and any predecessor entity) have been issued in full and complete compliance with the Exchange Act and the Securities Act and all other applicable securities laws.

8.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Acquired Company as follows:

         8.1      ORGANIZATION AND GOOD STANDING.

         (a) ATSMACO is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. De La Rue Inc. is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

         (b) True and complete copies of the Organizational Documents of De La Rue Inc. and of ATSMACO as currently in effect, have been delivered to the Acquired Company.

         8.2      AUTHORITY; NO CONFLICT.

         (a) This Agreement, subject to any contingencies set forth herein, constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery of the documents to be executed by Buyer at Closing (collectively, the "BUYER'S CLOSING DOCUMENTS"), the Buyer's Closing Documents will at the time of Closing constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will directly or indirectly (with or without notice or lapse of time):

                  (i)    (A)   contravene, conflict with or results in a
         violation of any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors or stockholders of De La Rue Inc. or ATSMACO;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer or any of the assets owned or used by the Buyer may be subject;

                  (iii) contravene, conflict with, or result in a violation of or give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                         (A)   any provision of Buyer's Organizational
                  Documents;

                         (B) any resolution adopted by the board of directors or the stockholders of Buyer;

                         (C) any Legal Requirement or Order to which Buyer may be subject; or

                         (D) any Contract to which Buyer is a party or by which Buyer may be bound.

                  (iv) contravene, conflict with, or result in a violation of, or given any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that might in any way affect the Buyer's right or ability to perform its obligations under this Agreement or carry out the Contemplated Transactions; or

                  (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer.

The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly authorized and approved by the board of directors and shareholders of ATSMACO and by the board of directors and shareholders of De La Rue Inc.

         8.3      FINANCIAL STATEMENTS.

         The balance sheet of De La Rue as at December 31, 2000 (the "DLR BALANCE SHEET"), delivered to the Acquired Company, at or before the execution hereof, fairly presents the financial condition of De La Rue as at the date of such balance sheet, all in accordance with GAAP; the financial statements referred to in this Section 8.3 reflect the consistent application of such accounting principles in this balance sheet and in the year end balance sheet of De La Rue Inc. as at the end of its most recent fiscal year. Since the date of the DLR Balance Sheet, there has not been any event or condition of any kind that, to the knowledge of Buyer, might have a material adverse impact on the financial condition of the Buyer. The Buyer has no liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the DLR Balance Sheet other than current liabilities incurred in the Ordinary Course of Business since the date of the DLR Balance Sheet, which taken as a whole, do not and will not have a material adverse effect on the financial condition of the Buyer.

         8.4      FINANCIAL ABILITY.

         The Buyer has the financial ability to complete the Contemplated Transactions. In addition, Buyer has delivered to the Acquired Company the comfort letter of De La Rue Holding, plc dated February 27, 2001 which is true, complete and accurate but which does not constitute a guarantee.

         8.5      NO MATERIAL ADVERSE CHANGE.

         Since the DLR Balance Sheet through the date of this Agreement, there has not been any material adverse change in the business, operations, properties, assets of conditions of the Buyer and no event has occurred or circumstance exist that may result in such a material adverse change.

         8.6      DISCLOSURE.

         (a) No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they are made, not misleading.

         (b) No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) The DLR Balance Sheet does not contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

         8.7      INVESTMENT INTENT.

         Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         8.8      CERTAIN PROCEEDINGS.

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         8.9      BROKERS OR FINDERS.

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Acquired Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         8.10     INFORMATION IN PROXY STATEMENT.

         The information supplied by the Buyer for inclusion in the Proxy Statement or in any announcement or letter of transmittal shall not, at the date of the Proxy Statement (or any supplement thereto) is first mailed to the Shareholders of the Acquired Company or at the time of the Acquired Company Shareholder Meeting, or, as of the date of the announcement or letter of transmittal is mailed or announced, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Acquired Company Shareholder Meeting any event or circumstance relating to the Acquisition Company or any of its affiliates, or its or their respective officers or directors should be discovered by the Buyer that should be set forth in a supplement to the Proxy Statement, Buyer shall promptly inform the Acquired Company.

         8.11     TERMINATION PAYMENT.

         The amount of the Termination Payment is a reasonable good faith estimate of direct and indirect costs incurred by Buyer in connection with this Agreement.

9.       COVENANTS OF THE ACQUIRED COMPANY OR THE SUBSIDIARY PRIOR TO CLOSING
DATE.

         9.1      ACCESS AND INVESTIGATION.

         Between the date of this Agreement and the Closing Date, Acquired Company will and will cause its Representatives to:

         (a) afford Buyer and their Representatives full and free access to the Acquired Company's personnel, properties, contracts, books and records, and other documents and data at reasonable times without unreasonable disturbance to the operations of the Acquired Company or the Subsidiary;

         (b) furnish Buyer and Buyer's Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and

         (c) furnish Buyer and Buyer's Representatives with such additional existing financial, operating, and other data and information as Buyer may reasonably request.

         9.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANY.

         Between the date of this Agreement and the Closing Date, Acquired Company and Subsidiary will:

         (a) conduct the business of the Acquired Company and Subsidiary only in the Ordinary Course of Business;

         (b) use their Best Efforts to preserve intact the current business organization of the Acquired Company and Subsidiary, keep available the services of the current officers, employees, and agents of the Acquired Company and Subsidiary, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company and Subsidiary;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report at reasonable intervals to Buyer concerning the status of the business, operations, and finances of the Acquired Company and Subsidiary.

         9.3      REQUIRED APPROVALS.

         As promptly as practicable after the date of this Agreement, Acquired Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including, if applicable, all filings under the HSR Act and the Exchange Act). Between the date of this Agreement and the Closing Date, Acquired Company will:

         (a) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions; and

         (b)      cooperate with Buyer in obtaining all consents identified in
Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

         9.4      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

         Except as expressly provided in this Agreement, Acquired Company will cause all indebtedness owed to the Acquired Company by any Related Person of Acquired Company to be paid in full at or prior to Closing.

         9.5      NO SOLICITATION.

         (a) The Acquired Company shall not, and the Acquired Company shall cause Subsidiary not to, and the Acquired Company agrees that it shall not authorize any of its directors, officers, employees, agents or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving the Acquired Company or the acquisition of any nature of a material portion of the assets (including stock of Subsidiary) of the Company (a "COMPETING TRANSACTION") or negotiate or discuss a proposal with respect to a Competing Transaction with any person other than the Buyer and the directors, officers, employees and Representatives of the Buyer;

         (b) Notwithstanding the provisions of Section 9.5(a), the Acquired Company and its directors, officers, employees, agents or Representatives may, in response to an unsolicited proposal (an "UNSOLICITED PROPOSAL") for or request to discuss a Competing Transaction from any Person that was not solicited by the Acquired Company after the date hereof and did not otherwise result from a breach of Section 9.5(a) do the following:

                  (i) Furnish information with respect to the Acquired Company to such Person pursuant to a customary confidentiality agreement;

                  (ii) Participate in any discussions or negotiations with such Person regarding any Competing Transaction;

                  (iii)  Conduct or participate in "due diligence" inquiries;
         and

                  (iv) Take all such other actions as the Acquired Company's Board of Directors determine are reasonably necessary in order to review or respond to the proposed Competing Transaction.

                  (v)    If in receipt of an Unsolicited Proposal, may:

                         (A) Withdraw or modify or propose to withdraw or modify, in a manner adverse to Buyer, the approval, adoption or recommendation by the Board of Directors of the Acquired Company of this Agreement or the Contemplated Transactions;

                         (B) Approve or recommend, or propose to approve or recommend, any Competing Transaction;

                         (C) Approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or agree to do any of the foregoing;

                         (D) Submit any Competing Transaction at the Acquired Company Shareholder's Meeting for purpose of approval and adoption of the Competing Transaction; or

                         (E) Terminate this Agreement pursuant to Section 13.1(f) and pay Buyer the Termination Payment required by that section.

         (c) The Acquired Company shall promptly (and in any event within two (2) business days after the Board of Directors of the Acquired Company first considers any Unsolicited Proposal) advise Buyer orally and in writing of any such Unsolicited Proposal with respect to any Competing Transaction, the identity of the Person making such Unsolicited Proposal and the material terms and conditions thereof, including any material amendment or other modifications to the terms of such Competing Transaction or inquiry and shall keep the Buyer reasonably apprised of the status of any proposal relating to a Competing Transaction.

         9.6      BEST EFFORTS.

         Subject to the provisions of Section 9.5, the Acquired Company will, between the date of this Agreement and the Closing Date, use its Best Efforts to cause the conditions in Section 11 to be satisfied.

         9.7      ACQUIRED COMPANY SHAREHOLDER MEETING.

         (a) The Acquired Company shall cause a meeting of Shareholders (the "ACQUIRED COMPANY SHAREHOLDER MEETING") to be held as soon as reasonably practicable, for the purpose of voting to approve this Agreement and the Plan of Merger and all other actions contemplated hereby or thereby which requires the approval of the Acquired Company's Shareholders. The board of directors of the Acquired Company shall, if consistent with the requirements of applicable law, recommend to its Shareholders the approval of the transactions contemplated by this Agreement.

         (b) As promptly as practicable, the Acquired Company shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Acquired Company Shareholder Meeting (such proxy statement, together with any amendments or supplements thereto is called the "PROXY STATEMENT"). Unless the Board of Directors of the Acquired Company has withdrawn its recommendation of this Agreement in compliance with the terms of this Agreement, the Proxy Statement shall include the recommendation of the Board of Directors of the Acquired Company in favor of the approval of this Agreement. The Acquisition Company shall have the right to review and comment, before submission to the SEC, on the drafts of the Proxy Statement, on any comments from the SEC on the Proxy Statement and on any draft responses by the Company to any SEC comments; PROVIDED, HOWEVER, that any such review and comment by the Acquisition Company shall be done in a timely manner that will not cause delay to the Acquired Company in processing SEC clearance; and PROVIDED, FURTHER, that the contents of the Proxy Statement shall be prepared in the sole and absolute discretion of the Acquired Company.

         (c) All information contained in the Proxy Statement (other than information provided by the Buyer for inclusion therein) shall not, at the date of the Proxy Statement (or any supplement thereto) is first mailed to the holders of the Acquired Company Common Stock or at the time of the Acquired Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which the are made, not misleading. If, at any time prior to the Acquired Company Shareholder Meeting, any event or circumstance relating to the Acquired Company or the Subsidiary, or to its or their respective officers or directors, should be discovered by the Acquired Company that should be set forth in a supplement to the Proxy Statement, the Company will promptly inform the Acquisition Company, keep the Acquisition Company informed on a current basis on any developments thereafter and mail such supplement to the holders of the Acquired Company Common Stock within five (5) business days of the occurrence of any event or circumstance. All documents that the Acquired Company is responsible for filing with the SEC in connection with the Contemplated Transactions, including the Proxy Statement, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

         9.8      EXISTING STOCK OPTION PLANS.

         The Acquired Company, prior to Closing, shall terminate, effective as of the Effective Time, the existing employer stock option plan and directors stock option plan so that, after the Effective Time, no participant therein shall have the right to receive options with respect to the Acquired Company Common Stock after the Closing.

10.      COVENANTS OF BUYER PRIOR TO CLOSING DATE.

         10.1     APPROVALS OF GOVERNMENTAL BODIES.

         As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including, if applicable, all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Acquired Company with respect to all filings that Acquired Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Acquired Company in obtaining all consents identified in Part 7.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         10.2     NOTIFICATION.

         Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Acquired Company in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Acquired Company will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Buyer will promptly notify the Acquired Company of the occurrence of any Breach of any covenant of Buyer's in this Section 10 or of the occurrence of any event that may make the satisfaction of the conditions in Section 11 impossible or unlikely.

         10.3     FINANCIAL ABILITY.

         Between the date of this Agreement and the Closing Date, the Buyer shall use its Best Efforts to obtain sufficient cash to make the payment required of it at the Closing and shall take no action to place any Encumbrance on its assets or otherwise take any action that would cause a material adverse change in its financial condition, properties or assets from that which existed on the date of the DLR Balance Sheet.

         10.4     BEST EFFORTS.

         Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 12 to be satisfied.

         10.5     INDEMNIFICATION AND INSURANCE.

         (a) For six (6) years after the Effective Time, the indemnification obligations set forth in the Organizational Documents of the Acquired Company in effect on the date of this Agreement shall survive the Merger as continuing obligations of the Surviving Corporation and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who, on or at any time prior to the Effective Time, were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

         (b)      The Surviving Corporation shall maintain in effect, for six
(6) years, from and after the Effective Time, coverage of the directors and officers of the Acquired Company in office at the Closing Date (the "COVERED PARTIES") on terms not materially less favorable to the Covered Parties with respect to matters occurring prior to the Effective Time than the directors' and officers' liability insurance policies delivered to Buyer pursuant to Section
7.18 (the "D&O POLICIES").

         10.6     PROXY MATERIALS.

         The Buyer shall provide information requested for inclusion in the Proxy Statement in a timely manner that will not cause delay to the Acquired Company in processing SEC clearance of the Proxy Statement.

11.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         Buyer's obligation to Execute the Articles of Merger and consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         11.1     ACCURACY OF REPRESENTATIONS.

         All representations and warranties of Acquired Company's in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, subject to changes resulting from operation of the Acquired Company in the Ordinary Course of Business between the date of this Agreement and the Closing Date as such changes are reflected in any supplement to the Disclosure Letter as of such Closing Date.

         11.2     ACQUIRED COMPANY'S PERFORMANCE.

         (a) All of the covenants and obligations that Acquired Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 5 must have been delivered, and each of the other covenants and obligations of Acquired Company hereunder must have been performed and complied with in all respects.

         11.3     CONSENTS.

         Each of the Consents identified in Part 7.2 (b)(vi) of the Disclosure Letter, must have been obtained and must be in full force and effect.

         11.4     DISSENTER'S RIGHTS.

         The aggregate number of Shares of Acquired Company Common Stock whose holders shall be Preliminary Dissenters shall not exceed five (5%) percent of the total number of the Acquired Company Common Shares eligible to vote at the Acquired Company Shareholder Meeting.

         11.5     NO PROHIBITION.

         No notice shall have been given or Proceeding commenced the basis of which is that the performance of any of the Contemplated Transactions would, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Acquired Company to suffer any material adverse consequence under:

         (a)      any applicable Legal Requirement or Order; or

         (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         11.6     NO PROCEEDINGS.

         Since the date of this Agreement, there must not have been commenced or Threatened against Acquired Company or against any Person affiliated with the Acquired Company, or against Buyer, or against any Person affiliated with Buyer, any Proceeding:

         (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

         (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         11.7     SHAREHOLDER CONSENT.

         This Agreement and the Contemplated Transactions shall have been authorized and approved by a majority of the holders of the Acquired Company Common Shares eligible to vote at the Acquired Company Shareholder Meeting.

12.      CONDITIONS PRECEDENT TO THE OBLIGATION OF THE ACQUIRED COMPANY TO
CLOSE.

         Acquired Company's obligation to execute the Articles of Merger and consummate the Contemplated Transaction and to take the other actions required to be taken by Acquired Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquired Company, in whole or in part):

         12.1     ACCURACY OF REPRESENTATIONS.

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         12.2     BUYER'S PERFORMANCE.

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects and;

         (b)      Buyer must have made the deliveries required by Section 5.2;

         12.3     CONSENTS.

         Each of the Consents identified in Part 7.2 (b)(vi) of the Disclosure Letter must have been obtained and must be in full force and effect.

         12.4     NO PROCEEDINGS.

         Since the date of this Agreement, there must not have been commenced or Threatened against Acquired Company or against any Person affiliated with the Acquired Company or against Buyer, or against any Persona affiliated with Buyer, any Proceeding:

         (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

         (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         12.5     NO PROHIBITION.

         No notice shall have been given or Proceeding commenced the basis of which is that the performance of any of the Contemplated Transactions would, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under:

         (a)      any applicable Legal Requirement or Order; or

         (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         12.6     DISSENTER'S RIGHTS.

         The aggregate number of Shares of Acquired Company Common Stock whose holders shall be Preliminary Dissenters shall not exceed five (5%) percent of the total number of Acquired Company Common Shares eligible to vote at the Acquired Company Shareholder Meeting.

         12.7     SHAREHOLDER CONSENT.

         This Agreement and the Contemplated Transactions shall have been authorized and approved by a majority of the holders of the Acquired Company Common Shares eligible to vote at the Acquired Company Shareholder Meeting.

13.      TERMINATION AND REMEDIES.

         13.1     TERMINATION EVENTS.

         This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a)      by the Acquired Company if

                  (i) a material Breach of any provision of this Agreement has been committed by the Buyer and such breach has not been waived by the Acquired Company; or

                  (ii) holders of more than 5% of the total number of Acquired Company Common Shares eligible to vote at the Acquired Company Shareholder meeting are Preliminary Dissenters and Buyer has not waived such condition;

                  (iii)  if any of the other material conditions precedent in
         Section 12 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquired Company to comply with its obligations under this Agreement) and Acquired Company has not waived such condition on or before the Closing Date; or

                  (iv) Acquired Company has the right to terminate this Agreement under Section 6.1(c) and such right has not been waived pursuant thereto.

         (b)      by Buyer if:

                  (i) a material Breach of any provision of this Agreement has been committed by the Acquired Company and such breach affects the financial condition of the Acquired Company by more than $225,000.00 and such breach has not been waived by Buyer; or

                  (ii) any supplement to the Disclosure Letter reveals an adverse change affecting the financial condition of the Acquired Company by more than $225,000;

                  (iii) holders of more than 5% of the total number of Acquired Company Shares eligible to vote at the Acquired Company Shareholder meeting are Preliminary Dissenters;

                  (iv)   any of the other material conditions precedent in
         Section 11 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or.

                  (v)    Buyer has the right to terminate this Agreement under
         Section 6.1(c) and such right has not been waived pursuant thereto.

         (c)      by mutual consent of Buyer and Acquired Company;

         (d) by either Buyer or Acquired Company if the Closing has not occurred on or before May 31, 2001, (provided, however, that if there are delays caused by the receipt of a proposal for a Competing Transaction,

Acquired Company shall not have the right to terminate under this Paragraph, but shall have the right to do so only under Section 13.1(f));

         (e) automatically if at the Acquired Company Shareholder's Meeting (including any adjournment thereof) this Agreement and the Merger contemplated thereby shall fail to be adopted by a vote of the Acquired Company Shareholders in accordance with Section 11.8; provided however, that if such failure is the result of submission of a Competing Transaction, the Acquired Company shall have the obligation to make the Termination Payment to De La Rue at the time and in the manner set forth in Section 13.1(f);

         (f) by the Acquired Company by Notice to Buyer if the Acquired Company determines to terminate this Agreement by reason of a Competing Transaction pursuant to Section 9.5(b)(v)(E). In such event, the amount of Seven Hundred Thousand and 00/100 ($700,000.00) Dollars (the "TERMINATION PAYMENT") shall be paid to Buyer by the Acquired Company. Such Termination Payment shall be paid by certified, bank or cashier's check payable to De La Rue (i) with the Notice of termination or (ii) within three (3) business days of any automatic termination. The Termination Payment shall be the sole remedy the Buyer is entitled to if the Acquired Company terminates the Agreement in accordance with this Subsection and the Acquired Company shall not be liable for Damages or any indemnification of the Buyer or any Indemnified Person with respect to any such termination.

         13.2     ELECTION TO CLOSE.

         If Buyer has the right to terminate this Agreement under Section 13.1(b)(i) or 13.1(b)(ii), Buyer may, at Buyer's option and in Buyer's sole and absolute discretion, elect in writing to (i) waive Buyer's right to terminate this Agreement and proceed to Closing, in which case Buyer shall be deemed to have waived its rights to indemnification under Section 14.2 with respect to the Breach or supplement to the Disclosure Letter giving rise to Buyer's termination right; or (ii) for any claim for which alleged Damages do not in the aggregate exceed $700,000.00 for which the Buyer seeks to reserve its right to indemnification, Buyer may proceed to Closing while reserving Buyer's right to indemnification with respect to the Breach or supplement to the Disclosure Letter giving rise to Buyer's termination right, only if the Acquired Company consents thereto, which consent the Acquired Company may elect in its sole and absolute discretion to withhold. The Acquired Company shall have no authority to consent to the election of option (ii) by Buyer where Buyer's indemnification claim exceeds the sum of Seven Hundred Thousand and 00/100 ($700,000.00) Dollars.

         13.3     EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 13.1, the Initial Escrow Fund (less the amounts to be paid to the Acquired Company hereafter) and all Pre-Closing Interest shall be returned by the Agent to Buyer and, upon such return, all further obligations of the parties under this Agreement will terminate; except that if Acquired Company has terminated the Agreement as a result of the failure of Buyer to cause the Purchase Price, as adjusted to be paid in cash at the Closing, (i) Acquired Company shall be entitled to receive from the Agent an amount equal to Seven Hundred Thousand and 00/100 ($700,000.00) Dollars which Acquired Company represents to be a good faith estimate of its direct and indirect costs of this Agreement; and (ii) the balance of the Initial Escrow Fund and all Pre-Closing Interest shall be returned to Seller. Notwithstanding the foregoing, the obligations in Sections
15.1 and 15.3 will survive.

14.      INDEMNIFICATION; REMEDIES.

         14.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

         All representations, warranties, covenants, and obligations of the Acquired Company in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the CEO Certificate and any other certificate or document delivered by the Acquired Company pursuant to this Agreement will survive the Closing but shall not survive Termination. Except as hereinafter provided, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, if the Buyer had Knowledge prior to the Closing of any Breach by the Acquired Company that would have allowed Buyer to terminate this Agreement, pursuant to Section 13.1(b), Buyer shall be deemed to have waived the Buyer's right to Indemnification or to any other remedy arising out of such Breach unless Buyer and the Acquired Company have agreed to close on the terms set forth in Section 13.2.

         14.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY ACQUIRED COMPANY.

         From and after Closing, Acquired Company will indemnify and hold harmless Buyer and the Surviving Corporation (including any successor) (collectively, the "INDEMNIFIED PERSON") for, and will pay to the Indemnified Person the amount of, any direct loss, liability, claim, damage (excluding incidental, consequential, exemplary and punitive damages), expenses (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Acquired Company in this Agreement (other than a Breach that is deemed to have been waived by Buyer pursuant to Section 14.1);

         (b) any Breach by Acquired Company of any covenant or obligation of Acquired Company in this Agreement (other than a Breach that is deemed to have been waived pursuant to Section 14.1).

         The remedies provided in this Section 14.2 will be exclusive of any other remedies and shall constitute the sole remedy that might otherwise be available to Buyer or other Indemnified Person absent this limitation.

         14.3     TIME LIMITATION.

         The Acquired Company and the Shareholders shall have no liability with respect to any matter that arises out of or results in any way from this Agreement or the Contemplated Transactions pursuant to this Agreement or otherwise unless on or before one (1) year from the Closing Date an Indemnified Person simultaneously notifies Shareholders Representative and the Agent of a claim specifying the factual basis of that claim in reasonable detail.

         14.4     LIMITATIONS ON AMOUNT.

         Acquired Company and the Shareholders will have no liability with respect to the matters described in Section 14.2 or that otherwise arise out of or result in any way from this Agreement or the Contemplated Transactions that exceed, in the aggregate, the amount of the Escrow Fund.

         14.5     ELIGIBLE CLAIMS AND AGGREGATE AMOUNT.

         The Acquired Company and the Shareholders will have no liability for Damages for any individual claim whether arising out of a Third Party Claim or otherwise that is less than Fifteen Thousand ($15,000.00) Dollars and unless the aggregate of all individual claims in excess of Fifteen Thousand ($15,000.00) Dollars ("ELIGIBLE CLAIMS") exceed Two Hundred Twenty Five Thousand and 001/00 ($225,000.00) (the "AGGREGATE AMOUNT"), in which case the Acquired Company and the Shareholders will have liability for all Eligible Claims.

         14.6     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

         (a) Promptly after receipt by the Surviving Corporation of notice of the commencement of any Proceeding against it by a third party for an Eligible Claim the Surviving Corporation will give notice to the Shareholders Representative and the Agent of the commencement of such claim, Acquired Company and the

Shareholders Representative and specify in such notice with reasonable detail why Surviving Corporation is entitled to Indemnification.

         (b) The Surviving Corporation shall have the exclusive right to defend, compromise, or settle such Proceeding, but the Acquired Company and its Shareholders shall not be bound by any compromise or settlement effected without the consent of the Shareholders Representative. No Indemnified Person shall be entitled to Indemnification for any third party claim for which a settlement or compromise is effected without the consent of the Shareholders Representative.

         14.7     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.

         (a) A claim for indemnification for any matter not involving a Proceeding on a third-party claim shall be asserted by the Indemnified Party by simultaneous Notice to the Shareholders Representative and the Agent and specify in such notice with reasonable detail why Surviving Corporation is entitled to Indemnification.

         (b) After the Closing, the parties to this Agreement will attempt to settle any claim or controversy for which the Indemnified Parties have a right to indemnification arising out of or under this Agreement (the "DISPUTE") through consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may by written notice to the other demand that the Dispute be submitted to binding arbitration. The binding arbitration shall be conducted by JAMS/ENDISPUTE or such other alternative dispute resolution provider as may agreed upon by the parties (the "ADR SERVICE PROVIDER"). The arbitrator shall decide the Dispute applying the laws of the State of New Jersey. The arbitration shall take place in the State of New Jersey, in accordance with the ADR Service Provider's then current rules for arbitration of business disputes; provided, however, the parties shall be entitled to reasonable discovery (the "DISCOVERY"). If the parties cannot agree upon the Discovery, the Discovery shall be determined by the arbitrator. The cost of the ADR Service Provider shall initially be shared by the parties, with the prevailing party being entitled to recover its share of said costs from the other party. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to award Damages other than compensatory damages or in excess of the Escrow Indemnity Fund and shall otherwise apply the terms of the Agreement to the proceeding and his or her determination. Any negotiations which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiations for purposes of the federal and state rules of evidence.

         Unless otherwise agreed upon by the parties, the arbitration shall be conducted by a single arbitrator selected by mutual agreement of the parties within twenty (20) days after the date of submission of the Dispute to binding arbitration. If the parties cannot agree upon the arbitrator, the arbitrator shall be selected from a list of at least six (6) arbitrators provided by the ADR Service Provider according to the following procedure: Each party shall rank the arbitrators on the list by number, with one (1) being the highest rank. The arbitrator with the best ranking (i.e., the lowest combined number ranking shall be the arbitrator.) In the event that more than one arbitrator has the best ranking, the arbitrator shall be selected by lot by the ADR Service Provider from those who have the best ranking.

15.      GENERAL PROVISIONS.

         15.1     EXPENSES.

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, and the assertion of any right or remedy arising out of a breach including all fees, costs and expenses of agents, representatives, counsel, and accountants. The Surviving Corporation will pay all Transaction Expenses in connection with this Agreement and the Contemplated Transactions.

         15.2     PUBLIC ANNOUNCEMENTS.

         Prior to the execution of this Agreement, the Acquired Company and the Buyer have agreed upon a form of public announcement which shall be issued at 9 a.m. EST on the day following the execution hereof. The parties will consult, to the extent feasible, prior to any further public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions as to the substance, form and timing thereof. Acquired Company and Buyer will consult with each other concerning the means by which the Acquired Company' employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will be invited to be present for any such communication.

         15.3     NONDISCLOSURE.

         The Acquired Company and De La Rue entered into a Nondisclosure Agreement dated as of November 22, 2000 (the "NONDISCLOSURE AGREEMENT"). The terms and provisions of such Nondisclosure Agreement are hereby incorporated in and made a part of this Agreement as if set forth at length. Notwithstanding anything to the contrary contained in this Agreement, all of the provisions of the Nondisclosure Agreement shall survive the Termination of this Agreement.

         15.4     NOTICES.

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is simultaneously mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Acquired Company:

                  ATS Money Systems, Inc.
                  25 Rockwood Place
                  Englewood, New Jersey  07632
                  Attn: Gerard F. Murphy
                  Facsimile No.: 201-894-0958

         Shareholders Representative:

                  Thomas J. Carey
                  52 Hominy Hill Road
                  Colts Neck, NJ 07772
                  Facsimile No.:  732-866-0072

         With a
         Copy in Each Case to:

                  Kraemer, Burns, Mytelka, Lovell & Kulka, P.A.
                  675 Morris Avenue
                  Springfield, New Jersey  07681
                  Attn: Ellen B. Kulka, Esq.
                  Facsimile No.: 973-912-8700

         Buyer or Surviving Corporation:

                  De La Rue plc
                  De La Rue House
                  Jays Close
                  Viables
                  Basingstoke
                  Hampshire RG22 4BS England
                  Attn: C. Louise Fluker, Esq.
                  Facsimile No.: 011-44-1256-605336

         With a
         Copy in Each Case to:

                  Beattie Padovano, LLC
                  50 Chestnut Ridge Road
                  P.O. Box 244
                  Montvale, New Jersey  07645
                  Attn: Adolph A. Romei, Esq.
                  Facsimile No.: 201-573-9736

         Agent:

                  First Union National Bank
                  Corporate Trust Department
                  21 South Street, Third Floor
                  Morristown, New Jersey 07960
                  Att:  Christopher E. Golabeck, Vice President
                  Facsimile No. 973-682-4539

         15.5     JURISDICTION; SERVICE OF PROCESS.

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New Jersey, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         15.6     FURTHER ASSURANCES.

         The parties agree:

         (a) to furnish upon request to each other such further information;

         (b)      to execute and deliver to each other such other documents; and

         (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         15.7     WAIVER.

         The rights and remedies of the parties to this Agreement are, to the extent permitted in this Agreement, cumulative and not alternative. Except as otherwise set forth in this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law:

         (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party;

         (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

         (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party.

         15.8     ENTIRE AGREEMENT AND MODIFICATION.

         This Agreement including the Nondisclosure Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         15.9     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         15.10    SEVERABILITY.

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         15.11    SECTION HEADINGS, CONSTRUCTION.

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         15.12    GOVERNING LAW.

         This Agreement will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles except to the extent that the Nevada Corporation Act applies to the Plan of Merger contained herein.

         15.13    COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ATTEST:                                ATS MONEY SYSTEMS, INC.


                                       By: /s/ GERARD F. MURPHY
------------------------------             ------------------------------
                                           Name: Gerard F. Murphy
                                           Title: President



ATTEST:                                ATSMACO INC.


                                       By:
------------------------------             ------------------------------
Secretary                                  President



ATTEST:                                DE LA RUE INC.


/s/ ADOLPH A. ROMEI                    By: /s/ MICHAEL LITTLE
------------------------------             ------------------------------
Adolph A. Romei                            Michael Little
Assistant Secretary                        President

                                                                  EXHIBIT B
                                                                      TO
                                                               AMENDED AGREEMENT
                                                              AND PLAN OF MERGER


                                ESCROW AGREEMENT

         This Escrow Agreement, dated as of March 1, 2001, among ATSMACO, INC., a New Jersey corporation, and DE LA RUE, INC., a Virginia corporation, (collectively referred to as the "BUYER"), ATS MONEY SYSTEMS, INC., a Nevada corporation, (referred to as the "ACQUIRED COMPANY") and First Union National Bank, a National Banking Association, as escrow agent ("ESCROW AGENT").

STATEMENT OF FACTS

         A. This is the Escrow Agreement referred to in the Agreement and Plan of Merger dated March 1, 2001 (the "MERGER AGREEMENT") among Buyer and the Acquired Company, pursuant to which ATSMACO, Inc. will be merged into the Acquired Company which will survive the merger (the "Merger"). The Acquired Company after the Merger is hereafter called the "Surviving Corporation".

         B. Section 3.4 (d)(i) requires the Buyer to deliver immediately available funds, by Federal or CHIPS wire ("Cash"), in the amount of Nine Million Eight Hundred Seventy Thousand and 00/100 ($9,870,000.00) Dollars (the "INITIAL ESCROW FUND") upon the execution of the Merger Agreement and this Escrow Agreement.

         C. Section 3.4 (d)(iii) of the Merger Agreement requires the Buyer to deliver to the Escrow Agent at the closing at which the Articles of Merger, which are to be filed to effect the Merger, are executed (the "Closing"), Cash in the amount of One Million Four Hundred Thousand and 00/100 ($1,400,000.00) Dollars (the "INDEMNITY ESCROW FUND"). (The Initial Escrow Fund and the Indemnity Escrow Fund are collectively referred to as the "ESCROW FUND").

         D. Section 13.4 of the Merger Agreement provides for the Acquired Company to be paid Seven Hundred Thousand and 00/1000 ($700,000) Dollars (the "Compensation") out of the Initial Escrow Fund if the Buyer is unable or unwilling to pay the balance of the purchase price which the Buyer is required pay at the Closing under Section 3.4(d) (iii) and 3.4(d) (iv) of the Merger Agreement.

         E. Section 14 of the Merger Agreement provides for indemnification, after the Merger, by the Acquired Company, of the Buyer and the Surviving Corporation (together the "INDEMNIFIED PERSON"), against any direct loss, liability, claim or damage (excluding incidental, consequential, exemplary and punitive damages) whether or not involving a third party claim (collectively, "DAMAGES"), as further provided in the Merger Agreement.

         F. The Merger Agreement provides that the shareholders representative shall be Thomas J. Carey, or if he refuses or is unable to serve, such other person as may be designated by members of the Board of Directors of the Acquired Company in office immediately prior to the Merger (the "Shareholders Representative").

         Based on the foregoing, the parties, intending to be legally bound, hereby agree as follows:

1.       ESCROW

         (a) Upon the execution of this Agreement by all parties hereto, Buyer is depositing with Escrow Agent the Initial Escrow Fund in Cash. Escrow Agent acknowledges receipt thereof.

         (b) At the Closing, Buyer shall deliver to Escrow Agent, in Cash, the Indemnity Escrow Fund.

         (c) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Escrow Agreement.

2.       INVESTMENT OF FUNDS

         Except as Buyer and the Acquired Company (or, if after the Merger, the Shareholders' Representative instead of the Acquired Company) may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, in (i) direct obligations of, or obligations fully guaranteed by, the United States of America having a remaining maturity of thirty (30) days or less, including, but not limited to, United States Treasury bills; (ii) repurchase obligations secured by such United States Treasury bills; and (iii) any readily redeemable "money market mutual fund" or account sponsored by the Escrow Agent that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (i) and
(ii) above. The earnings on the Escrow Fund are hereafter called the "INCOME". Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

3.       DISBURSEMENT OF ESCROW

         (a) Acquired Company may notify Buyer and Escrow Agent (the "PAYMENT NOTICE") that it has terminated the Merger Agreement because the Closing has not occurred as a result of the failure of Buyer to cause the balance of the purchase price to be paid in Cash. If no Buyer Counter Notice, as defined in Paragraph 4, is received by the Escrow Agent and the Acquired Company in accordance with Paragraph 4, the Escrow Agent shall deliver the Compensation to the Acquired Company and shall deliver the balance of the Initial Escrow Fund and all income earned to the date of such disbursement to De La Rue. If a Buyer's Counter Notice is received within the time period specified in Paragraph 4, then the Escrow Agent shall retain the Compensation in escrow and shall immediately disburse the balance of the Initial Escrow Fund and all Income earned to the date of such disbursement to De La Rue. In such case, Escrow Agent shall not release the Compensation or any accumulated Income that it is then holding or receives thereafter, unless and until it either receives (i) joint written instructions of De La Rue and the Acquired Company (or if after the Merger, the Shareholders Representative instead of the Acquired Company) ("Joint Written Instructions"), or (ii) a final non-appealable order of a court of competent jurisdiction ("Final Order"), directing the Escrow Agent to pay any funds it is holding in escrow in accordance with the terms of such Joint Written Instructions or such Final Order, as the case may be, in accordance with the terms thereof.

         (b) If Acquired Company terminates the Merger Agreement in accordance with Section 13 of the Merger Agreement, or Buyer terminates the Merger Agreement in accordance with Section 13 of the Merger Agreement, De La Rue may, upon termination of the Merger Agreement in accordance with its terms applicable to such circumstances, deliver a Payment Notice to the Escrow Agent requesting payment to De La Rue, of the Initial Escrow Fund and all Income. If no Acquired Company Counter Notice, as defined in Paragraph 4 hereafter, is received by the Escrow Agent in accordance with Paragraph 4, the Escrow Agent shall deliver the Initial Escrow Fund and all Income to the Buyer and this Escrow Agreement shall terminate. If an Acquired Company Counter Notice is received within the time period specified in Paragraph 4, then the Escrow Agent shall release to De La Rue the remainder of the Initial Escrow Fund in excess of the Compensation and the Income to De La Rue. The Escrow Agent shall not release the Compensation or any Income accumulated thereafter, unless and until it either receives (i) Joint Written Instructions, or (ii) a Final Order, directing it to pay any funds it is holding in escrow in accordance with the terms of such Joint Written Instructions or Order, as the case may be.

         (c) At Closing, Escrow Agent shall pay and distribute (i) the Initial Escrow Fund to the person jointly designated by Buyer and the Acquired Company as the paying agent (the "PAYING AGENT"); and (ii) all Income earned on the Initial Escrow Fund to De La Rue. Designation of the Paying Agent shall be contained in a notice delivered to the Escrow Agent at or before the Closing.

         (d) On the day that is 365 days after the Closing Date, (or if such day is not a business day, then on the next business day) (the "Final Claim Date"), the Escrow Agent shall deliver, in Cash to the Paying Agent, the Indemnity Escrow Fund, PLUS (i) all Income, LESS both (ii) the amount equal to payments which the Escrow Agent has been directed to pay to De La Rue under all Joint Written Instructions and Final Orders received by the Final Claim Date (including any applicable Closing Claim, as defined below); and (iii) the amounts set forth in any Claims, as defined in Paragraph 4 below, (including any Closing Claim made prior to the Final Claim Date) which are then pending on the Final Claim Date ("Pending Claims").

         (e)To the extent that any Claim has been set forth in a joint written notice executed by the Buyer and the Acquired Company which has been delivered to the Escrow Agent at Closing (the "Joint Claim Notice"), the Escrow Agent shall not disburse the amount (the "Closing Claim") set forth in the Joint Claim Notice until it receives a Joint Written Instruction or Final Order directing to whom and in what amounts to pay such Closing Claim.

         (f) All Income earned on the Indemnity Escrow Fund or any part thereof and not otherwise disbursed shall be paid by the Escrow Agent to the Paying Agent on the Final Claim Date, and with respect to Income received thereafter by the Paying Agent, when the final disbursement of the Escrow Indemnity Fund is paid to the Paying Agent.

         (g) The aggregate amount of all Pending Claims, as shown in such Notices of Claims, including any Closing Claim, if not resolved by Joint Written Instructions or a Final Order prior to the Final Claim Date shall be retained by the Escrow Agent in the Indemnity Escrow Fund until the Escrow Agent is directed to pay the amounts so retained pursuant to Joint Written Instructions and Final Orders. In no event shall the amounts pursuant to all Claims, including any Closing Claim, payable or paid to all Indemnified Persons exceed the Indemnity Escrow Fund.

         (h) At such time as all Claims have been resolved by Joint Written Instructions and Final Orders, the Escrow Agent shall deliver to the Paying Agent the balance, if any, of the Indemnity Escrow Fund, together with Income thereon not previously disbursed.

4.       CLAIMS

         (a) From time to time after the Closing and before the Final Claim Date, an Indemnified Person may give notice (a "NOTICE") to the Shareholders Representative and Escrow Agent specifying in reasonable detail: (i) the nature of the claim, (ii) the dollar amount of the Damage alleged, and (iii) the Breach of the Merger Agreement (together, the "Claim"). If the Claim is based upon or arises out of a third party claim, the Notice shall also specify whether such third party claim has been resolved by settlement or compromise, with or without the consent of the Shareholders Representative. Any Claim based upon a third party claim shall be accompanied by the pleadings or notification giving rise to such Claim. If the Shareholders Representative gives notice to the Indemnified Person and Escrow Agent disputing any Claim (an "Acquired Company Counter Notice") within thirty (30) days following receipt by Escrow Agent and the Shareholders' Representative of the Notice regarding such Claim (the "Counter Period"), such Claim shall be resolved as provided below. If no Acquired Company Counter Notice is received by Escrow Agent and Indemnified Person making such Claim within the Counter Period, then the dollar amount of Damages claimed by the Indemnified Person as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and, at the end of such Counter Period, Escrow Agent shall pay to the Indemnified Person making the Claim, the dollar amount claimed in the Notice from (and only to the extent of) the Indemnity Escrow Fund, and only to the extent that the Claim individually exceeds $15,000 and exceeds, together with all other Claims which have been the subject of Notices, $225,000. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

         (b) If an Acquired Company Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) Joint Written Instructions or a Final Order. Any Final Order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the Order is final and non-appealable. Escrow Agent shall act on such Order and legal opinion without further question.

         (c) The Acquired Company may deliver a Payment Notice, in accordance with Paragraph 3(a) of this Escrow Agreement, specifying in reasonable detail the circumstances which constitute Buyer's failure to pay the balance of the purchase price as required by the Merger Agreement. The Buyer shall have fifteen
(15) days to deliver a Buyer Counter Notice as provided in Paragraph 3(a) hereof.

         (d) The Buyer may deliver a Payment Notice, in accordance with Paragraph 3(b) of this Escrow Agreement. The Acquired Company shall have thirty
(30) days to deliver an Acquired Company Counter Notice as provided in Paragraph 3(b) hereof.

5.       DUTIES OF ESCROW AGENT

         (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property (which in no event shall be less than a reasonable degree of care) and shall not be required to invest any funds held hereunder except as directed in this Agreement. Un-invested funds held hereunder shall not earn or accrue interest.

         (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of Income incident to any such delays.

         (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

         (d) Escrow Agent may act pursuant to the advice of its counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only, with possession thereof. Any payments of Income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

         (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

         (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

         (h) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a Final Order, or (ii) Joint Written Instructions directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance therewith. Any Final Order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such Final Order and legal opinion without further question.

         (i) Buyer and Surviving Corporation shall pay all compensation to which Escrow Agent is entitled under this Escrow Agreement for the services to be rendered by Escrow Agent hereunder, and shall reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) in accordance with Schedule A to this Escrow Agreement. Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne solely by Buyer prior to Closing, and by the Buyer and Surviving Corporation after Closing. No fees or expenses of Escrow Agent or its counsel shall be paid out of the Escrow Fund or post Closing Income, except that any such fees and expenses not otherwise paid by the Buyer and the Surviving Corporation may be taken by the Escrow Agent from any escrowed funds or Income held by Escrow Agent which De La Rue or any other Indemnified Person is entitled to receive from the Escrow Agent in accordance with this Escrow Agreement.

         (j) No printed or other matter (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent, shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

6.       LIMITED RESPONSIBILITY; RESIGNATION OF ESCROW AGENT

         (a) This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

         (b) The Escrow Agent may resign as such following the giving of 30 days' prior written notice to the parties hereto. Similarly, the Escrow Agent may be removed and replaced by the mutual agreement of De La Rue and the Acquired Company, or, if after the Closing, the Surviving Corporation and the Shareholders Representative, following the giving of 30 days' prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate 30 days after the date of such notice (or as of such earlier date as may be mutually agreeable); upon delivery the balance of the Escrow Fund and Income, and all other funds held in escrow to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent. If the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of 30 days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any New Jersey court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Fund, Income and other escrow funds, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Escrow Agreement, except as provided to the contrary herein.

7.       OWNERSHIP FOR TAX PURPOSES

         Buyer and Acquired Company agree that, solely for purposes of federal and other taxes based on income, Buyer will be treated as the owner of the Initial Escrow Fund, and that Surviving Corporation will be treated as owner of the Indemnity Escrow Fund. Buyer and Surviving Corporation will report, respectively, all Income, if any, that is earned on, or derived from, the Escrow Fund as their respective income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8.       RIGHTS TO ESCROWED FUNDS

         (a) The Escrow Fund and all Income shall be for the exclusive benefit of the Buyer, and the Acquired Company and the Acquired Company's Shareholders, as the case may be, their respective permitted successors, heirs, administrators and estates, and no other person or entity shall have any right, title or interest therein. Any claim of any person to the Escrow Fund or Income, or any part thereof, shall be subject and subordinate to the prior right thereto of the Buyer and/or the Acquired Company or the Shareholders Representative on behalf of the Acquired Company's shareholders, as the case may be.

9.       NOTICES

         (a) All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Acquired Company:
                          ATS Money Systems, Inc.
                          25 Rockwood Place
                          Englewood, NJ 07632
                          Attention:  Gerard F. Murphy
                          Facsimile No.: 201-894-0958

         with a copy to:  Kraemer, Burns, Mytelka, Lovell & Kulka, P.A.
                          675 Morris Avenue
                          Springfield, NJ 07081
                          Attention:  Ellen B. Kulka, Esq.
                          Facsimile No.: 973-912-8602

Buyer:                    De La Rue plc
                          De La Rue House
                          Jays Close
                          Viables
                          Basingstoke
                          Hampshire RG22 4BS England
                          Attention:  C. Louise Fluker, Esq.
                          Facsimile No.: 011-44-1256-605336

         with a copy to:  Beattie Padovano, LLC
                          50 Chestnut Ridge Road
                          P.O. Box 244
                          Montvale, NJ 07645
                          Attention:  Adolph A. Romei, Esq.
                          Facsimile No.: 201-573-9736

Surviving Corporation:    De La Rue plc
                          De La Rue House
                          Jays Close
                          Viables
                          Basingstoke
                          Hampshire RG22 4BS England
                          Attention:  C. Louise Fluker, Esq.
                          Facsimile No.: 011-44-1256-605336

Shareholders Representative:
                          Thomas J. Carey
                          52 Hominy Hill Road
                          Colts Neck, NJ 07772
                          Facsimile No.: 732-866-0072

         with a copy to:  Kraemer, Burns, Mytelka, Lovell & Kulka, P.A.
                          675 Morris Avenue
                          Springfield, NJ 07081
                          Attention:  Ellen B. Kulka, Esq.
                          Facsimile No.: 973-912-8602

Escrow Agent:             First Union National Bank
                          Corporate Trust Department
                          21 South Street - Third Fl.
                          Morristown, NJ 07960
                          Attention:  Christopher Golabek
                          Facsimile No.: 973-682-4531


         (b) Within two (2) business days of receipt by the Escrow Agent of any notice under this Escrow Agreement from the Buyer, an Indemnified Person or the Surviving Corporation, the Escrow Agent shall deliver a copy of such notice to the Acquired Company, or, if after the Closing, to the Shareholders Representative. Within two (2) business days of receipt by the Escrow Agent of any notice under this Escrow Agreement from to the Acquired Company, or, if after the Closing, the Shareholders Representative, the Escrow Agent shall deliver a copy of such notice to the Buyer, or if after the Closing, to the Indemnified Person making a Claim and to the Surviving Corporation.

         (c) Escrow Agent shall be entitled to notice as provided herein of any and all communications, negotiations and other matters between Buyer and the Acquired Company arising out of or with respect to the subject matter of this Escrow Agreement provided, however, that failure to give such notice where not expressly required by the terms of this Agreement shall not invalidate a notice which was otherwise properly given.

         (d) Any party to this Escrow Agreement giving notice to any other party to this Escrow Agreement shall simultaneously provide a copy of such notice to all other parties to this Escrow Agreement.

10.      JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New Jersey, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

12.      PARAGRAPH HEADINGS

         The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

13.      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, (provided, however, that nothing in this Section 13 shall alter or impair the enforceability of the time periods set forth in this Agreement) and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.      EXCLUSIVE AGREEMENT AND MODIFICATION

         This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the Merger Agreement referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by the Buyer, the Acquired Company and the Escrow Agent.

15.      GOVERNING LAW

         This Agreement shall be governed by the laws of the State of New Jersey, without regard to conflicts of law principles.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                 ACQUIRED COMPANY:

ATSMACO, INC., a New Jersey            ATS MONEY SYSTEMS, INC., a Nevada
corporation                            corporation



By: /s/ MARK SHIRCEL                   By:
    ------------------------------          ------------------------------
    Name: Mark Shircel                      Name:
    Title: President                        Title:




BUYER:                                 ESCROW AGENT:
DE LA RUE, INC., a Virginia            FIRST UNION NATIONAL BANK
corporation



By:                                    By: /s/ CHRISTOPHER E. GOLABEK
    ------------------------------         ------------------------------
    Name:                                  Name: Christopher E. Golabek
    Title:                                 Title:  Vice President

                                                                         ANNEX B


                             NEVADA REVISED STATUTES
                 CHAPTER 92A - MERGERS AND EXCHANGES OF INTEREST

NRS 92A.005 - DEFINITIONS. As used in this chapter, unless the context otherwise requires, the words and terms defined in NRS 92A.007 to 92A.080, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.007 - "APPROVAL" AND "VOTE" DEFINED. "Approval" and "vote" as describing action by directors or stockholders mean the vote by directors in person or by written consent, or action of stockholders in person, by proxy or by written consent.

NRS 92A.008 - "BUSINESS TRUST" DEFINED. "Business trust" means:

         1. A domestic business trust; or

         2. An unincorporated association formed pursuant to, existing under or governed by the law of a jurisdiction other than this state and generally described by NRS 88A.030.

NRS 92A.010 - "CONSTITUENT DOCUMENT" DEFINED. "Constituent document" means the articles of incorporation or bylaws of a corporation, whether or not for profit, the articles of organization or operating agreement of a limited-liability company or the certificate of limited partnership or partnership agreement of a limited partnership.

NRS 92A.015 - "CONSTITUENT ENTITY" DEFINED. "Constituent entity" means, with respect to a merger, each merging or surviving entity and, with respect to an exchange, each entity whose owner"s interests will be acquired or each entity acquiring those interests.

NRS 92A.020 - "DOMESTIC" DEFINED. "Domestic" as applied to an entity means one organized and existing under the laws of this state.

NRS 92A.022 - "DOMESTIC BUSINESS TRUST" DEFINED. "Domestic business trust" means a business trust formed and existing pursuant to the provisions of chapter 88A of NRS.

NRS 92A.025 - "DOMESTIC CORPORATION" DEFINED. "Domestic corporation" means a corporation organized and existing under chapter 78, 78A or 89 of NRS, or a nonprofit cooperative corporation organized pursuant to NRS 81.010 to 81.160, inclusive.

NRS 92A.030 - "DOMESTIC LIMITED-LIABILITY COMPANY" DEFINED. "Domestic limited-liability company" means a limited-liability company organized and existing under chapter 86 of NRS.

NRS 92A.035 - "DOMESTIC LIMITED PARTNERSHIP" DEFINED. "Domestic limited partnership" means a limited partnership organized and existing under chapter 88 of NRS.

NRS 92A.040 - "DOMESTIC NONPROFIT CORPORATION" DEFINED. "Domestic nonprofit corporation" means a corporation organized or existing under chapter 82 of NRS, including those listed in NRS 82.051.

NRS 92A.045 - "ENTITY" DEFINED. "Entity" means a foreign or domestic corporation, whether or not for profit, limited-liability company, limited partnership or business trust.

NRS 92A.050 - "EXCHANGE" DEFINED. "Exchange" means the acquisition by one or more foreign or domestic entities of all an owner"s interests or one or more classes or series of an owner"s interests of one or more foreign or domestic entities.

NRS 92A.055 - "FOREIGN" DEFINED. "Foreign" as applied to an entity means one not organized or existing under the laws of this state.

NRS 92A.060 - "LIMITED PARTNER" DEFINED. "Limited partner" means a person who has been admitted to a limited partnership as a limited partner in accordance with the partnership agreement.

NRS 92A.070 - "MEMBER" DEFINED. "Member" means:

         1. A person who owns an interest in, and has the right to participate in the management of the business and affairs of a domestic limited-liability company; or

         2. A member of a nonprofit corporation which has members.

NRS 92A.075 - "OWNER" DEFINED. "Owner" means the holder of an interest described in NRS 92A.080.

NRS 92A.080 - "OWNER'S INTEREST" DEFINED. "Owner's interest" means shares of stock in a corporation, membership in a nonprofit corporation, the interest of a member of a limited-liability company or a beneficial owner of a business trust, or the partnership interest of a general or limited partner of a limited partnership.

AUTHORITY, PROCEDURE AND EFFECT

NRS 92A.100 AUTHORITY FOR MERGER; APPROVAL, CONTENTS AND FORM OF PLAN OF MERGER.

         1. Except as limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may merge into another entity if the plan of merger is approved pursuant to the provisions of this chapter.

         2. The plan of merger must set forth:

               (a) The name, address and jurisdiction of organization and governing law of each constituent entity;

               (b) The name, jurisdiction of organization and kind of entity or entities that will survive the merger;

               (c) The terms and conditions of the merger; and

               (d) The manner and basis of converting the owner"s interests of each constituent entity into owner"s interests, rights to purchase owner"s interests, or other securities of the surviving or other entity or into cash or other property in whole or in part.

         3. The plan of merger may set forth:

               (a) Amendments to the constituent documents of the surviving entity; and

               (b) Other provisions relating to the merger.

         4. The plan of merger must be in writing.

NRS 92A.110 AUTHORITY FOR EXCHANGE; APPROVAL, CONTENTS AND FORM OF PLAN OF EXCHANGE.

         1. Except as a corporation is limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may acquire all of the outstanding owner"s interests of one or more classes or series of another entity not already owned by the acquiring entity or an affiliate thereof if the plan of exchange is approved pursuant to the provisions of this chapter.

         2. The plan of exchange must set forth:

               (a) The name, address and jurisdiction of organization and governing law of each constituent entity;

               (b) The name, jurisdiction of organization and kind of each entity whose owner"s interests will be acquired by one or more other entities;

               (c) The terms and conditions of the exchange; and

               (d) The manner and basis of exchanging the owner's interests to be acquired for owner's interests, rights to purchase owner"s interests, or other securities of the acquiring or any other entity or for cash or other property in whole or in part.

         3. The plan of exchange may set forth other provisions relating to the exchange.

         4. This section does not limit the power of a domestic entity to acquire all or part of the owner's interests or one or more class or series of owner"s interests of another person through a voluntary exchange or otherwise.

         5. The plan of exchange must be in writing.

NRS 92A.120 APPROVAL OF PLAN OF MERGER OR EXCHANGE FOR DOMESTIC CORPORATION.

         1. After adopting a plan of merger or exchange, the board of directors of each domestic corporation that is a constituent entity in the merger, or the board of directors of the domestic corporation whose shares will be acquired in the exchange, must submit the plan of merger, except as otherwise provided in NRS 92A.130, or the plan of exchange for approval by its stockholders.

         2. For a plan of merger or exchange to be approved:

               (a) The board of directors must recommend the plan of merger or exchange to the stockholders, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan; and

               (b) The stockholders entitled to vote must approve the plan.

         3. The board of directors may condition its submission of the proposed merger or exchange on any basis.

         4. The domestic corporation must notify each stockholder, whether or not he is entitled to vote, of the proposed stockholders" meeting in accordance with NRS 78.370. The notice must also state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger or exchange and must contain or be accompanied by a copy or summary of the plan.

         5. Unless this chapter, the articles of incorporation or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of stockholders, the plan of merger or exchange to be authorized must be approved by a majority of the voting power unless stockholders of a class of shares are entitled to vote thereon as a class. If stockholders of a class of shares are so entitled, the plan must be approved by a majority of all votes entitled to be cast on the plan by each class and representing a majority of all votes entitled to be voted.

         6. Separate voting by a class of stockholders is required:

               (a) On a plan of merger if the plan contains a provision that, if contained in the proposed amendment to the articles of incorporation, would entitle particular stockholders to vote as a class on the proposed amendment; and

               (b) On a plan of exchange by each class or series of shares included in the exchange, with each class or series constituting a separate voting class.

         7. Unless otherwise provided in the articles of incorporation or the bylaws of the domestic corporation, the plan of merger may be approved by written consent as provided in NRS 78.320.

NRS 92A.130 APPROVAL OF PLAN OF MERGER FOR DOMESTIC CORPORATION: CONDITIONS UNDER WHICH ACTION BY STOCKHOLDERS OF SURVIVING CORPORATION IS NOT REQUIRED.

         1. Action by the stockholders of a surviving domestic corporation on a plan of merger is not required if:

               (a) The articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger;

               (b) Each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger;

               (c) The number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and

               (d) The number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

         2. As used in this section:

               (a) "Participating shares" means shares that entitle their holders to participate without limitation in distributions.

               (b) "Voting shares" means shares that entitle their holders to vote unconditionally in elections of directors.

NRS 92A.140 APPROVAL OF PLAN OF MERGER OR EXCHANGE FOR DOMESTIC LIMITED PARTNERSHIP; "MAJORITY IN INTEREST OF THE PARTNERSHIP" DEFINED.

         1. Unless otherwise provided in the partnership agreement or the certificate of limited partnership, a plan of merger or exchange involving a domestic limited partnership must be approved by all general partners and by limited partners who own a majority in interest of the partnership then owned by all the limited partners. If the partnership has more than one class of limited partners, the plan of merger must be approved by those limited partners who own a majority in interest of the partnership then owned by the limited partners in each class.

         2. For the purposes of this section,""majority in interest of the partnership"" means a majority of the interests in capital and profits of the limited partners of a domestic limited partnership which:

               (a) In the case of capital, is determined as of the date of the approval of the plan of merger or exchange.

               (b) In the case of profits, is based on any reasonable estimate of profits for the period beginning on the date of the approval of the plan of merger or exchange and ending on the anticipated date of the termination of the domestic limited partnership, including any present or future division of profits distributed pursuant to the partnership agreement.

NRS 92A.150 APPROVAL OF PLAN OF MERGER OR EXCHANGE FOR DOMESTIC
LIMITED-LIABILITY COMPANY. UNLESS OTHERWISE PROVIDED IN THE ARTICLES OF ORGANIZATION OR AN OPERATING AGREEMENT:

         1. A plan of merger or exchange involving a domestic limited-liability company must be approved by members who own a majority of the interests in the current profits of the company then owned by all of the members; and

         2. If the company has more than one class of members, the plan of merger must be approved by those members who own a majority of the interests in the current profits of the company then owned by the members in each class.

NRS 92A.160 APPROVAL OF PLAN OF MERGER OR EXCHANGE FOR DOMESTIC NONPROFIT CORPORATION.

         1. A plan of merger or exchange involving a domestic nonprofit corporation must be adopted by the board of directors. The plan must also be approved by each public officer or other person whose approval of a plan of merger or exchange is required by the articles of incorporation of the domestic nonprofit corporation.

         2. If the domestic nonprofit corporation has members entitled to vote on plans of merger or exchange, the board of directors of the domestic nonprofit corporation must recommend the plan of merger or exchange to the members, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the members with the plan.

         3. The board of directors may condition its submission of the proposed merger or exchange on any basis.

         4. The members entitled to vote on a plan of merger or exchange must approve the plan at a meeting of members called for that purpose, by written consent pursuant to NRS 82.276, or by a vote by written ballot pursuant to NRS 82.326.

         5. The corporation must notify, in the manner required by NRS 82.336, each nonprofit member of the time and place of the meeting of members at which the plan of merger or exchange will be submitted for a vote.

         6. Unless the articles of incorporation of the domestic nonprofit corporation or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of members, the plan of merger or exchange to be authorized must be approved by a majority of a quorum of the members unless a class of members is entitled to vote thereon as a class. If a class of members is so entitled, the plan must be approved by a majority of a quorum of the votes entitled to be cast on the plan by each class.

         7. Separate voting by a class of members is required:

               (a) On a plan of merger if the plan contains a provision that, if contained in the proposed amendment to articles of incorporation, would entitle particular members to vote as a class on the proposed amendment; and

               (b) On a plan of exchange by each class or series of memberships included in the exchange, with each class or series constituting a separate voting class.

NRS 92A.165 APPROVAL OF MERGER BY TRUSTEES AND BENEFICIAL OWNERS OF CERTAIN BUSINESS TRUSTS. Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

NRS 92A.170 ABANDONMENT OF PLANNED MERGER OR EXCHANGE BEFORE ARTICLES OF MERGER OR EXCHANGE ARE FILED. After a merger or exchange is approved, and at any time before the articles of merger or exchange are filed, the planned merger or exchange may be abandoned, subject to any contractual rights, without further action, in accordance with the procedure set forth in the plan of merger or exchange or, if none is set forth, in the case of:

         1. A domestic corporation, whether or not for profit, by the board of directors;

         2. A domestic limited partnership, unless otherwise provided in the partnership agreement or certificate of limited partnership, by all general partners;

         3. A domestic limited-liability company, unless otherwise provided in the articles of organization or an operating agreement, by members who own a majority in interest of the company then owned by all of the members or, if the company has more than one class of members, by members who own a majority in interest of the company then owned by the members in each class; and

         4. A domestic business trust, unless otherwise provided in the certificate of trust or governing instrument, by all the trustees.

NRS 92A.175 TERMINATION OF PLANNED MERGER OR EXCHANGE AFTER ARTICLES OF MERGER OR EXCHANGE ARE FILED. After a merger or exchange is approved, at any time after the articles of merger or exchange are filed but before an effective date specified in the articles which is later than the date of filing the articles, the planned merger or exchange may be terminated in accordance with a procedure set forth in the plan of merger or exchange by filing articles of termination pursuant to the provisions of NRS 92A.240.

NRS 92A.180 MERGER OF SUBSIDIARY INTO PARENT.

         1. A parent domestic corporation, whether or not for profit, parent domestic limited-liability company or parent domestic limited partnership owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation, 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited partnership then owned by both the general and each class of limited partners or 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited-liability company then owned by each class of members may merge the subsidiary into itself without approval of the owners of the owner"s interests of the parent domestic corporation, domestic limited-liability company or domestic limited partnership or the owners of the owner"s interests of a subsidiary domestic corporation, subsidiary domestic limited-liability company or subsidiary domestic limited partnership.

         2. The board of directors of the parent corporation, the managers of a parent limited-liability company with managers unless otherwise provided in the operating agreement, all the members of a parent limited-liability company without managers unless otherwise provided in the operating agreement, or all the general partners of the parent limited partnership shall adopt a plan of merger that sets forth:

               (a) The names of the parent and subsidiary; and

               (b) The manner and basis of converting the owner"s interests of the disappearing entity into the owner"s interests, obligations or other securities of the surviving or any other entity or into cash or other property in whole or in part.

         3. The parent shall mail a copy or summary of the plan of merger to each owner of the subsidiary who does not waive the mailing requirement in writing.

         4. The parent may not deliver articles of merger to the secretary of state for filing until at least 30 days after the date the parent mailed a copy of the plan of merger to each owner of the subsidiary who did not waive the requirement of mailing.

         5. Articles of merger under this section may not contain amendments to the constituent documents of the surviving entity.

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NRS 92A.190 MERGER OR EXCHANGE WITH FOREIGN ENTITY.

         1. One or more foreign entities may merge or enter into an exchange of owner"s interests with one or more domestic entities if:

               (a) In a merger, the merger is permitted by the law of the jurisdiction under whose law each foreign entity is organized and governed and each foreign entity complies with that law in effecting the merger;

               (b) In an exchange, the entity whose owner"s interests will be acquired is a domestic entity, whether or not an exchange of owner"s interests is permitted by the law of the jurisdiction under whose law the acquiring entity is organized;

               (c) The foreign entity complies with NRS 92A.200 to 92A.240, inclusive, if it is the surviving entity in the merger or acquiring entity in the exchange and sets forth in the articles of merger or exchange its address where copies of process may be sent by the secretary of state; and

               (d) Each domestic entity complies with the applicable provisions of NRS 92A.100 to 92A.180, inclusive, and, if it is the surviving entity in the merger or acquiring entity in the exchange, with NRS 92A.200 to 92A.240, inclusive.

         2. When the merger or exchange takes effect, the surviving foreign entity in a merger and the acquiring foreign entity in an exchange shall be deemed:

               (a) To appoint the secretary of state as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting owners of each domestic entity that was a party to the merger or exchange. Service of such process must be made by personally delivering to and leaving with the secretary of state duplicate copies of the process and the payment of a fee of $25 for accepting and transmitting the process. The secretary of state shall forthwith send by registered or certified mail one of the copies to the surviving or acquiring entity at its specified address, unless the surviving or acquiring entity has designated in writing to the secretary of state a different address for that purpose, in which case it must be mailed to the last address so designated.

               (b) To agree that it will promptly pay to the dissenting owners of each domestic entity that is a party to the merger or exchange the amount, if any, to which they are entitled under or created pursuant to NRS 92A.300 to 92A.500, inclusive.

         3. This section does not limit the power of a foreign entity to acquire all or part of the owner"s interests of one or more classes or series of a domestic entity through a voluntary exchange or otherwise.

NRS 92A.200 ARTICLES OF MERGER OR EXCHANGE: FILING AND CONTENTS. After a plan of merger or exchange is approved as required by this chapter, the surviving or acquiring entity shall deliver to the secretary of state for filing articles of merger or exchange setting forth:

         1. The name and jurisdiction of organization of each constituent entity;

         2. That a plan of merger or exchange has been adopted by each constituent entity;

         3. If approval of the owners of one or more constituent entities was not required, a statement to that effect and the name of each entity;

         4. If approval of owners of one or more constituent entities was required, the name of each entity and a statement for each entity that:

               (a) The plan was approved by the unanimous consent of the owners; or

               (b) A plan was submitted to the owners pursuant to this chapter including:

                      (1) The designation, percentage of total vote or number of votes entitled to be cast by each class of owner"s interests entitled to vote separately on the plan; and

                      (2) Either the total number of votes or percentage of owner"s interests cast for and against the plan by the owners of each class of interests entitled to vote separately on the plan or the total number of undisputed votes or undisputed total percentage of owner"s interests cast for the plan separately by the owners of each class, and the number of votes or percentage of owner"s interests cast for the plan by the owners of each class of interests was sufficient for approval by the owners of that class;

         5. In the case of a merger, the amendment to the articles of incorporation, articles of organization, certificate of limited partnership or certificate of trust of the surviving entity; and

         6. If the entire plan of merger or exchange is not set forth, a statement that the complete executed plan of merger or plan of exchange is on file at the registered office if a corporation, limited-liability company or business trust, or office described in paragraph (a) of subsection 1 of NRS
88.330 if a limited partnership, or other place of business of the surviving entity or the acquiring entity, respectively.

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NRS 92A.210 ARTICLES OF MERGER, EXCHANGE OR TERMINATION: FEE FOR FILING. The fee
for filing articles of merger, articles of exchange or articles of termination is $125.

NRS 92A.220 ARTICLES OF MERGER OR EXCHANGE: DUTY WHEN ENTIRE PLAN OF MERGER OR EXCHANGE IS NOT SET FORTH. If the entire plan of merger or exchange is not set forth, a copy of the plan of merger or exchange must be furnished by the surviving or acquiring entity, on request and without cost, to any owner of any entity which is a party to the merger or exchange.

NRS 92A.230 ARTICLES OF MERGER OR EXCHANGE: EXECUTION.

         1. Articles of merger or exchange must be signed by each domestic constituent entity as follows:

               (a) By the president or a vice president of a domestic corporation, whether or not for profit;

               (b) By all the general partners of a domestic limited partnership;

               (c) By a manager of a domestic limited-liability company with managers or by all the members of a domestic limited-liability company without managers; and

               (d) By a trustee of a domestic business trust.

         2. If the domestic entity is a corporation, the articles must also be signed by the secretary or an assistant secretary.

         3. Articles of merger or exchange must be signed by each foreign constituent entity in the manner provided by the law governing it.

         4. As used in this section, "signed" means to have executed or adopted a name, word or mark, including, without limitation, a digital signature as defined in NRS 720.060, with the present intention to authenticate a document.

NRS 92A.240 EFFECTIVE DATE OF MERGER OR EXCHANGE; FILING OF ARTICLES OF TERMINATION BEFORE EFFECTIVE DATE.

         1. A merger or exchange takes effect upon filing the articles of merger or exchange or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed.

         2. If the filed articles of merger or exchange specify such a later effective date, the constituent may file articles of termination before the effective date, setting forth:

               (a) The name of each constituent entity; and

               (b) That the merger or exchange has been terminated pursuant to the plan of merger or exchange.

         3. The articles of termination must be executed in the manner provided in NRS 92A.230.

NRS 92A.250 EFFECT OF MERGER OR EXCHANGE.

         1. When a merger takes effect:

               (a) Every other entity that is a constituent entity merges into the surviving entity and the separate existence of every entity except the surviving entity ceases;

               (b) The title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without reversion or impairment;

               (c) The surviving entity has all of the liabilities of each other constituent entity;

               (d) A proceeding pending against any constituent entity may be continued as if the merger had not occurred or the surviving entity may be substituted in the proceeding for the entity whose existence has ceased;

               (e) The articles of incorporation, articles of organization, certificate of limited partnership or certificate of trust of the surviving entity are amended to the extent provided in the plan of merger; and

               (f) The owner"s interests of each constituent entity that are to be converted into owner"s interests, obligations or other securities of the surviving or any other entity or into cash or other property are converted, and the former holders of the owner"s interests are entitled only to the rights provided in the articles of merger or any created pursuant to NRS 92A.300 to 92A.500, inclusive.

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         2. When an exchange takes effect, the owner"s interests of each acquired entity are exchanged as provided in the plan, and the former holders of the owner"s interests are entitled only to the rights provided in the articles of exchange or any rights created pursuant to NRS 92A.300 to 92A.500, inclusive.

NRS 92A.260 LIABILITY OF OWNER. An owner that is not personally liable for the debts, liabilities or obligations of the entity pursuant to the laws and constituent documents under which the entity was organized does not become personally liable for the debts, liabilities or obligations of the surviving entity or entities of the merger or exchange unless the owner consents to becoming personally liable by action taken in connection with the plan of merger or exchange.

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation"s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter"s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of

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

organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

         1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

         2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

         1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

               (a) Consummation of a plan of merger to which the domestic corporation is a party:

                      (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

                      (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

               (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner"s interests will be acquired, if he is entitled to vote on the plan.

               (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

         2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

         1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

               (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

               (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

                      (1) Cash, owner"s interests or owner"s interests and cash in lieu of fractional owner"s interests of:

                              (I)   The surviving or acquiring entity; or

                              (II)  Any other entity which, at the effective
date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner"s interests of record; or

                      (2) A combination of cash and owner"s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

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         2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

         1. A stockholder of record may assert dissenter"s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter"s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

         2. A beneficial stockholder may assert dissenter "s rights as to shares held on his behalf only if:

               (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter "s rights; and

               (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

         1. If a proposed corporate action creating dissenters" rights is submitted to a vote at a stockholders" meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters" rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

         2. If the corporate action creating dissenters" rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters" rights that the action was taken and send them the dissenter"s notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

         1. If a proposed corporate action creating dissenters" rights is submitted to a vote at a stockholders" meeting, a stockholder who wishes to assert dissenter"s rights:

               (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

               (b) Must not vote his shares in favor of the proposed action.

         2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 DISSENTER"S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

         1. If a proposed corporate action creating dissenters" rights is authorized at a stockholders" meeting, the subject corporation shall deliver a written dissenter"s notice to all stockholders who satisfied the requirements to assert those rights.

         2. The dissenter"s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

               (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

               (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

               (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter"s rights certify whether or not he acquired beneficial ownership of the shares before that date;

               (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

               (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

         1. A stockholder to whom a dissenter "s notice is sent must:

               (a) Demand payment;

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               (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter"s notice for this certification; and

               (c) Deposit his certificates, if any, in accordance with the terms of the notice.

         2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter"s notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

         1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

         2. The person for whom dissenter "s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

         1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

               (a) Of the county where the corporation "s registered office is located; or

               (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

         2. The payment must be accompanied by:

               (a) The subject corporation"s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders" equity for that year and the latest available interim financial statements, if any;

               (b) A statement of the subject corporation"s estimate of the fair value of the shares;

               (c) An explanation of how the interest was calculated;

               (d) A statement of the dissenter"s rights to demand payment under NRS 92A.480; and

               (e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER"S NOTICE.

         1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter"s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

         2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters" right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 DISSENTER"S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

         1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

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         2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

         1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60 -day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

         3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

               (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

               (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

         1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

               (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

               (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

         4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

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